     As filed with the Securities and Exchange Commission on July 18, 1995.


                                             Registration Statement No. 33-59665


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                        PRE-EFFECTIVE AMENDMENT NO. 2
                                      TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                      STATE FINANCIAL SERVICES CORPORATION
             (Exact name of registrant as specified in its charter)

          WISCONSIN                               6711                        39-1489983
(State or other jurisdiction of       (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)        Classification Code Number)       Identification Number)



                           10708 WEST JANESVILLE ROAD
                            HALES CORNERS, WI  53130
                                 (414) 425-1600
              (Address, including ZIP code, and telephone number,
       including area code, of Registrant's principal executive offices)

            MICHAEL J. FALBO, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           10708 WEST JANESVILLE ROAD
                            HALES CORNERS, WI  53130
                                 (414) 425-1600
            (Name, address, including ZIP code and telephone number,
                   including area code, of agent for service)

                                with copies to:
                           ULICE PAYNE, JR., ESQ. OR
                             JAMES M. BEDORE, ESQ.
                        REINHART, BOERNER, VAN DEUREN,
                           NORRIS & RIESELBACH, S.C
                            1000 NORTH WATER STREET
                                P.O. BOX 92900
                           MILWAUKEE, WI 53202-0900
                                (414) 298-1000

       Approximate date of commencement of proposed sale of the securities to the public: AS PROMPTLY AS POSSIBLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

       If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.   [ ]

                           (THE FACING SHEET CONTINUES, AND THE CALCULATION OF
                          THE REGISTRATION FEE APPEARS, ON THE FOLLOWING PAGE)




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                      STATE FINANCIAL SERVICES CORPORATION

                 Cross Reference Sheet pursuant to Item 501(b)
            of Regulation S-K showing the location in the Prospectus
              of the responses to the items of Part I of Form S-4


                      S-4 ITEM                                            PROSPECTUS HEADING
 1.       Forepart of Registration Statement and         "Forepart of Registration Statement and Outside
          Outside Front Cover Page of                    Front Cover Page of Prospectus"
          Prospectus

 2.       Inside Front and Outside Back Cover            "Available Information"; "Incorporation of Certain
          Pages of Prospectus                            Information by Reference"; "Table of Contents";
                                                         "Introduction"

 3.       Risk Factors, Ratio of Earnings to Fixed       "Summary of the Proxy Statement and Prospectus";
          Fixed Charges and Other Information            "Special Considerations"

 4.       Terms of the Transaction                       "Summary of the Proxy Statement and Prospectus";
                                                          "The Merger"; "Comparative Rights of Shareholders";
                                                          "Comparative Rights of Shareholders"; "Exhibit
                                                          A--The Agreement and Plan of Merger"

 5.       Pro Forma Financial Information                "Pro Forma Financial Information"

 6.       Material Contracts With the Company            "The Merger"; "Exhibit A-The Agreement and Plan of
          Being Acquired                                 Merger"

 7.       Additional Information Required for                                     *
          Reoffering by Persons and Parties
          Deemed to be Underwriters

 8.       Interest of Named Experts and Counsel          "Legal Matters"; "Experts"

 9.       Disclosure of Commission Position on           "Comparative Rights of Shareholders"
          Indemnification for Securities Act
          Liabilities

10.       Information with Respect to S-3                                         *
          Registrants

11.       Incorporation of Certain Information by                                 *
          Reference

 12.      Information with Respect to S-2 or S-3         "Summary of the Proxy Statement and Prospectus";
          Registrants                                    "Incorporation of Certain Information by
                                                         Reference"; "State Financial Services Corporation"

 13.      Incorporation of Certain Information by        "Summary of the Proxy Statement and Prospectus";
          Reference                                      "Incorporation of Certain Information by
                                                         Reference"

 14.      Information with Respect to Registrants                                 *
          Other Than S-2 or S-3 Registrants

 15.      Information with Respect to S-3                                         *
          Companies

 16.      Information with Respect to S-2 or S-3                                  *
          Companies

 17.      Information with Respect to Companies          "Summary of the Proxy Statement and Prospectus";
          Other Than S-2 or S-3 Companies                "Business of Bancshares"; "Management of Bancshares";
                                                         "Management's Discuss and Analysis of
                                                         Operations--Bancshares"

 18.      Information if Proxies, Consents, or           "Introduction"; "Summary of Proxy Statement and
          Authorizations Are to be Solicited             Prospectus"; "Incorporation of Certain
                                                         Information by Reference"; "State Financial
                                                         Services Corporation"; "Comparative Rights of
                                                         Shareholders"; "Dissenters' Rights of Holders of
                                                         Bancshares Stock"

 19.      Information if Proxies, Consents, or                                    *
          Authorizations Are Not to be Solicited,
          or in an Exchange Offer



*Indicates item not applicable.

                           WATERFORD BANCSHARES, INC.
                           217 North Milwaukee Street
                              Waterford, WI 53185


                                                                   _______, 1995
Dear Shareholder:

     A special meeting of shareholders has been scheduled for _ p.m., local
time, on             , 1995 at                  , Waterford, Wisconsin. The
accompanying Notice of Special Meeting of Shareholders, Proxy Statement and Prospectus and Proxy form set forth the formal business to be transacted at the meeting. I encourage you to review these materials. The meeting is of great importance to the shareholders, inasmuch as you will be asked to consider and approve an Agreement and Plan of Merger (the "Agreement") for the purpose of merging Waterford Bancshares, Inc. ("Bancshares") into a subsidiary of State Financial Services Corporation ("SFSC"). If shareholder approval and regulatory approval are obtained and other conditions precedent are satisfied, Bancshares will combine its business and operations with those of SFSC through a statutory merger (the "Merger") of Bancshares with and into WBAC, Inc. ("Interim"), a wholly owned subsidiary of SFSC.

     As described in greater detail in the Proxy Statement and Prospectus, you will receive in exchange for your Bancshares stock merger consideration to be paid with a combination of cash, installment notes and shares of SFSC common stock. Each shareholder of Bancshares will be entitled to elect the form(s) of consideration to be received for his/her Bancshares stock, provided that the aggregate amount of cash and notes to be paid to the shareholders of Bancshares will equal 50% of the total amount to be paid pursuant to the Merger, and the remaining 50% of the aggregate Merger consideration will be paid with shares of SFSC common stock. Upon approval of the Merger, an election form will be delivered to the shareholders of Bancshares permitting them to elect the form(s) of consideration to be received. If there is an over-subscription of either SFSC common stock or cash/notes, allocations will be made as described in the Proxy Statement and Prospectus.

     The Board of Directors of Bancshares has approved the terms of the transaction and unanimously recommends that all shareholders vote to approve and adopt the Agreement. The Board believes the Merger will benefit the shareholders, customers and employees of Bancshares and Waterford Bank. Waterford Bank will have access to the experience, knowledge and facilities of SFSC, a larger bank holding company, and in doing so will be better able to meet the intensifying competition for providing a broad spectrum of financial services. The Board of

Directors also believes that shareholders whose shares are converted into SFSC stock will benefit by exchanging their stock for a more marketable security.

     IN ORDER TO CONSUMMATE THE MERGER, IT IS NECESSARY TO OBTAIN THE AFFIRMATIVE VOTE OF HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF BANCSHARES STOCK. TO ENSURE THAT YOUR SHARES ARE REPRESENTED IN VOTING ON THIS VERY SIGNIFICANT MATTER, PLEASE COMPLETE AND RETURN THE ACCOMPANYING PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU DO ATTEND, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON AT THE MEETING.

                              Sincerely,


                              Oliver DeHart,
                              Chairman of the Board of Directors

                           WATERFORD BANCSHARES, INC.
                           217 North Milwaukee Street
                          Waterford, Wisconsin  53185

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          to be held on ________, 1995

To the Holders of Shares of Common Stock:

     NOTICE IS HEREBY GIVEN that a special meeting of the Shareholders of Waterford Bancshares, Inc. pursuant to action of the Board of Directors, will be held at __________________, Waterford, Wisconsin 53185, on _________________ , 1995 at _______p.m., for the purpose of considering and voting upon the following matters:

     1. Approval and adoption of an Agreement and Plan of Merger among Waterford Bancshares, Inc. ("Bancshares"), WBAC, Inc. ("Interim") and State Financial Services Corporation ("SFSC" or "State Financial"), dated as of April 12, 1995 providing for the merger of Bancshares with and into Interim, a wholly owned subsidiary of SFSC, by which the outstanding shares of Bancshares common stock will be converted into the right to receive merger consideration payable in a combination of shares of common stock of SFSC and cash or installment notes, as more fully described in the Prospectus and Proxy Statement accompanying this Notice; and

     2. Such other matters relating to the foregoing as may properly be brought before the meeting or any adjournment thereof.

     The record date for determining shareholders entitled to notice of and to vote at the special meeting has been fixed by the Board of Directors as the close of business on July ____, 1995. Shareholders and beneficial shareholders are or may be entitled to assert statutory dissenters' rights under Wisconsin Statutes sections 180.1301 to 180.1331. A vote in favor of the Merger, including a vote resulting from the return of a proxy with no voting instructions, will result in the waiver of these statutory dissenters' rights. (A copy of those sections accompanies this Notice as Exhibit B to the Proxy Statement and Prospectus delivered herewith.) Those statutory dissenters' rights are discussed in the Proxy Statement and Prospectus under "Dissenters' Rights of Holders of Bancshares Stock."

     THE BOARD OF DIRECTORS OF BANCSHARES BELIEVES THE PROPOSED MERGER IS IN THE BEST INTEREST OF BANCSHARES AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF BANCSHARES VOTE "FOR" THE ABOVE PROPOSAL.

     The affirmative vote of a MAJORITY of the issued and outstanding shares of Bancshares is required to ratify and confirm the merger. Your vote is important, regardless of the number of shares which you own. Whether or not you plan to attend the meeting, the Board of Directors urges you to complete, date, sign, and return the enclosed proxy as soon as possible in the enclosed, stamped envelope. You may revoke your proxy at any time prior to its exercise. If you attend the meeting, you may vote in person.

                              BY ORDER OF THE BOARD OF DIRECTORS


                              Oliver DeHart, Chairman of the Board





                               Dated ______, 1995

                        PRELIMINARY PROXY STATEMENT OF
                           WATERFORD BANCSHARES, INC.
                                 related to the
           Special Meeting of Waterford Bancshares, Inc. Shareholders
                   to be held on  ____________________, 1995
               _________________________________________________

                          PRELIMINARY PROSPECTUS OF
                      STATE FINANCIAL SERVICES CORPORATION
                               relating to up to
                       240,000 Shares of its Common Stock

                                     and
                                    up to
                        $3,322,075 of Installment Notes


     This Proxy Statement and Prospectus ("Proxy Statement and Prospectus") is being furnished to the shareholders of Waterford Bancshares Inc., a Wisconsin corporation ("Bancshares") in connection with the solicitation of proxies by the Board of Directors of Bancshares for use at the special meeting of shareholders of Bancshares to be held on ______, 1995 (the "Meeting"). At the Meeting, Bancshares shareholders will consider and vote upon the proposed merger (the "Merger") of Bancshares with and into WBAC, Inc. ("Interim") a wholly owned subsidiary of State Financial Services Corporation ("SFSC" or the "Company") pursuant to the Agreement and Plan of Merger among SFSC, Bancshares, and Interim dated April 12, 1995 (the "Agreement" or the "Plan"), a copy of which is attached hereto as Exhibit A. The Plan calls for SFSC to acquire all of the outstanding common stock of Bancshares, for Bancshares and Interim to merge for the purpose of carrying out the Plan and for each outstanding share of the $1.00 par value common stock of Bancshares ("Bancshares Stock") to be converted, subject to Wisconsin Business Corporation Law statutory dissenters' rights, to the right to receive Merger consideration payable in a combination of the $0.10 par value common stock of SFSC ("SFSC Common Stock") and cash or installment notes. Each Bancshares shareholder will be entitled to elect the form(s) of consideration to be received by such shareholder provided, however, the Plan calls for the aggregate amount of cash and notes to equal 50% of the aggregate Merger consideration and the remaining 50% of the aggregate
Merger consideration will be paid with SFSC Common Stock. The manner of election and the basis for allocating Merger consideration is described in more detail in the Proxy Statement and Prospectus under the headings "The Merger--Conversion of Securities" and "--Exchange Ratio." The installment notes will be due on the second anniversary of the effective date of the Merger. Interest on the principal amount is payable quarterly at a rate equal to the two-year U.S. Treasury Note rate in effect on the effective date of the Merger, plus 75 basis points up to a maximum rate of 8% per annum. The "Market Value" of the SFSC Common Stock for purposes of calculating the exchange ratio for shares of Bancshares common stock will be based upon market quotations for the 20 trading days prior to the effective date of the Merger. Assuming that the Market Value (as defined in the Agreement) of a share of SFSC Common Stock was calculated on June 30, 1995, a holder of Bancshares Stock would be entitled to receive

533.67 shares of SFSC Common Stock for each share of Bancshares Stock (subject to the limitation that only 50% of the merger consideration will be paid in shares of SFSC Common Stock). See "The Merger -- Exchange Ratio."


     SFSC has filed a Registration Statement with the Securities and
Exchange Commission (the "Commission") on Form S-4 (the "Registration Statement") pursuant to the provisions of the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of SFSC Common Stock and installment notes to be issued in connection with the Merger. This Proxy
Statement and   Prospectus also constitutes a prospectus of SFSC filed as part of such Registration Statement. All information herein with respect to SFSC and Interim has been furnished by SFSC and all information herein with respect to Bancshares has been furnished by Bancshares.

     No person is authorized to give any information or to make any representations other than those contained in this Proxy Statement and Prospectus and, if given, such information must not be relied upon as having been authorized.

     This Proxy Statement and Prospectus does not cover any resale of SFSC Common Stock and installment notes to be received by the shareholders of Bancshares on consummation of the Merger and no person is authorized to make any use of this Proxy Statement and Prospectus in connection with any such resale.


The shares of SFSC Common Stock and the installment notes are not savings accounts or savings deposits and are not insured by the FDIC or any other government agency.


A VOTE IN FAVOR OF THE MERGER, INCLUDING A VOTE RESULTING FROM THE RETURN OF A PROXY WITH NO VOTING INSTRUCTIONS, WILL RESULT IN THE WAIVER OF A SHAREHOLDER'S STATUTORY DISSENTERS' RIGHTS. SEE "DISSENTERS' RIGHTS OF HOLDERS OF BANCSHARES STOCK."


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
          EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

   THE INSTALLMENT NOTES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE TERMS OF THE INSTALLMENT NOTES AND UNDER THE SECURITIES ACT AND APPLICABLE STATE LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

  THIS OFFERING INVOLVES CERTAIN RISK FACTORS, INCLUDING THE RISKS ASSOCIATED
      WITH THE ABSENCE OF AN EXISTING OR EXPECTED TRADING MARKET FOR AND
   THE IMPOSITION OF SIGNIFICANT RESTRICTIONS ON THE TRANSFER OF INSTALLMENT
                     NOTES.  SEE "SPECIAL CONSIDERATIONS."

                 THESE SECURITIES ARE NOT DEPOSITS AND ARE NOT
              INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

         THE DATE OF THIS PROXY STATEMENT AND PROSPECTUS IS ____, 1995

                       PROXY STATEMENT AND PROSPECTUS AND
                          PRIVATE PLACEMENT MEMORANDUM

                                                               TABLE OF CONTENTS

                                                                                                                         Page
                                                                                                                         ----
AVAILABLE INFORMATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1

INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3

SUMMARY OF THE PROXY STATEMENT AND PROSPECTUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5

     State Financial Services Corporation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
     Waterford Bancshares, Inc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
     The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      5
     Exchange Ratio   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
     Installment Note   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
     Election Procedure   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      6
     Distribution of SFSC Shares and Cash or Installment Notes  . . . . . . . . . . . . . . . . . . . . . . . . . .      7
     Reasons for the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
     Regulatory Approvals, Other Conditions to the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
     Tax Consequences   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
     Dissenters' Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      7
     Certain Information Regarding Market Value of Securities   . . . . . . . . . . . . . . . . . . . . . . . . . .      7
     Management Ownership of Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
     Per Share Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
     Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9

SPECIAL CONSIDERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11

     Determination of Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
     Market for SFSC Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
     Beneficial Ownership of SFSC   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
     Restrictions on Resale   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12

THE MEETING   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     13

                                                                                                                         Page
                                                                                                                         ----
THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        16

PRO FORMA FINANCIAL INFORMATION   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        23

BUSINESS OF BANCSHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        31

MANAGEMENT OF BANCSHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        33

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS--BANCSHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        35

STATE FINANCIAL SERVICES CORPORATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        49

CERTAIN TRANSACTIONS AND OTHER RELATIONSHIPS WITH MANAGEMENT AND PRINCIPAL SHAREHOLDERS   . . . . . . . . . . . .        66

REGULATION OF SFSC, STATE FINANCIAL BANK, BANCSHARES AND WATERFORD BANK   . . . . . . . . . . . . . . . . . . . .        68

DISSENTERS' RIGHTS OF HOLDERS OF BANCSHARES STOCK   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        76

COMPARATIVE RIGHTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        78

LEGAL MATERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        81

EXPERTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        81

INDEX TO WATERFORD BANCSHARES, INC. CONSOLIDATED
FINANCIAL STATEMENTS    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-1

FINANCIAL STATEMENTS OF SFSC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       F-20

EXHIBIT A - AGREEMENT AND PLAN OF MERGER

EXHIBIT B - DISSENTERS' RIGHTS

EXHIBIT C - FORM OF INSTALLMENT NOTE


                              AVAILABLE INFORMATION

        SFSC is subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy or information statements and other information with the Commission. Such reports, statements, and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. This Proxy Statement and Prospectus does not contain all of the information set forth in the Registration Statement which SFSC has filed with the Commission under the Securities Act of 1933 (the "Securities Act"), of which the Prospectus and Proxy Statement is a part, and to which reference is hereby made for further information with respect to SFSC, the SFSC Common Stock and the installment notes.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

THIS PROXY STATEMENT AND PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE ON REQUEST FROM MR. MICHAEL A. REINDL, VICE PRESIDENT, CONTROLLER, AND CHIEF FINANCIAL OFFICER, STATE FINANCIAL SERVICES CORPORATION, 10708 WEST JANESVILLE ROAD, HALES CORNERS, WISCONSIN 53130, TELEPHONE (414) 425-1600. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
AUGUST __, 1995.

     The following documents filed by SFSC with the Commission under the Exchange Act (Commission File No. 0-18166) are incorporated herein by reference:

     (a) SFSC's annual report filed with the Commission on Form 10-K for the fiscal year ended December 31, 1994; and

     (b) SFSC's quarterly report filed with the Commission on Form 10-Q for the quarter ended March 31, 1995; and

     (c) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a), above; and

     (d) SFSC's Annual Report to Shareholders for the fiscal year ended December 31, 1994 (the "SFSC 1994 Annual Report").

     All other reports and documents filed by SFSC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein.

     SFSC IS DELIVERING THE SFSC 1994 ANNUAL REPORT TOGETHER WITH THIS PROXY STATEMENT AND PROSPECTUS. SFSC hereby specifically incorporates by reference the following information contained in the SFSC 1994 Annual Report:

     1. Information under the caption "Investor Information," which provides information with respect to market prices of and dividends paid with respect to SFSC Common Stock and other shareholder matters.

     2.   Information under the caption "Selected Financial Data."

     3. Information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Proxy Statement and Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Proxy Statement and Prospectus.

     SFSC will provide without charge to each person to which a copy of this Proxy Statement and Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference and not delivered herewith (other than exhibits to such documents which are not specifically incorporated by reference into the text of such documents).

                                  INTRODUCTION

     This Proxy Statement and Prospectus is furnished in connection with the solicitation by the directors of Bancshares of proxies to be voted at the Meeting to be held on __________, 1995, or at any adjournment thereof. The purpose of the solicitation is to obtain shareholder approval of the Agreement and Plan of Merger dated April 12, 1995 among Bancshares, Interim and SFSC (the "Agreement").

     The Agreement provides that Bancshares will merge with and into Interim, as a result of which (i) the separate corporate existence of Bancshares will cease and Interim will continue as the surviving corporation and as a wholly owned subsidiary of SFSC and (ii) each issued and outstanding share of Bancshares Stock will be converted into the right to receive merger consideration payable in a combination of SFSC Common Stock and cash or installment notes. Each Bancshares shareholder will be entitled to elect the form of consideration to be received by such shareholder provided, however, the Plan calls for the aggregate amount of cash and notes to equal 50% of the aggregate Merger consideration and the remaining 50% of the aggregate Merger consideration will be paid with SFSC Common Stock. See "The Merger--Exchange Ratio." No fractional shares will be issued in the Merger and cash will be paid in lieu of fractional shares. The purchase price and terms of payment were determined by negotiation between the parties, after solicitation of offers by Bancshares' Board of Directors and comparison of several alternatives. See "The Merger - Background of the Merger."

     At the close of business on July ___, 1995, the record date for determining shareholders of Bancshares entitled to notice of and to vote at the Meeting, there were outstanding 830 shares of Bancshares Stock, each of which entitles the holder of record to one vote on the matters to be acted upon at the Meeting.

     The affirmative vote of the majority of holders of the outstanding shares of Bancshares Stock (416 shares) is required for ratification and confirmation of the Agreement and the Merger.

     Present directors of Bancshares beneficially own or have the power to vote 202 shares, or 24.34% of the total outstanding shares. All of the directors who own shares of stock of Bancshares have indicated that they intend to vote in favor of the Merger. The directors of Bancshares deem the Merger to be fair and in the best interests of Bancshares' shareholders.

     If no other direction is received, shares of Bancshares Stock represented by properly executed proxies will be voted FOR the ratification and confirmation of the Agreement. Any shareholder executing a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of Bancshares, by submitting a subsequently dated proxy, or by appearing at the Meeting and voting in person. Attendance at the Meeting will not, in and of itself, constitute revocation of a proxy.

     The Wisconsin Business Corporation Law provides shareholders who dissent from the Merger with certain rights provided they follow the applicable statutory procedures. See "Dissenters' Rights of Holders of Bancshares Stock."

     The expense incurred in connection with the solicitation of proxies for the Meeting will be borne by Bancshares. However, because this Proxy Statement and Prospectus constitutes part of the Registration Statement filed by SFSC under the Securities Act of 1933, SFSC will bear the expense of printing and mailing this Proxy Statement and Prospectus and of preparing much of the information contained herein. In addition to solicitation by mail, directors, officers and employees of Bancshares may solicit proxies by telephone or personal contact, but they will receive no compensation for these services other than their regular salary.

     Management does not intend to bring any other matters before the Meeting. In the event other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

                 SUMMARY OF THE PROXY STATEMENT AND PROSPECTUS

     The following is a brief summary of certain information contained elsewhere in the Proxy Statement and Prospectus. The summary is not complete and is qualified in its entirety by more detailed information contained elsewhere in this Proxy Statement and Prospectus and particularly in specific sections referred to below. Shareholders are urged to read the Proxy Statement and Prospectus before voting on the matters discussed herein.

     STATE FINANCIAL SERVICES CORPORATION. State Financial Services Corporation ("SFSC"), a Wisconsin corporation organized in 1984, is a bank holding company registered under the federal Bank Holding Company Act of 1956, as amended, and, as such, is subject to the supervision and regulation of the Board of Governors of the Federal Reserve Bank ("FRB"). See "Regulation of SFSC, State Financial Bank, Bancshares and Waterford Bank." SFSC owns all of the capital stock of State Financial Bank, a state-chartered banking organization with seven offices in Milwaukee and Waukesha Counties in Wisconsin. At March 31, 1995, SFSC had total assets of $226.5 million and management believes it was the fifteenth largest bank holding company in Wisconsin in asset size. See "State Financial Services Corporation" in this Proxy Statement and Prospectus. For further information about SFSC, including audited financial statements for the fiscal year ended December 31, 1994 and prior years, see the SFSC 1994 Annual Report delivered herewith and incorporated herein by reference.

     SFSC's principal offices are located at 10708 West Janesville Road, Hales Corners, Wisconsin 53130, and its telephone number is (414) 425-1600.

     WATERFORD BANCSHARES, INC. Waterford Bancshares, Inc. ("Bancshares"), a Wisconsin corporation organized in 1990, is a bank holding company registered under the federal Bank Holding Company Act of 1956, as amended, and, as such, is subject to the supervision and regulation of the FRB. See "Regulation." Bancshares owns all of the capital stock of Waterford Bank, a state-charted banking organization with one office located in Waterford, Wisconsin. At March 31, 1995, Bancshares had total assets of $36.5 million and management believes it was the forty-second largest bank holding company in Wisconsin in asset size. See "Business of Bancshares."

     Bancshares principal offices are located at 217 North Milwaukee Street, Waterford, Wisconsin 53185 and its telephone number is (414) 534-3151.

     THE MERGER.   SFSC proposes to acquire all of the outstanding Bancshares
Stock in exchange for the issuance to Bancshares shareholders of a combination of shares of SFSC Common Stock and cash or installment notes. Upon such exchange, Bancshares will merge with and into Interim and Interim will continue as the surviving corporation. See "The Merger."

     The Articles of Incorporation and Bylaws of Interim prior to the Merger will be the Articles of Incorporation and Bylaws of the surviving corporation following the Merger. The surviving corporation will be a wholly-owned subsidiary of SFSC and will own all of the outstanding shares of Waterford Bank.

     EXCHANGE RATIO. Upon effectiveness of the Merger, each outstanding share of Bancshares Stock will be converted into and become a right to receive the purchase price called for by the Agreement of $8,005 per share, to be paid with a combination of cash, installment notes and shares of SFSC Common Stock. Each shareholder of Bancshares will be entitled to elect the form of consideration to be received for his/her Bancshares Stock, provided that the aggregate amount of cash and notes (including cash to be paid for the Bancshares Stock for which dissenters' rights are subsequently perfected) to be paid will equal 50% of the aggregate merger consideration and the remaining 50% of the aggregate merger consideration will be paid with shares of SFSC Common Stock having a Market Value (as defined below) equal to such remaining 50% of the aggregate merger consideration. The Market Value of a share of SFSC Common Stock will be based on "bid" and "ask" market quotations over the 20 trading days immediately preceding the closing date of the Merger and will be not more than 110% nor less than 105% of SFSC's book value as of the then most recently completed month-end. Because the determination of the Market Value of SFSC Common Stock is based upon a formula involving the "bid" and "ask" market quotations over the 20 trading days preceding the closing date of the Merger, and because the market value of SFSC Common Stock on the day of closing may differ from the Market Value determined by using this formula or may be less than or greater than the book value limitations described in the prior sentence, the actual value of the cash, installment notes and shares of SFSC Common Stock received by each shareholder of Bancshares may be less than or greater than the $8,005 purchase price for each share of Bancshares Common Stock called for by the Agreement. On June 30, 1995, SFSC Common Stock was quoted on the NASDAQ National Market at $14.50 "bid" and $15.50 "ask." As of June 30, 1995, the book value per share of SFSC Common Stock was $13.94. See "The
Merger--Exchange Ratio."

     INSTALLMENT NOTE. Shareholders of Bancshares may elect to receive an installment note as part of the Merger consideration. The installment notes may not be transferred without the consent of SFSC. The installment note principal amount is due on the second anniversary of the effective date of the Merger. Interest on the principal amount is payable quarterly at a rate equal to the two-year U.S. Treasury Note rate in effect on the effective date of the Merger plus 75 basis points up to a maximum rate of 8% per annum. As of June 30, 1995, the two-year U.S. Treasury Note rate was quoted at an interest rate of 5.84% which would result in an interest rate paid on the installment notes of 6.59%. The form of installment note is attached hereto as Exhibit C and incorporated by reference herein.

     ELECTION PROCEDURE. Upon approval of the Merger, each shareholder of Bancshares will receive an election form on which he or she may designate whether he or she wishes to receive cash, installment notes and/or SFSC Common Stock following consummation of the Merger. If the elections exceed the limitations on the form of the aggregate Merger consideration (50% cash and notes and 50% SFSC Common Stock), the Merger consideration will be re-allocated by Bancshares and SFSC in proportion to the elections and based upon the number of shares owned by the shareholders, such that the limitations on the aggregate amounts of the Merger consideration will be achieved. Bancshares shareholders will first elect the amount of consideration to be received in SFSC Common Stock, and then will elect the proportion of the remaining consideration to be received in cash or notes. The SFSC Common Stock will be allocated in proportion to the aggregate elections and the remaining consideration to be received by a shareholder in cash or notes will be paid in proportion to this second election. See "The Merger--Conversion of Securities."

     DISTRIBUTION OF SFSC SHARES AND CASH OR INSTALLMENT NOTES. After the Merger is approved and all other conditions have been met, a letter of transmittal will be sent to the shareholders of Bancshares. Upon return of the executed letter of transmittal accompanied by certificates representing Bancshares Stock, and allocation of the Merger Consideration, SFSC will forward certificates for SFSC Common Stock, checks and/or installment notes to the shareholders of Bancshares. See "The Merger--Conversion of Securities" and "--Exchange Ratio."

     REASONS FOR THE MERGER. The portion of the transaction involving the conversion of Bancshares Stock into SFSC Common Stock will provide Bancshares shareholders with stock in a larger enterprise with a public trading market. The portion of the transaction involving the conversion of Bancshares Stock into cash or installment notes will provide shareholders of Bancshares with immediate liquidity for consideration paid in cash and a source of future liquidity for consideration paid in installment notes. In addition, the Merger is expected to result in greater efficiencies, resources, and flexibility for Bancshares as well as the customers of Bancshares' subsidiary, Waterford Bank. See "The Merger--Reasons for the Merger" and "--Background of the Merger."

     REGULATORY APPROVALS, OTHER CONDITIONS TO THE MERGER.   Consummation of
the Merger is subject to the satisfaction of several conditions, including approval of the Agreement by the shareholders of Bancshares at the Meeting, and approval by the Board of Governors of the FRB. On May 26, 1995, the FRB approved the application of SFSC to acquire Bancshares. Pursuant to the FRB approval, the acquisition must be consummated no later than three months from the date of their approval unless otherwise extended by the FRB. In the event the Merger is not consummated under certain circumstances, SFSC will be entitled to a termination fee of $75,000 to cover a portion of its expenses. See "The Merger--Waiver, Amendment or Termination."


     TAX CONSEQUENCES. The exchange of Bancshares Stock for SFSC Common Stock is intended to qualify as a tax-free exchange. Bancshares has received an opinion of Davis and Kuelthau, S.C. to the effect that: (a) the Merger will constitute a tax-free reorganization under the Code to the extent the Bancshares Stock is exchanged solely for SFSC Common Stock and that SFSC, Bancshares, and Interim will each be a party to the reorganization within the meaning of Section 368(b) of the Code: (b) a shareholder of Bancshares who receives only SFSC Common Stock in the Merger will recognize no gain or loss upon the exchange of Bancshares Stock for SFSC Common Stock exchanged therefore; (c) gain, if any, will be realized by Bancshares shareholders who receive both SFSC common stock and cash or notes in exchange for the Bancshares
common stock.   Gain is the sum of the fair market value of the SFSC common stock as of the date of consummation of the transaction plus cash and notes received less the individual shareholder's tax basis in the Bancshares stock exchanged. Gain will be recognized by each such shareholder, but not in excess of the amount of cash received. If the exchange has the effect of a dividend distribution under Section 302(a) of the Code, then the amount of gain recognized is limited to the shareholders ratable share of Bancshares undistributed earnings and profits. To the extent cash is received, immediate gain is recognized, while Notes received will be subject to the aforementioned tax implications upon the actual receipt of cash in payment of the notes;.
See "The Merger--Federal Income Tax Consequences."


     DISSENTERS' RIGHTS. Bancshares shareholders may dissent from the Merger and follow the statutory dissenters' procedure. A vote in favor of the Merger, including a vote resulting from the return of a proxy with no voting instructions, will result in the waiver of these statutory dissenters' rights. See "Dissenters' Rights of Holders of Bancshares Stock."

     CERTAIN INFORMATION REGARDING MARKET VALUE OF SECURITIES. On June 30, 1995, SFSC Common Stock was quoted on the NASDAQ National Market at $14.50 "bid" and $15.50 "ask." SFSC Common Stock was first traded on the NASDAQ National Market System in June 1990.

     There has historically been no trading market for Bancshares stock and, therefore, its market value is not immediately attainable. However, Bancshares' Management believes 405 shares of Bancshares Stock were sold on March 8, 1995 at $8,000.00 per share.

     MANAGEMENT OWNERSHIP OF COMMON STOCK. As of the date of this Proxy Statement and Prospectus, the directors and management of Bancshares own 203 shares or 24.5% of the Bancshares Stock outstanding. See "Management of Bancshares--Security Ownership of Directors, Officers and Certain Beneficial Owners." Directors and executive officers of SFSC beneficially owned 779,790 shares of SFSC Common Stock, which represented 38.5% of the SFSC Common Stock outstanding. See "State Financial Services Corporation--Security Ownership of Directors, Officers and Certain Beneficial Owners."

     PER SHARE FINANCIAL INFORMATION.   The following presents certain selected
per-share financial data for SFSC and Bancshares, both on a historical and pro forma basis. See also "Pro Forma Financial Information."


                                                      SFSC                                       Bancshares
                                                      ----                                       ----------
                                          Historical          Pro Forma                Historical          Pro Forma(1)
                                          ----------          ---------                ----------          ------------
Book Value
  at December 31, 1994                    $13.18              $13.31   (2)             $5,260.69          $7,223.49
  at March 31, 1995                        13.59               13.68   (3)              5,372.68           7,424.27

Cash Dividends
  for the year ended
    December 31, 1994                       0.42                0.42                       72.00             227.94
  for the three months
    ended March 31, 1995                    0.11                0.11                         .00              59.70

Income
  for the year ended
    December 31, 1994                       1.45                1.15                      135.40             613.71
  for the three months
    ended March 31, 1995                    0.38                0.33                      111.99             176.11



          (1) These amounts show the equivalent book value, dividends, and income represented by one (1) share of Bancshares Stock after giving effect to the exchange ratio and applying it to SFSC pro forma amounts. These amounts assume that 221,471 shares of SFSC Common Stock are issued in the Merger and are derived by multiplying SFSC pro forma amounts by the assumed 533.6667-to-1 exchange ratio.

          (2) Giving effect to SFSC's proposed acquisition of Bancshares, and the pro forma adjustments related thereto, as if it had occurred as of December 31, 1994.

          (3) Giving effect to SFSC's proposed acquisition of Bancshares, and the pro forma adjustments related thereto, as if it had occurred as of March 31, 1995.

          SELECTED FINANCIAL DATA.   The following table provides, for the
     periods indicated, certain historical data for Bancshares and its subsidiary, Waterford Bank, on a consolidated basis for the last five years (dollars in thousands, except per share data). This data should be read in conjunction with the separate financial statements and notes thereto included in this Proxy Statement and Prospectus. Operating results for the three-month period ending March 31, 1995 are not necessarily indicative of the results that may be expected for the year ended December 31, 1995. See also, "Selected Statistical Information--Bancshares."


                                              Three
                                          Months Ended
                                            March 31,                                 Year ended December 31,
                                     -------------------------      --------------------------------------------------------------

                                        1995          1994          1994          1993           1992          1991          1990
Summary of operations:
  Interest income                   $   718         $  708        $ 2,880       $ 2,987        $ 3,026       $ 3,026      $ 3,204
  Interest expense                      297            296          1,126         1,271          1,396         1,683        1,771
                                        ---            ---          -----         -----          -----         -----        -----
    Net interest income                 421            412          1,754         1,626          1,630         1,421        1,433
  Provision for loan losses               8             26            492           209            101            71           54
                                        ---            ---          -----         -----          -----         -----        -----
    Net interest incoem after
      provision for loan losses         413            386          1,262         1,417          1,529         1,350        1,379
Non-interest income                      30             32            119           154            121           124          132
Non-interest expense                    299            316          1,282         1,223          1,135         1,050          979
Income before income
  taxes                                 144            102             99           348            515           424          532
Income taxes                             51             20            (14)           64            127           125          140
                                        ---            ---          -----         -----          -----         -----        -----
Net income                          $    93         $   82        $   113       $   284        $   388       $   299      $   392
                                        ===            ===          =====         =====          =====         =====        =====

Average equity                        4,413          4,443          4,304         4,337        n/a (1)       n/a (1)      n/a (1)
Average assets                       38,470         39,443         37,650        37,534        n/a (1)       n/a (1)      n/a (1)

Per share data
  Net income                        $111.99         $94.90        $135.40       $326.44        $435.47       $316.74      $392.00
  Period end book value            5,372.68       5,293.98       5,260.69      5,086.21       4,829.89      4,313.68     4,073.75
  Weighted average
    common shares outstanding           830            862            838           870            891           944        1,000
  Cash dividends declared               -0-            -0-          72.00         70.00          68.37         66.00        64.00


                                        Three
                                     Months Ended
                                       March 31,                                 Year ended December 31,
                                 ---------------------      -----------------------------------------------------------------
                                 1995          1994          1994          1993           1992          1991          1990
Period-end totals
 Total assets                    $36,478       $38,000       $38,720       $40,103        $38,793       $36,688       $33,562
 Securities                       11,184        11,742        11,207        11,600         10,749         9,644         7,524
 Total loans                      24,181        22,609        23,548        22,217         20,818        20,708        21,530
 Allowances for loan losses          731           370           707           338            242           214           214
 Deposits                         31,651        33,236        34,287        25,539         34,014        32,066        28,921
 Long-term debt                      -0-           112           -0-           -0-            125           -0-           407
 Shareholders equity               4,459         4,394         4,366         4,425          4,202         4,098         3,756

          (1)  Average information unavailable.

               For comparable information with respect to SFSC, see the SFSC 1994 Annual Report delivered herewith and incorporated herein by reference under the caption "Selected Consolidated Financial Data."

                             SPECIAL CONSIDERATIONS

     The ownership of SFSC Common Stock and installment notes involves certain factors which Bancshares shareholders should consider in electing whether to vote in favor of the Merger or receive SFSC Common Stock and installment notes, including the following:

     DETERMINATION OF EXCHANGE RATIO.   The ratio at which Bancshares Stock
will be converted into SFSC Common Stock will be determined with reference to the market quotations of SFSC Common Stock quoted by firms making a market in SFSC Common Stock after the date of this Proxy Statement and Prospectus. There can be no assurance that the market quotations of SFSC Common Stock will not increase, thereby decreasing the number of shares to be issued in connection with the Merger. In addition, if the average of the applicable market quotations of SFSC Common Stock is less than 105% of the net book value of a share of SFSC Common Stock, the stock value used to determine the exchange ratio will not be reduced below this 105% threshold. Accordingly, the value of the SFSC Common Stock received by a holder of Bancshares Common Stock could be less than the value used in calculating the exchange ratio. In contrast, if the average of the applicable market quotations of SFSC Common Stock is greater than 110% of the net book value of a share of SFSC Common Stock, the stock value used to determine the exchange ratio will not be increased above this 110% threshold. See "The Merger--Exchange Ratio."

     MARKET FOR SFSC COMMON STOCK. SFSC Common Stock is traded on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") National Market System under the trading symbol "SFSW." The Company's stock appears in the Wall Street Journal, the Milwaukee Journal Sentinel, and other publications under the heading State Financial or StFncl.

     BENEFICIAL OWNERSHIP OF SFSC.   Present officers and directors of SFSC
beneficially own or hold the power to vote 779,790, or 38.5%, of the SFSC Common Stock, and Jerome J. Holz, the Chairman of the Board and Vice President of SFSC currently holds the power to vote approximately 28.8% of the SFSC Common Stock outstanding (these figures include shares subject to unexercised stock options as well as certain shares held by SFSC's Employee Stock Ownership Plan; see "State Financial Services Corporation--Security Ownership of Directors, Officers, and Beneficial Owners").

     Mr. Holz is the Trustee of an irrevocable trust which was created by his father (the "Holz Trust") which owns 300,326 shares (15.1%) of the SFSC Common Stock. Mr. Holz is one of four equal beneficiaries of the Holz Trust. In the event that the ownership interest of the Holz Trust in SFSC Common Stock falls below 15%, the Holz Trust is automatically terminated and the shares owned thereunder are distributed equally to the four beneficiaries thereof. With the stock issued in relation to the transaction set forth herein, the beneficial ownership of the Holz Trust in SFSC Common Stock will fall below 15% and the Holz Trust will thus dissolve pursuant to the Holz Trust Agreement. Accordingly, Mr. Holz' beneficial ownership in SFSC Common Stock will be reduced to 349,104 shares, which includes the amount of shares distributed to Mr. Holz upon the dissolution of the Holz Trust. The beneficial ownership of SFSC Common Stock by present officers and directors of SFSC will be reduced to 554,546.

     Following consummation of the Merger (assuming the SFSC Common Stock is valued at $15.00 per share and 221,471 shares of SFSC Common Stock are issued to present Bancshares shareholders), and the dissolution of the Holz Trust, the 554,546 shares of SFSC Common Stock which present SFSC management would beneficially own or hold the power to vote will represent approximately 25.0% of the shares of SFSC Common Stock outstanding. Mr. Holz' voting percentage would be reduced to approximately 15.8%.

     RESTRICTIONS ON RESALE.   Although the SFSC Common Stock to be issued in
connection with the Merger will be registered under the Securities Act, directors and officers of Bancshares are subject to limitations under applicable securities laws which will restrict their ability to resell shares of SFSC Common Stock received by them. There is not and there will not be a market for the installment notes and the installment notes will not be transferable without the consent of SFSC, which will substantially restrict a shareholders ability to resell installment notes received by them.

                                  THE MEETING

     GENERAL. This Proxy Statement and Prospectus is being furnished to the Bancshares shareholders in connection with the solicitation of proxies by the Board of Directors of Bancshares for use at the Meeting. At the Meeting, Bancshares' shareholders will consider and vote upon the approval of the Agreement and upon any other business as may properly come before the Meeting.

     Copies of this Proxy Statement and Prospectus are first being mailed to Bancshares' shareholders on or about __________, 1995. The copies of this Proxy Statement and Prospectus being mailed to Bancshares shareholders are each accompanied by a form of Proxy for use at the Meeting.

     HOLDERS OF BANCSHARES STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY TO BANCSHARES IN THE ENCLOSED, POSTAGE PAID ENVELOPE.

     DATE, TIME AND PLACE. The Meeting will be held at ___:___ __p.m. on ______________, 1995 at _________________ Waterford, Wisconsin.

     RECORD DATE; VOTING, AND QUORUM INFORMATION. The close of business _______________, 1995 has been fixed by the Board of Directors of Bancshares as the record date for determination of the shareholders entitled to notice of, and to vote at, the Meeting (the "Record Date"). Only shareholders of record at the close of business on the Record Date are entitled to vote at the Meeting or at any adjournment thereof. On the Record Date, there were issued and outstanding 830 shares of Bancshares Stock, of which each share entitled the holder of record to one vote on the matters to be acted upon at the Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Bancshares Stock (i.e., 416 shares) is required for approval of the Agreement.

     Present directors and executive officers of Bancshares as a group beneficially own or have the power to vote 203 shares, or approximately 24.5% of the total outstanding shares of Bancshares Stock. All of the directors and executive officers who own shares have indicated that they intend to vote in favor of the Merger.

     A quorum is necessary to conduct business at the Meeting. At the Meeting, a quorum will exist with respect to each matter to be voted upon if a majority of the votes entitled to be cast thereon is represented in person or by proxy.

     For purposes of determining whether a quorum exists, shares shall be considered represented at the Meeting by proxy even if the shareholder returns a proxy card with no instructions as to voting with respect to all matters or any particular matter, or if the shareholder abstains from voting with respect to all matters or any particular matter. Shareholders of Bancshares are or may be entitled to assert statutory dissenters' rights under Wisconsin Statutes sections 180.1301 to 180.1331. A vote in favor of the Merger, including a vote resulting from the return of a proxy with no voting instructions, will result in the waiver of these statutory dissenters' rights. See "Dissenters' Rights of Holders of Bancshares Stock."

     BOARD OF DIRECTORS' RECOMMENDATION. BANCSHARES' BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE AGREEMENT AND RECOMMENDS THAT SHAREHOLDERS OF BANCSHARES VOTE FOR APPROVAL OF THE AGREEMENT. For a discussion of the reasons for the Board of Directors' recommendation, the material factors considered by the Board and the Background of the Merger transaction, SEE
"THE MERGER--REASONS FOR THE MERGER" and "Background of the Merger."

     PROXIES AND REVOCATION OF PROXIES. A proxy in the accompanying form, which is properly executed, duly returned to Bancshares and not revoked ("Proxy"), will be voted in accordance with the instructions contained therein. If no instructions are given with respect to any particular matter to be acted upon, a Proxy will be voted FOR approval of the Agreement. In the event that any matter not described in this Proxy Statement and Prospectus properly comes before the Meeting, the accompanying form of Proxy authorizes the persons appointed as proxies thereby ("Proxyholders") to vote on such matter in their sole discretion. At the present time, Bancshares Management knows of no other matters that are to come before the Meeting. See "The Meeting--Other Matters." Each such Proxy granted may be revoked at any time before it is voted by filing a written notice of revocation with the Secretary of Bancshares, by delivering to Bancshares a duly-executed Proxy bearing a later date, or by attending the Meeting and voting in person.

     SOLICITATION OF PROXIES.  Proxies will be solicited primarily by mail.
In addition to solicitation by mail, directors, officers and employees of Bancshares may solicit Proxies by telephone or personal contact, but they will receive no compensation for these services other than their regular salaries. The expenses incurred in connection with the solicitation of Proxies for the Meeting will be paid by Bancshares. However, because this Proxy Statement and Prospectus constitutes part of the Registration Statement filed by SFSC under the Securities Actof 1933, SFSC will bear the expense of printing and mailing this Proxy Statement and Prospectus and of preparing much of the information contained herein.

     OTHER MATTERS. Management does not intend to bring any other matters before the Meeting. In the event that other matters properly come before the Meeting, the persons named in the enclosed Proxy will vote in accordance with their best judgment.

                                   THE MERGER

     The following description of the Merger of Bancshares and Interim, a subsidiary of SFSC, is qualified in its entirety by reference to the Agreement and Plan of Merger, which is attached hereto as Exhibit A and is hereby incorporated by reference. Shareholders of Bancshares are encouraged to review the Agreement and Plan of Merger.

BACKGROUND OF THE MERGER

Effective May 31, 1994, Mr. Eugene Lindau, the then President, Director and Chief Executive Officer, resigned his positions with Bancshares and Waterford Bank. As of the same date, Etola Lindau resigned her positions as a Director of Bancshares and Waterford Bank, and David Lindau resigned as a Director of Bancshares and Director and Vice President of Waterford Bank. Concurrent with the resignations, Eugene Lindau reiterated his previous statements to the Board of Directors of Bancshares that he would dispose of the 48.8% ownership of Bancshares stock held by him and the aforementioned family members.

     The Board of Bancshares then considered the position of the remaining shareholders, as well as competitive, operational and financial factors facing the Waterford Bank. Bancshares's primary market area is the northwestern one-third of Racine County. Bancshares is the smallest imdependent financial institution in its market area. The financial needs of the market are provided by several large financial institutions, including multi-bank holding companies located in Milwaukee, Racine and Burlington, Wisconsin. Additional competition is provided by non-bank organizations, such as securities brokerage firms, insurance companies, credit unions, savings and loan associations and finance companies. All of these factors have placed increased financial pressure on smaller financial institutions, such as Bancshares, to seek affiliation with larger, well capitalized organizations. As a result of these reviews and after evaluation of financial, economic, legal and market considerations, the Bancshares Board began to consider Bancshares's strategic options, including whether or not Bancshares should remain independent.

     At a special meeting on June 1, 1994, the Bancshares Board authorized and approved the retention of Robert W. Baird & Co., Incorporated, an investment banking firm located in Milwaukee, to provide an opinion with regard to the range of value which may be derived in the marketplace for Bancshares. As part of its investment banking activities, Baird is regularly involved in the valuation of businesses, including financial institutions. Baird determined that the value of the 830 outstanding shares of Bancshares, in the sale of the business as a whole, is within a range of approximately $5.0 million and $6.6 million or, on a per-share basis, between approximately $6,000 and $8,000 per share. Baird rendered its opinion as of September 30, 1994, and directed it to the Bancshares Board, without a recommendation to the Board or to any shareholder of Bancshares as to how such shareholder shall vote on the Merger. For its services, Baird received a fee of $5,000 and will be entitled to be indemnified against certain liabilities arising in connection with its valuation of Bancshares.

     During the second quarter of 1994, SFSC communicated its interest in the acquisition of Bancshares to the Board and submitted a preliminary non-binding acquisition proposal.

     During the second and third quarters of 1994, Bancshares also received expressions of interest for the acquisition of Bancshares from a major Wisconsin-based bank holding company offering a tax-free exchange (the "Second Institution"). During the same time period, Bancshares also received expressions of interest for the acquisition of Bancshares with consideration in the form of cash or installment notes from two additional Wisconsin-based bank holding companies, one of which is privately held and unable to offer registered stock (the "Third Institution"), while the other institution was unable to offer stock due to its small size and lack of liquidity of its stock (the "Fourth Institution"). In the second quarter of 1994, Bancshares also received a proposal for a tender offer from an out-of-state investor ("Out-of-State Investor"). See "State Financial Services Corporation--Security Ownership of Management and Certain Beneficial Owners." The Out-of-State Investor tender offer proposal provided for payment in cash or installment notes. During the last quarter of 1994, Bancshares received an expression of interest from two Wisconsin individuals offering a combination of cash and installment notes (the "Fifth Institution").

      Following receipt of the proposals, the Board reviewed them in detail at various special meetings. The Board also met with representatives of SFSC, Second Institution and the Out-of-State Investor to obtain additional information about the potential investors. Following such meetings, the Board determined that the proposals of SFSC, Second Institution and Out-of-State Investor were the most attractive from the standpoint of shareholder value and employee and customer benefits. Such determination was based on the factors listed below to the extent they were deemed relevant to the various proposals. Due diligence reviews of Bancshares were conducted by SFSC, Second Institution and Out-of-State Investor. Following such review SFSC and Out-of-State Investor submitted letters of intent, while Second Institution temporarily withdrew its proposal, but reinstated it at a later date.

      After receipt and analysis of the letters of intent from SFSC and Out-of-State Investor, Bancshares Board directed its chairman and its legal counsel to solicit revised letters of intent containing the final and most favorable terms. Second Institution conducted a supplementary due diligence review and submitted a proposal (but not a letter of intent) containing the original terms. After receiving the revised letters of intent from SFSC and Out-of-State Investor, an informational meeting of the shareholders of Bancshares was convened on December 7, 1994 to discuss the Baird valuation and the advisability of the sale of Bancshares. Holders of 91% of the outstanding shares recommended that the Board pursue negotiations for the sale of Bancshares.

      At a special meeting of the Directors of Bancshares convened on January 20, 1995, the Board reviewed the revised letters of intent furnished by SFSC and Out-of-State Investor. (Second Institution declined to further pursue the acquisition of Bancshares after it was reported that Out-of-State Investor had reached an agreement with the Lindau family for the purchase of their 48.8% ownership interest in Bancshares at $8,000 per share and Out-of State Investor would pursue the acquisition of all of the outstanding shares of Bancshares). The Board considered the following factors in reaching a determination as to which of the two remaining proposals would be in the best interest of the shareholders, customers and employees:

      a.    Purchase price.

      b.    Form of payment (cash, notes, exchange of stock).

      c.    Tax-free transaction to the extent it involves an exchange of stock.

      d.    Determination of fair market value of SFSC stock.

       e.   Liquidity of SFSC stock.

       f.   Terms of installment notes (interest rate, maturity, credit risk).

       g. Equal consideration to be received by all shareholders of Bancshares.

       h. Business, operations, earnings, financial condition, market price in relation to book and earnings of SFSC; these factors were considered on both a historical and prospective basis.

       i. Opportunity of Bancshares shareholders to become shareholders of SFSC, whose prospects for future long-term stock price appreciation appeared favorable and whose stock was significantly more liquid than Bancshares's stock.

       j. Analysis of the anticipated financial effects of an affiliation with SFSC, including the capitalization of SFSC and Waterford Bank, and the extent of dilution of per-share earnings of SFSC.

       k. The current and future economic and regulatory environment and competitive pressures facing financial institutions.

       l. SFSC's commitment to continue to operate Waterford Bank as a unit bank (not convert it to a branch) for a period of 3 years from the date of consummation of the merger and SFSC's commitment to provide quality service to the customers of Bancshares and to the community.

       m. Additional services to be available to Waterford Bank's customers due to SFSC's greater financial and managerial resources.


       After considering the above described factors, the Bancshares Board determined that an affiliation with SFSC is in the best interest of its shareholders, employees and customers and that a final letter of intent from SFSC should be presented to the Board at the earliest opportunity.

       At a special meeting of the Bancshares Board held on January 25, 1995, a draft of the revised letter of intent submitted by SFSC was presented to the Board. After further review and discussion of SFSC's current financial data and estimated 1995 operating results, the Board authorized and directed its chairman, Oliver DeHart, to execute and deliver to SFSC the letter of intent as presented and to notify SFSC that Bancshares was willing to proceed with the revised transaction based on the terms and conditions set forth in the letter of intent.

       At a special meeting of the Bancshares Board held on March 15, 1995, a draft of the Agreement and Plan of Merger between SFSC and Bancshares was considered. Legal counsel assisted the Board in its analysis. The Board instructed legal counsel to negotiate certain changes in the Merger Agreement and present a revised Agreement to the Board. At the March 15, 1995 special meeting, the Board was also informed that the 405 shares of Bancshares stock owned by the Lindau family had been transferred to the Out-of-State Investor on March 8, 1995.

        At a special meeting of the Bancshares Board held on April 12, 1995, the Board reviewed the revised Agreement and Plan of Merger and authorized and directed the chairman to execute the Agreement. The Board also authorized the convening of a special meeting of the shareholders of Bancshares for the purpose of acting on the Agreement and Plan of Merger. The Board resolved to unanimously recommend to the shareholders that they vote in favor of the proposed Merger. Bancshares and SFSC executed the Agreement and Plan of Merger as of April 12, 1995. The Agreement and Plan of Merger contained a "no-shop" clause which prohibits Bancshares from negotiating with other potential acquiror while the Agreement is in effect and provide for a "break-up" fee of $75,000 to be paid to SFSC if the transaction is not closed under certain circumstances to cover a portion of SFSC's expenses.

       Negotiations with SFSC and other potential acquirors were conducted by the Board of Bancshares with the assistance of legal counsel. The Board retained the services of Davis & Kuelthau, S.C., Milwaukee, Wisconsin, as special legal counsel to advise it on its fiduciary obligations, the legal aspects of the various proposals and to assist in the negotiations. Legal counsel also participated in the aforementioned meetings of the Board of Directors of Bancshares.

     EFFECTIVE DATE OF THE MERGER.   Under the federal banking laws, the Merger
may not take effect until the transaction has been approved by the FRB. SFSC has filed an application with the FRB for approval of the Merger and approval was received from the FRB on May 26, 1995. The Agreement and Plan of Merger must also be ratified by an affirmative vote of a majority of the issued and outstanding shares of Bancshares Stock and Interim Common Stock. In addition to such regulatory approval, there are other conditions to the respective obligations of SFSC and Bancshares to consummate the Merger. See "Conditions to the Merger." It is presently estimated that the Effective Date of the Merger will occur on ____________, 1995.

     PER SHARE FINANCIAL INFORMATION.   The following presents certain selected
per-share financial data for SFSC and Bancshares, both on a historical and pro forma basis. See also "Pro Forma Financial Information."



                                                      SFSC                                       Bancshares
                                                      ----                                       ----------
                                          Historical          Pro Forma                Historical          Pro Forma(1)
                                          ----------          ---------                ----------          ------------
Book Value
  at December 31, 1994                    $13.18              $13.31   (2)             $5,260.69          $7,223.49
  at March 31, 1995                        13.59               13.68   (3)              5,372.68           7,424.27

Cash Dividends
  for the year ended
    December 31, 1994                       0.42                0.42                       72.00             227.94
  for the three months
    ended March 31, 1995                    0.11                0.11                         .00              59.70

Income
  for the year ended
    December 31, 1994                       1.45                1.15                      135.40             613.71
  for the three months
    ended March 31, 1995                    0.38                0.33                      111.99             176.11



          (1) These amounts show the equivalent book value, dividends, and income represented by one (1) share of Bancshares Stock after giving effect to the exchange ratio and applying it to SFSC pro forma amounts. These amounts assume that 221,471 shares of SFSC Common Stock are issued in the Merger and are derived by multiplying SFSC pro forma amounts by the assumed 533.6667-to-1 exchange ratio.

          (2) Giving effect to SFSC's proposed acquisition of Bancshares, and the pro forma adjustments related thereto, as if it had occurred as of December 31, 1994.


          (3) Giving effect to SFSC's proposed acquisition of Bancshares, and the pro forma adjustments related thereto, as if it had occurred as of March 31, 1995.


     CONVERSION OF SECURITIES.   Upon consummation of the Merger, holders of
Bancshares Common Stock will be entitled to receive the purchase price called for by the Agreement of $8,005 per share, to be paid in a combination of cash and installment notes ("Notes") and shares of SFSC Common Stock. Each shareholder of Bancshares will be entitled to elect the form of consideration to be received for his/her shares of Bancshares Stock; provided, however, that the aggregate amount of cash and Notes to be paid to the shareholders of Bancshares will equal 50% of the Merger consideration and the remaining 50% of the aggregate Merger consideration will be paid with shares of SFSC Common Stock having a Market Value (as defined below under "Exchange Ratio") equal to such remaining 50% of the aggregate Merger Consideration. In the event that there is an over subscription of SFSC Common Stock or cash and Notes (including cash to be received for shares held by dissenting shareholders or for fractional shares), SFSC and Bancshares will allocate such consideration in proportion to the elections of the shareholders of Bancshares based upon the number of shares of Bancshares Stock owned by such shareholders such that the foregoing allocations will be achieved.

        Upon approval of the Merger, each shareholder of Bancshares will be provided with an election form on which he or she may designate whether he or she wishes to receive cash, Notes and/or SFSC Common Stock. Each shareholder will first elect the amount of consideration to be received in SFSC Common
Stock and then elect the proportion of the remaining consideration to be received in cash and Notes ("Non SFSC Common Stock"). An individual shareholder of Bancshares may receive an allocation of acquisition proceeds different from their election on the election form depending upon how the other shareholders elect to receive the total acquistion proceeds. Bancshares and SFSC will first allocate the SFSC Common Stock using these elections. The remaining consideration to be received by a shareholder will be paid in the proportion of the Non SFSC Common Stock they elect to receive in cash and the proportion they elect to receive in Notes, as indicated on the election form. To the extent any shareholder or shareholders of Bancshares elect to exercise their dissenter's rights under Sections 180.1301 to 180.1331 of the Wisconsin Statutes, and, as result thereof, receive cash in consideration for their shares of Bancshares Common Stock, the cash received thereunder would reduce the amount of cash and installment notes available for receipt by the nondissenting shareholders of Bancshares.

     EXCHANGE RATIO.   If the Merger is consummated, 50% of the aggregate
Merger consideration will be paid with shares of SFSC Common Stock. The "Market Value" of SFSC Common Stock will be determined as follows:

     1. All of the "bid" and "ask" quotations as set forth by all of the market makers in SFSC Common Stock on each of the 20 trading days preceding the

Closing Date of the Merger will be averaged daily to determine the market quotation for that day (the "Average Quote").

     2. The highest Average Quote and the lowest Average Quote will be discarded.

     3. The remaining 18 Average Quotes will be added and the sum will be divided by 18 to determine the Market Value of SFSC Common Stock.

     4. In the event the Market Value is greater than 110% of SFSC's net book value as of the most recently completed month-end prior to the Closing Date, the Market Value will be assumed to be equal to 110% of such net book value.

     5. In the event the Market Value is less than 105% of SFSC's net book value as of the most recently completed month-end prior to the Closing Date, the Market Value will be assumed to be equal to 105% of such net book value.

        As of the date of this Proxy Statement and Prospectus, the Market Value of a share of SFSC Common Stock, determined according to the above formula, would be $15.00 per share (107.60% of SFSC's net book value as of June 30, 1995) and each share of Bancshares Stock electing consideration in SFSC Common Stock (and allocated payment in SFSC Common Stock) would be converted into 533.6667 shares of SFSC Common Stock. The actual exchange ratio will be determined, however, based upon the Average Quotes of SFSC Common Stock computed after the date of this Proxy Statement and Prospectus. There can be no assurance that the Average Quotes of SFSC Common Stock will not increase subsequent to the date hereof, which would decrease the number of shares of SFSC Common Stock to be received for each share of Bancshares Stock held. Because the determination of the Market Value of SFSC Common Stock is based upon a formula involving the "bid" and "ask" market quotations over the 20 trading days preceding the closing date of the Merger, and because the Market Value of SFSC Common Stock on the day of closing may differ from the Market Value determined by using this formula or may be less than or greater than the book value limitations described above, the actual value of the cash, Notes and shares of SFSC Common Stock to be received by each shareholder of Bancshares may be less than or greater than the $8,005 purchase price called for by the Agreement for each share of Bancshares Common Stock.

     No fractional shares of SFSC Common Stock will be issued in the Merger. Any fractional shares will be paid to the holder thereof in an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Market Value of SFSC Common Stock.

     Provided the Merger is approved and the other conditions met, promptly following the Meeting, Bancshares shareholders will be sent an election form and a Letter of

Transmittal which is to accompany the Bancshares Stock certificates to be surrendered in accordance with the terms of the Merger. All certificates representing Bancshares Stock should be forwarded to the Firstar Trust Company, Milwaukee, Wisconsin, the exchange agent and depository.

     Promptly following the effective date of the Merger and allocation of the Merger consideration, SFSC will forward certificates for SFSC Common Stock to the Bancshares shareholders who have elected to receive SFSC Common Stock and who have completed and forwarded their Letter of Transmittal and Bancshares stock certificate. Promptly following the effective date of the Merger and allocation of the Merger consideration, SFSC will forward checks or Notes to the Bancshares shareholders who have elected to receive cash or Notes and who have completed and forwarded their Letter of Transmittal and Bancshares stock certificate. After the effective date of the Merger, stock certificates of Bancshares will evidence the right to receive the merger consideration to paid in the form of SFSC Common Stock and cash or Notes for all corporate purposes.

     INSTALLMENT NOTES. Shareholders of Bancshares may elect to receive an installment note as part of the Merger consideration. The installment notes may not be transferred without the consent of SFSC. The installment note principal amount is due on the second anniversary of the effective date of the Merger. Interest on the principal amount is payable quarterly at a rate equal to the two-year U.S. Treasury Note rate in effect on the effective date of the Merger plus 75 basis points up to a maximum rate of 8% per annum. As of June 30, 1995, the two-year U.S. Treasury Note rate was quoted at an interest rate of 5.84% which would result in an interest rate paid on the installment notes of 6.59%. The form of installment note is attached hereto as Exhibit C and incorporated by reference herein.


     THE INSTALLMENT NOTES ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY.



     In addition to the installment notes, which are unsecured, SFSC also has a $1,000,000 line of credit with a local financial institution which currently has no funds drawn and outstanding thereunder. The line of credit is secured by the stock of its wholly owned bank sudsidiary and funds outstanding thereunder would be senior to the installment notes. With the exception of the line of credit and the installment notes issued as a part of this transaction, SFSC has no other debt outstanding.


     REASONS FOR THE MERGER. The Board of Directors of Bancshares has concluded that the Merger is in the best interests of the holders of Bancshares Common Stock and the customers of Waterford Bank. See "The Merger-Background of the Merger." The shares of Bancshares will be converted into the right to receive cash, Notes and/or shares of SFSC Common Stock valued by the Board of Directors at $8,005 per share. See "The Merger--Exchange Ratio." This price is substantially greater than the price paid for Bancshares Stock in any sales known to Bancshares other than the sale in 1995 of a block of Bancshares Stock representing 48.8% of its outstanding shares at a price of $8,000 per share. Based on the historic dividends paid by SFSC, the conversion of Bancshares Stock into shares of SFSC Common Stock is expected to result in the receipt by Bancshares shareholders of dividends substantially greater than the dividends currently being paid on Bancshares Stock. The conversion of Bancshares Stock into cash will provide shareholders of Bancshares with greater liquidity and, in the case of the Notes, with a higher current yield than is currently available on Bancshares Stock.

     In addition, those shareholders of Bancshares whose shares are converted into SFSC Common Stock will receive in a tax-free transaction a security issued by a larger enterprise which is traded on the NASDAQ National Market System and whose price is quoted in various publications including the Wall Street Journal and the Milwaukee Journal-Sentinel. Furthermore, SFSC Common Stock is distributed among a much larger number of holders and should, therefore, provide Bancshares' shareholders with a more marketable security.

     Upon consummation of the Merger, Waterford Bank will have access to the greater resources of SFSC in a number of operational areas, such as sales, marketing, product development, computer systems, internal auditing, employee benefits, loan analysis and review of certain aspects of regulatory compliance. As a subsidiary of SFSC, Waterford Bank will have available to it a source of additional capital that will enable it to participate in larger loans. The customers of Waterford Bank will have access to additional services offered by certain of SFSC's bank-related subsidiaries. Employees of Waterford Bank will have more career advancement opportunities in a larger organization.

     FOR THESE REASONS, AND AS A RESULT OF THE ANALYSIS DESCRIBED UNDER "BACKGROUND OF THE MERGER", THE BOARD OF DIRECTORS OF BANCSHARES UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT. The Directors of Bancshares have agreed with SFSC to recommend that shareholders of Bancshares approve the Merger, to exert their best efforts to obtain the requisite vote for such shareholder approval, and to vote all shares of Bancshares Stock over which they have voting rights in favor of such approval.

     POST-MERGER OPERATIONS. SFSC does not anticipate any immediate changes in Bancshares' business. SFSC intends to continue to operate Waterford Bank as a community Bank, responsive to the financial needs of its customers and the local community. Upon consummation of the transaction, SFSC will implement its operating policies, including policies covering loans, investments, liquidity, and interest rate risk management, at Waterford Bank to conform it with the policies currently in effect at SFSC's banking subsidiary, State Financial Bank.

     SFSC anticipates changes in the composition of Waterford Bank's Board of Directors following consummation of the Merger. As of the date of this Proxy Statement and Prospectus, the changes and the composition of Waterford Bank's Board of Directors have not been determined.

     In addition, upon receipt of regulatory and shareholder approval, SFSC will immediately begin a search for an individual to fill the vacant position of President and Chief Executive Officer at Waterford Bank.

     DIVIDENDS. Bancshares has historically paid a dividend. Based upon the assumed purchase price called for by the Agreement of $8,005.00 per share, the $72.00 per share dividend paid by Bancshares in 1994 equates to a dividend yield of 0.9%. Based upon the fair market value of SFSC Common Stock ($15.00) used in the exchange ratio calculated herein and SFSC's current annual dividend of $0.48 per share, the dividend yield on SFSC Common Stock is 3.20%. For those shareholders exchanging their Bancshares Common Stock for SFSC Common Stock, it is expected that their return in the form of dividends will increase from that which they currently receive from Bancshares. Although SFSC has regularly paid dividends since its inception in 1984, there can be no assurance that such dividends will be paid in the future.

     DIRECTOR AND SHAREHOLDER ACTION.   The Board of Directors of SFSC has
authorized and approved the Agreement by a unanimous vote of its directors. No action on the part of the shareholders of SFSC is necessary. The Agreement has been authorized and approved by a unanimous vote of the directors of Interim and is subject to ratification and confirmation of Interim's only shareholder, SFSC, which has indicated that it will approve the Agreement. See "Method of Merger."

     The Board of Directors of Bancshares has authorized and approved the Agreement and recommends that the Bancshares shareholders vote in favor of the ratification and confirmation of the Agreement. The affirmative vote of a majority of the outstanding shares of Bancshares Stock is required for ratification and confirmation of the Agreement. The directors of Bancshares, who own a total of 202 shares, or 24.3% of the outstanding shares of Bancshares Stock, intend to vote in favor of the Agreement.

     There were no disagreements among the members of either the SFSC Board of Directors or the Bancshares Board of Directors relating to the approval of the Agreement.


     FEDERAL INCOME TAX CONSEQUENCES.   SFSC and Bancshares intend that the
Merger qualify as a tax-free reorganization pursuant to Section 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code (the "Code") to the extent that only SFSC Common Stock is used in the payment of the consideration involved in the exchange. SFSC and Bancshares have received an opinion from Davis & Kuelthau, S.C., Milwaukee, Wisconsin, Bancshares' counsel to the effect that:
(a) the Merger will constitute a tax-free reorganization under the Code to the extent the Bancshares Stock is exchanged only for SFSC Common Stock and that SFSC, Bancshares, and Interim will each be a party to the reorganization within the meaning of Section 368(b) of the Code: (b) a shareholder of Bancshares who receives only SFSC Common Stock in the Merger will recognize no gain or loss upon the exchange of Bancshares Stock for SFSC Common Stock exchanged therefore; (c) gain, if any, will be realized by Bancshares shareholders who receive both SFSC common stock and cash or notes in exchange for the Bancshares common stock. Gain is the sum of the fair market value of the SFSC common stock as of the date of consummation of the transaction plus cash and notes received less the individual shareholder's tax basis in the Bancshares stock exchanged. Gain will be recognized by each such shareholder, but not in excess of the amount of cash received. If the exchange has the effect of a dividend distribution under Section 302(a) of the Code, then the amount of gain recognized is limited to the shareholders ratable share of Bancshares undistributed earnings and profits instead of the aforementioned limitation of cash received in case of a non-dividend distribution. The determination of whether the transaction will be treated as an exchange of stock or as a dividend for shareholders receiving both cash and stock, is made on an individual, shareholder-by-shareholder basis. The determination is dependent, in part, on an individual's relative ownership of stock (including stock ownership attributed to an individual through attribution under Sec. 318 of the
Code) both before and after the transaction. Furthermore, Sec. 382(b)(1) provides for an alternative subjective test in determining whether a distribution is treated as a dividend. Although it is unlikely that the present exchange will have the effect of a dividend distribution for an individual shareholder, an individual analysis on a shareholder-by-shareholder basis is required to make such a determination.

     To the extent cash is received, immediate gain is recognized, while
Notes received will be subject to the aforementioned tax implications upon the actual receipt of cash in payment of the Notes and (d) the holding period for shares of SFSC Common Stock received by Bancshares shareholders will include the holding period of the shares of Bancshares Stock exchanged therefor, provided the shares of Bancshares Stock were held as capital assets at the time of such exchange.


     The opinion, which is not binding on the Internal Revenue Service, is premised upon certain factual matters set forth in the Agreement and Plan of Merger dated April 12, 1995 and included herein and the following factual assumptions:

     1. The fair market value of the SFSC stock and other consideration received by each Bancshares shareholder will be approximately equal to the fair market value of the Bancshares stock surrendered in the exchange.

     2. There is no plan or intention by the shareholders of Bancshares who own 1 percent or more of the Bancshares stock, and to the best of the knowledge of the management of Bancshares, there is no plan or intention on the part of the remaining shareholders of Bancshares to sell, exchange or otherwise dispose of a number of shares of SFSC stock received in the transaction that would reduce the Bancshares shareholders' ownership of SFSC stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of Bancshares as of the same date. For purposes of this representation, shares of Bancshares stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of SFSC stock will be treated as outstanding Bancshares stock on the date of the transaction. Moreover, shares of Bancshares stock and shares of SFSC stock held by Bancshares shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

     3. Interim will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by Bancshares immediately prior to the transaction. For purposes of this representation, amounts paid by Bancshares to dissenters, amounts paid by Bancshares to shareholders who receive cash or other property, company assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular normal dividends) made by Bancshares immediately preceding the transfer, will be included as assets of Bancshares held immediately prior to the transaction.

     4. Prior to the transaction, SFSC will be in control of Interim within the meaning of Section 368(c)(1) of the Internal Revenue Code.

     5. Following the transaction, Interim will not issue additional shares of its stock that would result in SFSC losing control of Interim within the meaning of Section 368(c)(1) of the Internal Revenue Code.

     6. SFSC has no plan or intention to reacquire any of its stock issued in the transaction.

     7. SFSC has no plan or intention to liquidate Interim; to merge Interim with and into another corporation; to sell or otherwise dispose of the stock of Interim; or to cause Interim to sell or otherwise dispose of any of the assets of Bancshares acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(c)(2)(C) of the Internal Revenue Code.

     8. The liabilities of Bancshares assumed by Interim and the liabilities to which the transferred assets of Bancshares are subject were incurred by Bancshares in the ordinary course of its business.

     9. Following the transaction, Interim will continue the historic business of Bancshares or use a significant portion of Bancshares's business assets in a business.

     10. SFSC, Interim, Bancshares and the shareholders of Bancshares will pay their respective expenses, if any, incurred in connection with the transaction.

     11. There is not intercorporate indebtedness existing between SFSC and Bancshares or between Interim and Bancshares that was issued, acquired, or will be settled at a discount.

     12. No two parties to the transaction are investment companies as defined in Section 386(c)(2)(F)(iii) and (iv) of the Internal Revenue Code.

     13. Bancshares is not under the jurisdiction of a court in the Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code.

     14. The fair market value of the assets of Bancshares transferred to Interim will equal or exceed the sum of the liabilities assumed by Interim, plus the amount of liabilities, if any, to which the transferred assets are subject.

     15.   No stock of Interim will be issued in the transaction.

     EACH SHAREHOLDER OF BANCSHARES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THE SHAREHOLDER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

     METHOD OF MERGER.   The Merger will be accomplished by merging Bancshares
with a temporary corporation organized by SFSC pursuant to the laws of Wisconsin under the name WBAC, Inc. ("Interim") for the sole purpose of facilitating the Merger. Pursuant to the terms of the Agreement, Bancshares will be merged with and into Interim and its separate existence will cease upon consummation of the Merger. The organizers of Interim are all officers or members of the Board of Directors of SFSC and the organizational capital of Interim has been contributed by and will be returned to SFSC upon consummation of the Merger.

     ACCOUNTING TREATMENT.   The Merger will be treated as a purchase for
accounting purposes. The cost to SFSC of the acquisition will include the cash paid, the Notes, and the fair value of the SFSC Common Stock to be issued in the Merger. Post-merger, the difference between the cost to SFSC and the fair value of the net assets of Bancshares will be recorded on Interim's balance sheet as cost in excess of net assets of business acquired, an amortizable premium on assets acquired. This amount will ultimately be included in SFSC's consolidated financial statements as a result of the accounting consolidation of Bancshares into SFSC.

     CONDITIONS TO THE MERGER.   The obligations of SFSC and Bancshares to
consummate the Merger are subject to (i) the receipt of all necessary orders, consents, and approvals relating to the merger from governmental agencies, including the FRB (which was received on May 26, 1995); (ii) approval of the Merger by the holders of a majority of the outstanding shares of Bancshares Stock; and (iii) certain opinions of counsel for the respective parties as to the legality of the transaction.

     The obligation of SFSC to consummate the Merger is subject to additional conditions, including, among other things, (i) compliance by Bancshares with its covenants to be performed or complied with prior to the Effective Date of the Merger and accuracy of the representations and warranties of Bancshares contained in the Agreement; (ii) the absence of any litigation, proceeding, investigation or inquiry, pending or threatened, to enjoin or prevent consummation of the Merger; and (iii) the absence of material adverse changes in the financial condition or business of Bancshares and its subsidiary. See
Article VII, Section 7.02 of the Agreement. The representations and warranties of Bancshares include such matters as the authorization of the Agreement, the legal status of Bancshares, the capitalization of Bancshares, the accuracy of certain financial information, the absence of certain adverse changes and events, the title of certain properties and the compliance of Bancshares with applicable laws. Upon execution of the Agreement, Bancshares covenanted and agreed to cease discussions with other interested buyers and not to negotiate with, or solicit offers from, any other person or entity.

     The obligation of Bancshares to consummate the Merger is subject to additional conditions, including, among other things, compliance by SFSC with its covenants to be performed or complied with prior to the Effective Date of the Merger and the accuracy of the representations and warranties of SFSC contained in the Agreement. See Article VII, Section 7.03 of the Agreement. The representations and warranties of SFSC include such matters as the authorization of the Agreement, the legal status of SFSC, the capitalization of SFSC and the accuracy of certain financial information and the compliance of SFSC with applicable laws.


     The management of SFSC and Bancshares do not, as of the date of this Prospectus and Proxy Statement, intend to waive any conditions under the Agreement.


     WAIVER, AMENDMENT OR TERMINATION. In addition to the right of either SFSC or Bancshares to waive certain of the conditions to its obligations to proceed, the Agreement is subject to amendment (either before or after approval by Bancshares' shareholders at the Meeting), at any time prior to the effective date of the Merger, by mutual consent of the respective Boards of Directors. However, after approval by the Bancshares' shareholders, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Bancshares' Stock will be converted pursuant to the Agreement. The conditions to the obligations of the parties include, the approval of the shareholders of Bancshares, the absence of an action challenging the Merger, the receipt of required regulatory approvals, the accuracy of the representations and warranties of, and compliance with applicable covenants by, the other party, and the receipt of certain legal and tax related opinions of counsel. Any of the foregoing conditions may be waived by the applicable party to the extent permitted by law.

     The Agreement may be terminated and the Merger abandoned at any time before the effective time of the Merger: by mutual consent of SFSC and Bancshares; by either SFSC or Bancshares if the conditions to its obligation to proceed have not been satisfied or waived by December 31, 1995; by either SFSC or Bancshares upon issuance of a final decree or judgment preventing consummation of the Merger by a court or other governmental entity; by either SFSC or Bancshares if the respective representations or warranties are discovered to be untrue; or by SFSC if the Board of Directors of Bancshares fails to recommend the Agreement to the shareholders of Bancshares or recommends to such shareholders an acquisition of Bancshares by a party other than SFSC or fails to recommend against acceptance of such other acquisition proposal. In the event of a termination, each party will pay the expenses incurred by it, except that if the Agreement is terminated because the Board of Directors of Bancshares fails to recommend this Agreement to the shareholders or recommends (or fails to recommend against acceptance of) a competing offer, then Bancshares will be obligated to pay the sum of $75,000 to SFSC. This fee is intended to cover a portion of the expenses incurred by SFSC.

     RESALE OF SFSC COMMON STOCK ISSUED IN THE MERGER; AFFILIATES. Shareholders of Bancshares who are not affiliates of Bancshares may resell the SFSC Common Stock acquired by them in connection with the Merger without restriction.

     The SFSC Common Stock held by "affiliates" (as such term is defined by Rule 144 under the Securities Act of 1933) of Bancshares who do not become affiliates of SFSC after consummation of the Merger may not be sold except pursuant to an effective registration statement under the Securities Act of 1933 covering such shares, or in compliance with Rule 145 promulgated under the Securities Act of 1933 or another applicable exemption from the registration requirements of the Securities Act of 1933. Generally, Rule 145 permits SFSC Common Stock held by such shareholders to be sold in accordance with certain provisions of Rule 144 under the Securities Act of 1933. In general, these provisions of Rule 144 permit a person to sell on the open market in brokers' transactions within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of SFSC Common Stock or the average weekly trading volume in SFSC Common Stock on all exchanges during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to the availability of current public information about SFSC. The restrictions on sales will cease to apply under most circumstances once the former Bancshares affiliate has held the shares of SFSC Common Stock for at least two years. The SFSC Common Stock held by affiliates of Bancshares who become affiliates of SFSC will be subject to additional restrictions on the ability of such persons to sell such shares.

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated balance sheet as of March 31, 1995 and the pro forma condensed consolidated statements of income for the three months ended March 31, 1995 and for the year ended December 31, 1994 give effect to the acquisition of 100% of the outstanding shares of Bancshares by SFSC. The pro forma information is based upon the historical financial statements of SFSC and Bancshares, giving effect to the proposed transaction under the purchase accounting method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements.

     The pro forma statements have been prepared by SFSC management based upon the financial statements of SFSC and Bancshares as of March 31, 1995 and December 31, 1994. All pro forma adjustments related to the annual and interim pro forma statements of income were made as if they had occurred at the beginning of the fiscal year presented and all pro forma adjustments related to the pro forma balance sheet were made as if the acquisition had occurred as of March 31, 1995. The pro forma results may not be indicative of the results that actually would have occurred if the combinations had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the audited financial statements of SFSC and Bancshares contained elsewhere herein or incorporated herein by reference.

                      STATE FINANCIAL SERVICES CORPORATION
                PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                 MARCH 31, 1995
                                 (IN THOUSANDS)

                                                                                       Pro Forma                        Pro Forma
                                                                    As Reported       Adjustments       Eliminations   Consolidated
                                               ------------------------------------------------------------------------------------
 ASSETS                                        State Financial       Bancshares
                                               ------------------------------------
Cash and due from banks                         $  12,391              $    969        $  (135)(2)                      $ 13,225
Federal funds sold                                      0                    45                                               45
Investment securities - held-to-maturity           33,513                11,184             71 (3)                        44,768
Investment securities - available-for-sale         22,748                                                                 22,748
Investment in Bancshares                                0                                4,459 (5)      $ (4,459)(5)           0
Loans                                             152,008                24,181                                          176,189
Less allowance for loan losses                      2,030                   731                                            2,761
                                                --------------------------------------------------------------------------------
Net loans                                         149,978                23,450                                          173,428
Premises and equipment                              4,339                   316                                            4,655
Accured interest receivable                         1,598                   324                                            1,922
Other assets                                        1,447                   184                                            1,631
Goodwill                                              334                                                                    334
Branch acquisition premium                            101                                                                    101
Organization costs                                     12                     6                                               18
Cost in excess of net assets of
 business acquired                                      0                     0          2,189 (3)                         2,189
                                                --------------------------------------------------------------------------------
                                                $ 226,461              $ 36,478        $ 6,584          $ (4,459)       $265,064
                                                ================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
 Demand                                         $  41,928              $  2,981                                         $ 44,909
 Savings                                           65,283                 9,930                                           75,213
 Other time                                        86,735                18,740                                          105,475
                                                --------------------------------------------------------------------------------
Total Deposits                                    193,946                31,651              0                           225,597
Notes payable                                          96                     0          3,322 (1)                         3,418
Federal funds purchased                                 0                   200                                              200
Securities sold under agreements to
 repurchase                                         4,350                                                                  4,350
Accrued expenses and othe liabilities                 336                    13                                              349
Accured interest payable                              744                   155                                              899
                                                --------------------------------------------------------------------------------
 Total liabilities                                199,472                32,019          3,322                           234,813

                                                --------------------------------------------------------------------------------
 Stockholders' equity
Common Stock
 Common Stock - State Financial                       198                                   22 (1)                           220
 Capital surplus- State Financial                  18,034                                3,240 (1)                        21,274
 Common Stock - Bancshares                              0                     1                               (1)(5)           0
 Capital surplus - Bancshares                           0                 2,099                           (2,099)(5)           0
Retained earnings                                   9,736                 2,883                           (2,883)(5)       9,736
Net unrealized holding loss on
 securities available-for-sale                       (454)                                                                  (454)
Treasury Stock - Bancshares                                                (524)           524               524 (5)           0
Less:  Guaranteed ESOP obligation                    (525)                                   0                              (525)
                                                --------------------------------------------------------------------------------
                                                   26,989                 4,459          3,262            (4,459)         30,251
                                                --------------------------------------------------------------------------------
                                                $ 226,461              $ 36,478        $ 3,584          $ (4,459)       $265,064
                                                ================================================================================

                      STATE FINANCIAL SERVICES CORPORATION
             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                 (UNAUDITED)
                    FOR THE THREE MONTH ENDED MARCH 31, 1995
                             (DOLLARS IN THOUSANDS)


                                                                                   Pro Forma          Pro Forma
                                                    As Reported                   Adjustments        Consolidated
                                           -----------------------------------------------------------------------
                                           State Financial   Bancshares
                                           ----------------------------
 Interest income:
  Loans                                       $   3,560      $  516                $     0  (4)        $  4,076
  Investment securities
   Taxable                                          590         127                    (55) (4)             662
   Tax-exempt                                       168          51                                         219
  Federal funds sold                                 17          24                                          41
                                              -----------------------------------------------------------------
 Total interest income                            4,335         718                    (53)               4,998


 Interest expense:
  Deposits                                        1,416         297                                       1,713
  Notes payable and other borrowings                 46           1                     66  (7)             113
                                              -----------------------------------------------------------------
 Total interest expense                           1,462         298                     66                1,826

                                              -----------------------------------------------------------------
 Net interest income                              2,873         420                   (121)               3,172
 Provision for loan losses                           45           8                                          53
                                              -----------------------------------------------------------------
 Net interest income after provision
  for loan losses                                 2,828         412                   (121)               3,119
 Other income:
  Service charges on deposit accounts               241          18                                         259
  Merchant services                                 154           0                                         154
  Other                                             201          13                                         214
                                              -----------------------------------------------------------------
                                                    596          31                      0                  627
 Other expenses:
  Salaries and employee benefits                  1,016         150                                       1,166
  Net occupancy expense                             205           5                                         210
  Equipment rentals, depreciation and
   maintenance                                      191          55                      0  (4)             246
  Data processing                                   130           4                                         134
  Legal and professional                             83          47                                         130
  Merchant services                                 140           0                                         140
  Regulatory agency assessments                     110          21                                         131
  Other                                             467          17                     29  (4)             513
                                              -----------------------------------------------------------------
                                                  2,342         299                     29                2,670

                                              -----------------------------------------------------------------
 Income before income taxes                       1,082         144                   (150)               1,076
 Income taxes                                       348          51                    (41) (8)             358
                                              -----------------------------------------------------------------
 Net income                                   $     734      $   93                $  (109)            $    718
                                              =================================================================
 Net income per common and
  common equivalent share                         $0.38                                                   $0.33
 Weighted average common
   shares outstanding                         1,943,341                                               2,164,813
                                              =================================================================

                      STATE FINANCIAL SERVICES CORPORATION
             PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                 (UNAUDITED)
                     FOR THE YEAR ENDED DECEMBER 31, 1994
                             (DOLLARS IN THOUSANDS)


                                                                                     Pro Forma          Pro Forma
                                                    As Reported                      Adjustments        Consolidated
                                           -------------------------------------------------------------------------
                                           State Financial   Bancshares
                                           ----------------------------
 Interest income:
  Loans                                       $  12,086      $2,093                $     0  (4)        $ 14,179
  Investment securities
   Taxable                                        2,126         516                   (219) (4)           2,423
   Tax-exempt                                       790         240                                       1,030
  Federal funds sold                                226          31                                         257
                                              -----------------------------------------------------------------
 Total interest income                           15,228       2,880                   (219)              17,889


 Interest expense:
  Deposits                                        4,751       1,118                                       5,869
  Notes payable and othe borrowings                  22           8                    266  (6)             296
                                              -----------------------------------------------------------------
 Total interest expense                           4,773       1,126                    266                6,165

                                              -----------------------------------------------------------------
 Net interest income                             10,455       1,754                   (485)              11,724
 Provision for loan losses                          120         492                                         612
                                              -----------------------------------------------------------------
 Net interest income after provision
  for loan losses                                10,335       1,262                   (485)              11,112
 Other income:
  Service charges on deposit accounts             1,068          70                                       1,138
  Merchant services                                 608           0                                         608
  Other                                             762          48                                         810
                                              -----------------------------------------------------------------
                                                  2,438         118                      0                2,556
 Other expenses:
  Salaries and employee benefits                  3,633         676                                       4,309
  Net occupancy expense                             783          33                                         816
  Equipment rentals, depreciation and
   maintenance                                      933         153                      0  (4)           1,086
  Data processing                                   609          12                                         621
  Legal and professional                            289          99                                         388
  Merchant services                                 519           0                                         519
  Regulatory agency assessments                     443          86                                         529
  Other                                           1,747         222                    117  (4)           2,086
                                              -----------------------------------------------------------------
                                                  8,956       1,281                    117               10,354

                                              -----------------------------------------------------------------
 Income (loss) before income taxes                3,817          99                   (602)               3,314
 Income taxes                                     1,010         (14)                  (165) (8)             831
                                              -----------------------------------------------------------------
 Net income (loss)                             $  2,807      $  113                $  (431)            $  2,483
                                               ================================================================
 Net income (loss) per common and
  common equivalent share                         $1.45                                                   $1.15
 Weighted average common
  shares outstanding                          1,940,557                                               2,162,029
                                               ================================================================

                      STATE FINANCIAL SERVICES CORPORATION
        NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                 (UNAUDITED)

     Holders of Bancshares Stock will receive a purchase price based on an assumed value of $8,005 for each share of Bancshares Stock held for a total purchase price of $6,644,150 based upon the 830 shares of Bancshares Stock outstanding. See "The Merger -- Exchange Ratio." The aggregate Merger consideration will be paid 50% in exchange for SFSC Common Stock and 50% in the form of either cash or Notes.


     The "Market Value" of SFSC Common Stock for purposes of calculating the exchange ratio will be determined in the following manner. On each of the 20 trading days prior to closing, all "bid" and "ask" quotations quoted by all firms then making a market in SFSC Common Stock will be averaged to calculate the market quotation for that day (the "Average Quote"). Excluding the one trading day during such period on which the highest Average Quote was reported and the one trading day during such period on which the lowest Average Quote was reported, the remaining Average Quotes will be summed and the result divided by 18 to determine the Market Value of SFSC Common Stock to be used for purposes of calculating the exchange ratio. In the event the Market Value is greater than 110% of the net book value of SFSC, the Market Value will be assumed to be equal to 110% of such net book value. In the event the Market Value is less than 105% of the SFSC net book value, the Market Value will be assumed to be equal to 105% of net book value. Net book value will be calculated as of the most recently completed month end prior to closing in accordance with generally accepted accounting principles consistently applied. For purposes of the calculations contained herein, the Market Value of SFSC Common Stock is assumed to be $15.00 per share which is equal to 107.6% of SFSC's book value per share as of June 30, 1995. Because the determination of the Market Value of SFSC Common Stock is based upon a formula involving the "bid" and "ask" market quotations over the 20 trading days preceding the closing date of the Merger, and because the market value of SFSC Common Stock on the day of closing may differ from the Market Value determined in the calculation of the Exchange Ratio, the actual value received in SFSC Common Stock may be higher or lower than the $8,005 purchase price called for by the Merger Agreement for each share of Bancshares Common Stock. See "The
Merger -- Exchange Ratio". In the event the actual market value of SFSC Common Stock, as determined by this formula, is greater than the assumed $15.00 per share, the actual number of SFSC Common Shares issued in the transaction would be less than the amount of shares assumed to be issued in these pro forma financial statements. The converse would be true in the event the actual market value of SFSC Common Stock determined by this formula is less than the assumed $15.00 per share.



Recalculating earnings per share, assuming that the value of SFSC Common Stock used for purposes of the exchange ratio is equal to either 110% or 105% of SFSC's June 30, 1995 book value, does not change the resultant amount of pro forma earnings per share as calculated on the pro forma Consolidated Statements of Income for the three months ended March 31, 1995 nor for the year ended December 31, 1994.


(1) Reflects increase in outstanding common stock as a result of the acquisition of Bancshares by SFSC (dollars in thousands).

                                     SFSC            Bancshares             SFSC
                                  Investment          Stock             shares issued @
                                      in            Outstanding            533.6667
                                  Bancshares          Actual #           Exch. Ratio*
Bancshares purchase price         $6,644               830              221,471

* Assumes 50% of the acquisition funded by exchange of SFSC Common Stock.

                                         SFSC           Capital       Notes        Total
                                      Common Stock      Surplus      Payable
                                      ---------------------------------------------------
Issuance of SFSC
  Common Stock & Notes Payable            $22           $3,300        $3,322        $6,644
Less:  Costs Associated with SEC
       registration statement                               60                          60
                                       ---------------------------------------------------
                                          $22           $3,240        $3,322        $6,584
                                       ===================================================

     This analysis represents the acquisition of Bancshares by SFSC assuming 50% of Bancshares is acquired in exchange for Notes issued by SFSC for a two year term, fully amortized, at 8%, and 50% is acquired in exchange for SFSC Common Stock. To the extent Bancshares shareholders elect to receive cash as part of the merger consideration, the amount presented as Notes would be reduced and accordingly the Company's cash balances would also be reduced. The Company has sufficient internal resources to fully fund the cash portion of the transaction in the event no Bancshares shareholder elected to receive Notes.

(2)  Estimated out-of-pocket costs of Bancshares acquisition

                Professional fees associated with
                 Bancshares acquisition                                   $75
                Costs associated with SEC registration
                 statement                                                 60
                Cash payments for fractional shares                         0
                                                                       ------
                                                                         $135
                                                                       ======


(3) Under purchase accounting, Bancshares' assets and liabilities are required to be adjusted to their estimated fair values. The estimated fair value adjustments have been determined by SFSC based upon available information. SFSC cannot be sure that such estimated values represent the fair value that would ultimately be determined at the acquisition date. The following are the pro forma adjustments made to reflect Bancshares' estimated fair values at March 31, 1995.

                Purchase price of Bancshares                           $6,644
                Costs of acquisition                                       75
                                                                       ------
                                                                       $6,719
                                                                       ======
                Historical net assets of Bancshares at
                March 31, 1995                                         $4,459

         Fair market value adjustments as of March 31, 1995 based upon actual figures:

                     Investment securities                                         71
                     Premises and equipment                                         0
                     Loans                                                          0
                     Cost in excess of net assets of business
                     acquired                                                   2,189
                                                                               ------
                                                                               $6,719
                                                                               ======

The fair market value adjustments relating to premises and equipment and loans are not known at this point. Management will calculate the amount of these respective fair market value adjustments and record these amounts at closing.
It is estimated that the amount of fair market value adjustment for premises and equipment and loans will not be material.


(4) For purposes of determining the pro forma effect of the Bancshares acquisition on the Consolidated Statement of Income, the following pro forma adjustments have been made as if the acquisition had occurred as of January 1, 1994.





                                                                               Three months ended                   Year ended
                                                                                 March 31, 1995                  December 31, 1994
                                                                               ------------------                ------------------
    (A)     Yield adjustment for interest on investments
            (3 year amortization - straight line)                                       (55)                             (219)

    (B)     Depreciation on Building Adjustment--
            Bancshares (31.5 years straight line)                                         0                                 0

    (C)     Yield adjustment for interest on loans                                        0                                 0

    (D)     Amortization of cost in excess of net assets acquired
           -- Bancshares (14 year amortization - straight line)                          29                               117




(5)  Intercompany eliminated entry.

(6) Interest on Notes for one year at 8% per year, assuming all Bancshares shareholders elect to receive Notes instead of cash. To the extent Bancshares shareholders elect to receive cash, or exercise dissenters' rights and are accordingly paid in cash, and to the extent the actual interest rate is less than the maximum 8%, the actual amount of interest expense related to the Notes would be less.

(7) Interest on Notes for one quarter at 8% per year, assuming all Bancshares shareholders elect to receive Notes instead of cash. To the extent Bancshares shareholders elect to receive cash, or exercise dissenters' rights and are accordingly paid in cash, and to the extent the actual interest rate is less than the maximum 8%, the actual amount of interest expense related to the Notes would be less.

(8) The following table sets forth the tax benefits of the pro forma adjustments to the Consolidated Statements of income. All adjustments assume a 34% tax rate.



                                                                               Three months ended                   Year ended
                                                                                 March 31, 1995                  December 31, 1994
                                                                               ------------------                ------------------
     Tax benefit of interest on Notes interest                                           22                                90

     Tax benefit of yield adjustment for interest on Investments                         19                                75
                                                                                         --                               ---
                                                                                         41                               165
                                                                                         ==                               ===



     The amortization of cost in excess of net assets acquired is not deductible for tax purposes.

                             BUSINESS OF BANCSHARES

     GENERAL. Bancshares was organized in 1990 under Wisconsin law to become a bank holding company for Waterford Bank, both of which have offices located at 217 North Milwaukee Street, Waterford, Wisconsin 53185. Bancshares through its subsidiary bank, engages in general commercial and consumer banking, including the acceptance of deposits for demand, time, and savings accounts and the servicing of such accounts; and commercial, mortgage, and consumer lending to persons and businesses in the town of Waterford and surrounding communities, which is Waterford Bank's primary market area. Waterford is located in northwestern Racine County which is contiguous to SFSC's primary market area of Milwaukee and Waukesha counties.

Lending Activities. Beginning in 1994, Waterford Bank started to emphasize increased loan origination. This change in asset management was designed to improve net income through increased interest income resulting from higher yields on loans as compared to other forms of investments, such as securities. The primary focus of the increased loan activity has been on the origination of residential mortgage loans secured by one to four family dwellings.

One-the-Four Family Residential Loans. The primary lending activity of Waterford Bank has been the granting of mortgage loans to enable borrowers to purchase existing homes or to construct new single-family residences. As of March 31, 1995, such residential real estate loans totaled $14,958,000 and comprised 61.9% of the loan portfolio of the Waterford Bank. Management believes that this policy of focusing on single-family residential mortgage loans has been successful in contributing to interest income while minimizing risk inherent in lending and keeping delinquencies and losses at a minimum. Waterford Bank's lending policy limits the maximum loan-to-value ratio on residential real estate loans to 80% of the lesser of cost, purchase price or appraised value of the underlying residential property, unless private mortgage insurance to cover the excess over 80% is obtained.

     Waterford Bank requires title insurance or an attorney's title opinion and fire and extended insurance coverage on all mortgage loans. Waterford Bank obtains appraisals from an outside appraiser on its real estate loans. The terms of the notes for residential mortgage loans provide for maturities of not more than 3 years, although the amortization may be as long as 30 years. Such loans are amortized on a monthly schedule.

     Commercial Real Estate Loans. As of March 31, 1995, commercial real estate loans of Waterford Bank totaled $4,138,000, comprising 17.1% of the bank's loan portfolio. Waterford Bank's commercial real estate loans are secured by improved property such as churches, office buildings and retail operations located in the bank's primary service area.

     Of primary concern in commercial real estate lending is the borrower's credit-worthiness and the economic feasibility and cash flow ability of the project. Loans secured by commercial property are generally larger and involve greater risks than residential mortgage loans because payments on loans secured by income property or property used in the operation of a business are often dependent on the successful operation and management of such properties or businesses. As a result, properties securing such loans are likely to be subject to adverse conditions in the real estate market or the general economic conditions.

     The maximum loan to value on commercial real estate loans is restricted to 70% of the lower of appraised value or purchase price. Multi-purpose buildings are preferred as collateral over single-purpose buildings. Title insurance or abstract with an attorney's opinion along with adequate fire and hazard insurance are required. Maturity of commercial loans is generally not more than 5 years after inception, although the amortization period may be as long as 20 years. Commercial real estate loans are generally amortized on a monthly basis, and a clearly defined source of repayment must be identified.

     Consumer Loans. Waterford Bank offers a variety of consumer loans, including loans secured by mortgages on real estate for home improvement purposes; debt consolidation loans; loans on automobiles, boats and recreational vehicles, unsecured personal loans; student loans; and savings and time account loans. The majority of home improvement loans are made to Waterford Bank's existing customers and are generally secured by a first or second mortgage on residential property. Generally, consumer loans have terms of up to 5 years, provide for monthly amortization and range in size from $1,000 to $20,000. Vehicle loans are written to fully amortize over a term of 5 years on new vehicles, and such amortization period is reduced according to the age of the vehicle offered as collateral.

     Waterford Bank employs strict underwriting standards for consumer loans, including an assessment of the applicant's payment history and ability to meet existing obligations combined with payments on the proposed loan.

     As of March 31, 1995, Waterford Bank's consumer loans totalled $1,874,000 or 7.7% of its loan portfolio.

     Commercial Loans. As of March 31, 1995. Waterford Bank had approximately $2,571,000 or 10.6% of its loan portfolio in outstanding commercial loans. Commercial loans may be secured by real estate assets of the borrower or of the principals of the company involved. Commercial loans are typically secured by the business assets of the company, such as inventory, accounts receivable, fixtures and equipment. Loans to closely held corporations carry the personal guarantees of the principals. Commercial loans are generally of a seasonal nature with the source of repayment being current assets, primarily receivables and inventory. Commercial loans which are not secured by readily marketable real estate generally involve a higher degree of risk than residential real estate loans. Such commercial loans are typically made on the basis of the borrower's ability to make repayment from the cash flow of the business. As a result, the availability of funds for the repayment of commercial loans may be substantially dependent on the success of the business itself (which, in turn, is likely to be dependent upon the general economic environment). In recognition of such increased risk, the bank emphasizes current credit file documentation, capacity to repay the loan, adequacy of borrower's capital as well as an evaluation of the industry conditions affecting the borrower.

    Loan Solicitation and Processing. Loan originations come from walk-in customers, depositors, existing loan customers, real estate brokers and direct solicitation by loan officers. Loan applications are taken by loan officers who obtain credit reports, current financial information and other documentation. After the documentation is complete, the application is presented to the loan committee which consists of the entire board of directors. The loan committee has authority to approve loans, if deemed appropriate form a credit risk standpoint, up to the legal lending limit of the Waterford Bank.


     As of March 31, 1995, Bancshares had total assets of $36.5 million, net loans of $23.4 million, total deposits of $31.7 million, and stockholders' equity of $4.5 million. Bancshares' headquarters property had a net book value at March 31, 1995 of $223,000 and is not subject to any encumbrance.

     PROPERTY.   Bancshares, and its subsidiary bank, occupy approximately
10,126 square feet of space in a building owned by Waterford Bank located at 217 North Milwaukee Street, Waterford, Wisconsin.

     EMPLOYEES.   At March 31, 1995, Bancshares and Waterford Bank employed 14 full-time and 6 part-time employees. Bancshares and Waterford Bank consider their relations with their employees to be excellent. Employees who meet eligibility requirements are entitled to participate in employee benefit plans, which include group health and dental insurance, all the costs of which are paid by the employer.

     LEGAL PROCEEDINGS.   Bancshares and Waterford Bank are engaged in routine
litigation incidental to the nature of the business as a banking association, none of which, in the aggregate, is expected to have a material adverse effect on the operations of Bancshares, Waterford or SFSC.

     SUPERVISION AND REGULATION.   Bancshares is a Wisconsin corporation
organized as a bank holding company registered under the federal Bank Holding Company Act of 1956, as amended, and, as such, is subject to the supervision and regulation of the FRB. Bancshares owns all of the capital stock of Waterford Bank, a state-charted banking organization and as such is subject to the primary supervision and regular examination of the Wisconsin Commissioner of Banking (the "Commissioner"). Waterford Bank's deposits are also insured by the Federal Deposit Insurance Corporation ("FDIC"). Accordingly, Waterford Bank is also subject to the supervision of and certain regulations issued by the FDIC. Waterford Bank is currently operating under a Memorandum of Understanding (the "Memorandum") issued by the Commissioner and the FDIC. In the opinion of

Bancshares and Waterford Bank, Waterford Bank is in substantial compliance with the Memorandum.

     Waterford Bank and its operations are affected by various legal restrictions and requirements, including the requirement to maintain reserves against deposits, restrictions on the nature and the amount of loans and the interest charged thereon, and restrictions related to investments and other activities.

  See "Regulation of SFSC, State Financial Bank, Bancshares and Waterford Bank."

     DIVIDENDS. Holders of Bancshares Stock are entitled to receive such dividends as may be declared by the Bancshares Board of Directors paid from time to time out of funds legally available therefor. Bancshares ability to pay dividends depends upon the receipt of dividends from Waterford Bank. Waterford Bank's ability to pay dividends is regulated by various banking statutes. In 1993, Bancshares paid total dividends of $61,000 or $70.00 per share. In 1994, Bancshares paid total dividends of $60,000 or $72.00 per share. See "Regulation of SFSC, State Financial Bank, Bancshares and Waterford Bank - Dividend Limitations."

     MARKET PRICE.   There is no public trading market for Bancshares Stock.
As of December 31, 1994, Bancshares had 21 shareholders of record holding the 830 shares of Bancshares Stock outstanding. Bancshares' management believes that on March 8, 1995, 405 shares of Bancshares Stock were sold at $8,000.00 per share.

                            MANAGEMENT OF BANCSHARES

     DIRECTORS. The following table sets forth for each director of Bancshares his/her name, age, principal occupation for the past five years, the year in which he/she first became a director of Bancshares or a predecessor thereof, and the year in which his/her current term as a director will expire.

                                                                                                   Current
                                                                                  Director          Term
        Name                Age             Principal Occupation                  Since           Expires
        ----                ---             --------------------                  -------         -------
  Oliver De Hart (1)        55      Owner, Woodland Pier One, a retail boating     1993             1996
                                    store

  Charles M. Noll           73      Retired                                        1974             1996

  Miles O. Anderson         86      Retired                                        1967             1996

  John Mamerow              64      Owner and operator of his own farm             1993             1996

     (1) Mr. De Hart is Chairman of the Board of Directors of Bancshares and Waterford Bank.

     EXECUTIVE OFFICERS. The following are the names, ages, and principal occupations for the past five years of each of the executive officers of Bancshares and its subsidiary, Waterford Bank.

     Frances M. Koukol, age 75. Mrs. Koukol has been employed by Bancshares and Waterford Bank at all times during the preceding five years serving as Bancshares Secretary and Waterford Bank's Cashier.

     Thomas Anderson, age 46. Mr. Anderson has been employed by Waterford Bank as a vice president since May, 1993 and has served as assistant secretary of Bancshares since March 1995. Prior to his employment with Waterford Bank, Mr. Anderson was a commercial bank officer at State Bank of Cascade.

        Bancshares and its subsidiary bank have been operating without a President and Chief Executive Officer since May 1994 when the then President and Chief Executive Officer resigned. Bancshares' board of directors had been contemplating the sale of Bancshares prior to the resignation of the former President. With his resignation and the Board's continued pursuits of a potential acquiror for Bancshares, the Board elected to leave the position vacant for the acquiror to fill the position of President and Chief Executive Officer upon consummation of the acquisition.

     SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

     DIRECTORS AND EXECUTIVE OFFICERS.   The following table sets forth, as of
June 30, 1995, the number of shares of Bancshares Stock beneficially owned by Bancshares directors and executive officers both individually and as a group:

                                                    Number of Shares                 Percentage of
                                                   of Bancshares Stock                Outstanding
         Name                                      Beneficially Owned                   Shares
         ----                                      -------------------                ------------
Miles O. Anderson                                          52                              6.3%
Oliver De Hart                                             10                              1.2
Frances M. Koukol                                           1                              0.1
Charles M. Noll                                           140                             16.9
John Mamerow                                                0                              0.0
Thomas Anderson                                             0                                0
All directors and executive
 officers as a group (6 persons),
 including the above-named individuals                    203                             24.5%

         BENEFICIAL OWNERS.   The following sets forth information as of June
30, 1995, with respect to the only persons known to Bancshares to be the "beneficial owners" (as defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) of more than 5% of the outstanding shares of Bancshares Stock.

Name and Business Address                Ownership of Bancshares Stock

Miles O. Anderson                 Mr. Anderson beneficially owns 52 shares of
217 North Milwaukee Street        Bancshares Stock, which represents 6.3% of
Waterford, WI 53185               the 830 shares of Bancshares Stock
                                  outstanding.

Charles M. Noll                   Mr. Noll beneficially owns 140 shares of
217 North Milwaukee Street        Bancshares Stock, which represents 16.9% of
Waterford, WI 53185               the 830 shares of Bancshares Stock
                                  outstanding.

Gerald Fitzgerald, Jr.            Mr. Fitzgerald beneficially owns 404 shares of
1683 Beaver Pond Road             Bancshares Stock, which represents 48.7%
Inverness, IL 60067               of the 830 shares of Bancshares Stock
                                  outstanding.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                            OPERATIONS--BANCSHARES

         The following is Bancshares management's discussion and analysis of financial condition and results of operations for the three months ended March 31, 1995 and 1994 and for the years ended December 31, 1993 and 1994.

This discussion and analysis should be read in conjunction with the related financial statements and notes thereto and the other financial information included herein.

                  COMPARISON OF RESULTS OF OPERATIONS FOR THE
              THREE MONTHS ENDED MARCH 31, 1995 AND MARCH 31, 1994
                 AND FINANCIAL CONDITION AT MARCH 31, 1995 AND
                                 MARCH 31, 1994

RESULTS OF OPERATIONS

         For the three months ended March 31, 1995, Bancshares net income was $93,000, an $11,000 increase from the net income reported for the comparable period in 1994.

         NET INTEREST INCOME

         Net interest income increased $9,000 or 2.2% to $421,000 for the three months ended March 31, 1995. This increase was primarily due to an increase in the volume of average interest earning assets as a percentage of total assets to 94.5% for the three months ended March 31, 1995 compared to 91.9% for the three months ended March 31, 1994. Offsetting the volume increase in interest-earning assets was a decrease in Bancshares taxable-equivalent net interest margin. For the three months ended March 31, 1995, the taxable-equivalent net interest margin was 4.72% compared to 4.78% for the first quarter of 1994. Bancshares yield on interest-earning assets increased to 8.30% from 8.23% comparing first quarter 1995 to first quarter 1994. However, Bancshares total cost of funds increased at a faster rate, to 3.58% from 3.45%, over the same period which resulted in the reduced taxable equivalent net interest margin.

         PROVISION FOR LOAN LOSSES

         For the three months ended March 31, 1995, Bancshares provided $8,000 for potential losses compared to $26,000 for the three months ended March 31, 1994. Lower provisions were made in the first quarter of 1995 primarily due to the recovery of $19,000 in loans previously charged-off.

         OTHER INCOME AND OTHER EXPENSES

         Other income decreased $2,000 between the first quarter of 1995 and 1994. This decrease was primarily due to slightly lower income from deposit account service charges due to the reduction in the number of checks returned for insufficient funds.

         Other expenses decreased $17,000 or 5.5% for the three months ended March 31, 1995 compared to the three months ended March 31, 1994. The primary reasons for the decrease were reductions in salaries and employee benefits of $38,000, due to the departure of Waterford Bank's President and Chief Executive Officer in May, 1994 and the fact the position remains vacant, and reductions in other expenses of $21,000, due to reduced expenses associated with regulatory examinations. Offsetting these reductions were increases in legal and professional fees of $32,000 primarily due to the additional fees incurred with Bancshares pending sale and an increase of $15,000 in equipment rentals, depreciation, and maintenance due to increased repairs necessary in the first quarter of 1995 and higher costs of service contracts.

         INCOME TAXES

         Income taxes increased $31,000 due to the increase in income before income taxes and decreased tax-exempt investment income in the first quarter of 1995.

FINANCIAL CONDITION

         Total assets at March 31, 1995 were $36.5 million, a decline of $2.2 million or 5.8% from the $38.7 million outstanding at December 31, 1994. The asset decline was due to total deposits decreasing $2.6 million.

         LOAN PORTFOLIO

         Bancshares largest asset category continues to be loans. The following table sets forth the major categories of loans outstanding and the percentage of total loans for each respective category at March 31, 1995 (dollars in thousands).


                                Amount  Percent
                                ------  -------
Commercial                     $ 2,571    10.6%
Agricultural production            208     0.9
Real estate
  Commercial                     4,139   17. 1
  Agricultural                     287     1.2
  Residential                   14,958    61.9
Installment                      1,874     7.7
Other                              144     0.6
                               -------   ------
     TOTAL LOANS               $24,181   100.0%
                               =======   ======

NON-PERFORMING ASSETS

         The following table sets forth the amount of Bancshares' non-performing loans and other real estate owned, and the percent each represents of total assets as of March 31, 1995 (dollars in thousands).



                                    Amount  Percent
                                    ------  -------
Non-accrual loans                  $    322    0.9%
Accruing loans past due
  90 days or more                       -0-    -0-
    Total non-performing loans     --------  ------
Other real estate owned                 322    0.9
    Total non-performing assets         123    0.3
                                   --------  ------
                                   $    445    1.2%
                                   ========  ======


         Non-performing assets as a percentage of total assets increased to 1.2% of total assets at March 31, 1995 compared with 1.1% at December 31, 1994. The increase is primarily due to a slight increase in the level of non-accrual loans at March 31, 1995.

         SUMMARY OF LOAN LOSS EXPERIENCE

         The following table summarizes loan balances at March 31,1995, categorical changes in the allowance for loan losses resulting from loans charged-off and recoveries on loans previously charged-off, and provisions for loan losses that have been charged to expense (dollars in thousands).


                                                       For the three
                                                        months ended
                                                       March 31, 1995
                                                       ---------------
                                                            Amount
                                                            ------
Total loan balance at end of period                       $ 24,181
                                                          ========
Allowance for loans losses at beginning of period              707
Loan charge-offs
  Commercial                                                   -0-
  Real Estate                                                  -0-
  Installment                                                    2
  Other                                                        -0-
                                                          --------
     Total charge-offs                                           2
Loan recoveries:
  Commercial                                                   -0-
  Real Estate                                                   17
  Installment                                                    1
  Other                                                        -0-
                                                          --------
     Total recoveries                                           18
                                                          --------
Net loan (charge-offs)/recoveries                               16
Provision for loan losses                                        8
Allowance for loans losses at end of period                   $731
                                                          ========
Ratio of net (charge-offs)/recoveries to
  total loans outstanding                                     0.07%
                                                          ========
Allowance for loan losses to total loans                      3.02%
                                                          ========


DEPOSITS

         The following table sets forth Bancshares' deposit portfolio composition and the representative percentage of each deposit category to total deposits at March 31, 1995 (dollars in thousands).


                          Amount        Percent
                         --------       -------
Demand                     $2,981          9.4%
Now and Money
  Market                    7,515         23.8
Savings                     7,661         24.2
Time deposits              13,494         42.6
                         --------       -------
     TOTAL DEPOSITS       $31,651        100.0%
                         ========       =======

         Total deposits declined $2.6 million due to declines of $0.7 million in demand deposits, $2.4 million in NOW and money market deposits, $0.6 million in savings deposits, offset by an $1.2 million increase in time deposits. Historically, Bancshares experiences deposit contraction in demand balances during the first quarter of each year as businesses employ funds into their respective operating cycles. The decrease in savings, NOW and money market balances was partially offset by the increase in time deposits as funds shifted into that category due to increasing market interest rates. The remaining decline in savings, NOW and money market deposits was due to intense deposit competition attracting those funds.

        At March 31, 1995, $6,978,000 or 20.4% of Bancshares total deposits were in accounts with balances greater than $100,000, which is high in relation to its peers. Historically, deposit balances in excess of $100,000 tend to exhibit a higher degree of volatility as deposit pricing must be extremely competitive to attract and retain these deposits. Accordingly, Bancshares interest margin and liquidity are impacted by this level of deposits with balances greater than $100,000. All of Bancshares deposits with balances greater than $100,000 are from local depositors, rather than brokered deposits, which offsets a degree of the volatility generally associated with the large balance accounts.

CAPITAL

         Total stockholders' equity increased from $4.4 million at December 31, 1994 to $4.5 million at March 31, 1995 due to income generated during the three months ended March 31, 1995. A comparison of Bancshares' capital as of March 31, 1995 and December 31, 1994 with the minimum and "Well-Capitalized" regulatory definitions of capital is presented below.

                                                                                   Regulatory             Regulatory
                                                                                   Minimum             Well-Capitalized
                                                     Actual                        Requirement            Requirement
                                    -----------------------------------------------------------------------------------
                                    March 31, 1995          December 31, 1994
                                    --------------          -----------------
 Tier 1 leverage                          11.6%                   11.8%                 3.0%                   5.0%
 Tier 1 risk-based capital                22.6                    22.9                  4.0                    6.0
 Risk-based capital                       23.9                    24.2                  8.0                   10.0

         According to the FDIC's capital guidelines, Bancshares is considered to be "Well Capitalized."

  COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1994,
      1993 AND 1992 AND FINANCIAL CONDITION AT DECEMBER 31, 1994 AND 1993

RESULTS OF OPERATIONS

         For the year ended December 31, 1994, net income was $113,000, a decrease of $171,000 or 60.2% from 1993. The reduction in net income was primarily the result of an increase in the provision for loan losses.

         For the year ended December 31, 1993, net income was $284,000, a decrease of $104,000 or 26.8% from net income recorded for the year ended December 31, 1992 of $388,000.

         NET INTEREST INCOME

         Net interest income increased $128,000 or 7.9% for the year ended December 31, 1994. Total interest income decreased $17,000 (0.6%) to $2,880,000 in 1994, despite an increase of approximately $630,000 in the volume of average interest-earning assets outstanding during 1994. The decline in total interest income was primarily the result of a decline in the taxable-equivalent yield on interest earning assets to 8.48% for the year ended December 31, 1994 compared to 8.81% for the year ended December 31, 1993. Interest expense decreased $145,000 or 11.4% for the year ended December 31, 1994 due to a slight increase in the percentage of average demand deposits to average total deposits and declines in the average rates paid on total deposits to 3.40% in 1994 from 3.85% in 1993.

         Net interest income for the year ended December 31, 1993 of $1,626,000 was virtually unchanged from the $1,630,000 reported for the year ended December 31, 1992. Total interest income decreased $129,000 or 4.3% in 1993 due to the general market interest rate declines during the course of the year. Interest expense decreased $125,000 or 9.0% also due to interest-bearing liabilities repricing into the lower interest rate environment prevalent during the year.

         PROVISION FOR LOAN LOSSES

         The provisions for loan losses for 1994 was $492,000, an increase of $283,000 from 1993, which resulted in an Allowance for Loan Losses of $707,000, or 3% of total loans as of December 31, 1994. The Allowance for Loan Losses reflects an estimate of a number of factors affecting credits; such factors include, among others, collateral values based on current appraisals or inspections, financial condition of borrowers based on current financial statements and the ability of borrowers to meeting contractual loan payments based on current cash flow data. Bancshares did not have procedures in place to track missing loan documentation (primarily current personal and business financial statements). Current business and personal financial statements are reoutinely requested by lenders for most loans that are not secured by 1-4 family real estate or consumer type credits. However, banks need to maintain a system to monitor the borrowers' compliance with such requests as borrowers are often reluctant to send such information unless the loan is subject to renewal or the receipt of current financial statements is a conveant in the loan agreeement. Periodic review of these financial statements by lending personnel assists management in monitoring the status of its borrowers. This review supplements the lender's and management's general understanding of the credits based on direct discussions with the borrower and site visits to the borrower's business or property. Bancshares evaluated the adequacy of the allowance for loan losses primarily based on this general understanding and loan deliquency and nonperforming asset reports.



The departure of the previous management in 1994 increased the emphasis of Bancshares' loan review towards reviewing loan documentation, including the borrower's current financial information, as much of the credits' general background information was not previously documented in the credit files. Through these reviews, approximately $2.5 million of loans were discovered to be lacking current financial information and other missing loan documentation which, during 1994, led to an increase in the provisions for loan losses for the year then ended.



If available, current financial information was used to evaluated the borrower's ability to meet their contractual loan payments. However, the 1994 review analyzed the risk in Bancshares' loan portfolio primarily on collateral coverage on the specific loans reviewed. As a result of these reviews, it was discovered that certain loans, through previously to be adequately secured, were undercollateralized and/or were not otherwise supported by the borrower's demonstration of currrent debt service capacity. The results of the specific reviews, in conjunction with loan delinquency and nonperforming asset reports, were used to establish the allowance for loan losses and consequently the provisions made in 1994. While management believes that the allowance for loan losses is adequate, the determination of the appropriate level of the provision for loan losses is, of necessity, an estimate based on currently available information and is, therefore, susceptible to change and adjustments based on the receipt of updated financial information or changes in the financial status of the borrower.



         The provision for loan losses in 1993 increased to $209,000 compared to $101,000 in 1992. This increase was related to Bancshares' review of delinquency and nonperforming asset reports during the course of 1993 which revealed increased activity, specifically related to a series of five loans to an individual borrower, which were severely undercollateralized and did not cash flow. These loans were ultimately charged-off during 1993 and are primarily responsible for the increased charge-off activity experienced during the year.


         OTHER INCOME AND OTHER EXPENSES

         Other income decreased $35,000 in 1994 compared to 1993, primarily the result of decreased service charge income during the year.

         Other income increased $33,000 in 1993 compared to 1992, primarily the result of increases in service charge income, safe deposit fees, and income collected from the sale of cashier's checks and money orders.

         Other expenses increased $59,000 or 4.8% for the year ended December 31, 1994. Salaries and employee benefits increased $46,000 or 7.3% primarily due to approximately $72,000 in expenses associated with the adoption in 1994 of a post-retirement benefit plan covering employees meeting certain age and service requirements. Exclusive of the post-retirement benefit expense, salaries and employee benefits declined $26,000 during 1994, primarily due to attrition in the Waterford Bank's officer staff associated with the departure of the President and Chief Executive Officer. Legal and professional fees increased $32,000 primarily due to the additional professional services necessary to sell Bancshares. Offsetting these increases was a reduction in data processing expenses due to Waterford Bank's first full year of operation in 1994 under its in-house system processing system.

         Other expenses increased $88,000 or 7.8% in 1993 compared to 1992.
The majority of this increase was in salaries and employee benefits, increasing $90,000 due to larger bonuses paid to then senior management and general salary increases during the year.

         INCOME TAXES

         For the year ended December 31, 1994, Bancshares reported an income tax credit of $14,000 due to the decline in pre-tax income resulting from the additional loan loss provisions recorded during the year. Although Bancshares reported pre-tax earnings, these earnings did not exceed the amount of tax-exempt income recorded during the year, thus resulting in the tax credit.

         For the year ended December 31, 1993, income tax expense was $64,000, a decrease of $63,000 from the $127,000 recorded for the year ended December 31, 1992. The decline was due to the decrease in pre-tax income reported in 1993 compared to 1992.

FINANCIAL CONDITION

         At December 31, 1994, total assets were $38.7 million compared to $40.1 million at December 31, 1993. The $1.4 million asset decline was primarily the result of a $1.3 million decline in total deposits outstanding at the end of each respective year. Total deposits declined as a result of decreased savings balances of approximately $1.5 million due to intense rate competition in Bancshares market area for this type of account.

         LOAN PORTFOLIO

         Bancshares largest single asset category is loans. The following table shows Bancshares loan portfolio composition and the representative percentage of each category to total loans on the dates indicated (dollars in thousands).

                                                                At December 31,
                                                                ---------------
                                          1994                       1993                       1992
                                     --------------             --------------             --------------

                                      Amount    Percent       Amount       Percent       Amount      Percent
                                      ------    -------       ------       -------       ------      -------
Commercial                            $2,621    11.1%         $2,308        10.4%         2,261       10.9%
Agricultural production                  204     0.9             500         2.3            585        2.8
Real estate
  Commercial                           3,427    14.6           3,156        14.2          3,401       16.3
  Agricultural                           592     2.5             230         1.0            163        0.8
  Residential                         14,859    63.1          14,460        65.1         12,546       60.3
Installment                            1,690     7.2           1,455         6.5          1,665        8.0
Other                                    156     0.6             108         0.5            197        0.9
                                     -------   -----         -------      ------        -------      -----
TOTAL LOANS                          $23,549   100.0%        $22,217      100.0%        $20,818      100.0%
                                     =======   =====         =======      ======        =======      =====


         Total loans outstanding at the end of 1994 increased $1.3 million primarily in commercial, commercial real estate, and residential real estate loans.

         RISK ELEMENTS IN THE LOAN PORTFOLIO

         Certain risks are inherent in the lending function. These risks include a borrower's subsequent inability to pay, insufficient collateral coverage, and changes in interest rates. Waterford Bank attempts to reduce these risks by adherence to a written set of loan policies and procedures. Included in these policies and procedures are underwriting practices covering debt-service coverage, loan-to-value ratios, and loan term. Pursuant to Bancshares' loan policy, evidence of a specific repayment source is required on each credit extension, with documentation of the borrower's repayment capacity. Generally, this repayment source is the borrower's cash flow, which must demonstrate the ability to service the debt based upon historical results and conservative projections of future performance.

         Management of Waterford Bank maintains the allowance for loan losses ("the Allowance") at a level considered adequate to provide for future loan losses. The Allowance is increased by provisions charged to earnings, and is reduced by charge-offs, net of recoveries. At December 31, 1994, the Allowance was $707,000, an increase of $369,000 from the balance at December 31, 1993. The increase was primarily due to the additional provisions previously discussed.

         The balance of the Allowance and actual loan loss experience for the last five years is summarized in the following table (dollars in thousands).


                                                                 At December 31,
                                           1994             1993             1992            1991             1990
                                           ----             ----             ----            ----             ----
 Total loans                           $ 23,549         $ 22,217         $ 20,818        $ 20,708         $ 21,530
                                       ========         ========         ========        ========         ========
 Balance at beginning of period            $338             $242             $214            $214             $150
 Charge-offs:
  Commercial                                -0-              115               93              43                2
  Real estate                               134              -0-                8              21                2
  Installment                                 1                1              -0-              25               24
  Other                                       2                2              -0-             -0-              -0-
                                         ------           ------           ------          ------           ------
   Total charge-offs                        137              118              101              89               28

 Recoveries:
  Commercial                                 10                4               28              17               35
  Real Estate                                 3              -0-              -0-             -0-                3
  Installment                                 1              -0-              -0-               1              -0-
  Other                                     -0-                1              -0-             -0-              -0-
                                         ------           ------           ------          ------           ------
   Total recoveries                          14                5               28              18               38
                                         ------           ------           ------          ------           ------

 Net (charge-off)/recoveries               (123)            (113)             (73)            (71)              10
                                            492              209              101              71               54
                                         ------           ------           ------          ------           ------

Additions charged to operations


 Balance at end of period                $  707           $  338         $    242        $    214           $  214
                                            ===              ===              ===             ===              ===
 Ratios:
  Net (charge-offs)/recoveries to
  total loans outstanding                 (.52)%           (.51)%           (.35)%          (.34)%              .05
  Net (charge-offs)/recoveries
  to total allowance at end of period   (17.40)%         (33.43)%         (30.17)%        (32.72)%             4.67%
  Allowance to year end loans
  outstanding                              3.00%            1.52%            1.16%           0.55%             0.99%

         When in the opinion of Management of Waterford Bank, serious doubt exists as to the collectibility of a loan, the loan is placed on nonaccrual status. At the time a loan is classified as nonaccrual interest previously credited to income in the current year is reversed and interest income accrued in the prior year is charged to the allowance. With the exception of credit cards, Bancshares does not recognize income on loans past due 90 days or more.

         The following table summarizes non-performing assets on the dates indicated (dollars in thousands).

                                                             At or for the Year Ended December 31,
                                                             -------------------------------------

                                                    1994         1993        1992          1991         1990
                                                    ----         ----        ----          ----         ----
Nonaccrual loans                                $    303   $    516      $    548        $  611      $  487
Accruing loans past due 90 days or more              -0-        -0-           -0-           -0-         -0-
Restructured loans                                   -0-        -0-           -0-           -0-         -0-
                                                     ---        ---           ---           ---         ---
Total non performing and restructured loans          303        516           548           611         487

Other real estate owned                              123        -0-           131           451         -0-
                                                     ---        ---           ---           ---         ---
Total non-performing assets                       $  426     $  516        $  679       $ 1,062      $  487
                                                  ======     ======        ======       =======      ======

Ratios:
 Non-performing loans to total loans                1.29%      2.32%         2.63%         2.95%       2.26%
 Allowance to non-performing loans                233.33      65.50         44.16         35.02       43.94
 Non-performing assets to total assets              1.09       1.29          1.75          2.89        1.45


INVESTMENT PORTFOLIO

         Total investment securities outstanding at December 31, 1994 decreased $393,000 as proceeds from maturing investments were utilized to fund Bancshares loan growth during the year. The following table presents the combined book value of Bancshares investment securities on the dates indicated. All investments are classified as held-to-maturity (dollars in thousands).

                                              At December 31,
                                              ----------------

                                                    1994           1993           1992
                                                    ----           ----           ----
U.S. Treasury securities and
  obligations of  U.S.
  government agencies                              $ 7,223       $ 7,235         $ 6,906
Obligations of states and
  political subdivisions                             3,068         3,764           3,843
Mortgage-backed securities                             916           601             -0-
                                                   -------       -------         -------
TOTAL                                              $11,207       $11,600         $10,749
                                                   =======       =======         =======

         The composition of Bancshares investment securities has been influenced by the general market conditions prevalent during 1994.

DEPOSITS

        Deposits are Bancshares principal source of funding. Deposit inflows and outflows are significantly influenced by general interest rates, money market conditions, market competition, and the overall condition of the economy. For the year ended December 31, 1994, total deposits decreased $1.3 million due to reductions in savings, NOW, and money market balances due to intense competition for these products in Bancshares' market area. The following table sets forth Bancshares' deposit portfolio composition and the representative percentage of each deposit category to total deposits on the dates indicated (dollars in thousands).

                                           At December 31,
                                           ---------------
                                 1994                 1993                 1992
                                 ----                 ----                 ----

                             Amount  Percent     Amount   Percent     Amount  Percent
                             ------  -------     ------   -------     ------  -------
Demand                      $ 3,688    10.7%    $ 3,325      9.4%      4,012    11.8%
Now and Money Market          9,965    29.1      11,354     31.9      10,403    30.6
Savings                       8,292    24.2       9,833     27.7       8,609    25.3
Time deposits                12,342    36.0      11,027     31.0      10,990    32.3
   TOTAL DEPOSITS          --------  ------    --------   ------     -------  ------
                            $34,287  100.0%     $35,539    100.0%    $34,014   100.0%
                            =======  ======    ========   ======     =======  =======

CAPITAL

         Total stockholders' equity decreased $59,000 from 1993 to 1994 due to the amounts paid for dividends and treasury stock purchases exceeding net income for the year ended December 31, 1994. For the year ended December 31, 1993, total stockholders' equity increased $223,000 due to retention of earnings net of dividends.

LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT

         The primary functions of asset/liability management are to assure adequate liquidity and to maintain an appropriate balance between interest-sensitive assets and interest-bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of depositors and borrowers. Liquid assets (including cash, deposits with other banks, and federal funds sold) are maintained to meet customers needs. Bancshares had liquid assets of $1.0 million, $ 3.8 million and $5.8 million at March 31, 1995, December 31, 1994, and December 31, 1993, respectively. In addition, investment securities maturing within one year totaled $2.0 million, $1.3 million, and $0.3 million, at March 31, 1995, December 31, 1994, and December 31, 1993, respectively. Investment maturities within one year, combined with liquid assets, aggregated 14.9% and 17.2% of total deposits at the end of 1994 and 1993, respectively and 9.5% at March 31, 1995. The reduction in Bancshares' liquidity since the end of 1993 has been the result of a decline in total deposits combined with an increase in the amount of loans outstanding. As a result, Bancshares ratio of net loans to deposits has increased to 74.1% at March 31, 1995 compared to 66.6% and 61.6% at December
31, 1994 and 1993, respectively. Given Bancshares liquidity position as of March 31, 1995, additional deposit declines could result in the curtailment of certain lending activities, payment of above-market interest rates on deposit, to attract funds, borrowing of funds, or any combination thereof. If deposit declines resulted in Bancshares utilizing any one or more of these strategies to offset those declines, it would be expected to negatively impact Bancshares net interest income and margin.

         Interest rate risk is an inherent part of the banking business as financial institutions gather deposits and borrow other funds to finance earning assets. Interest rate risk results when repricing of rates paid on deposits and other borrowings does not coincide with the repricing of interest-earning assets. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates. The following table shows the estimated maturity and repricing structure of the Bancshares' interest-earning assets and interest-bearing liabilities for four different independent and cumulative time intervals as of December 31, 1994 (dollars in thousands). Nonmaturing deposit categories, including savings, NOW, and money market deposits are assumed to reprice along the following schedule - 10% within 0-30 days, 20% within 31-90 days, and 30% within 91 days to one year. Assumptions regarding prepayment and withdrawal rates are based upon industry experience and management believes such assumptions to be reasonable. The table does not necessarily indicate the impact general interest rate movements may have on Bancshares net interest income as the actual repricing experience of certain assets and liabilities, such as loan prepayments and deposit withdrawals, is beyond Bancshares control. As a result, certain assets and liabilities may reprice at intervals different than the maturities assumed in the following table given the general movement in interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in general market interest rates, while interest rates on other types may lag behind changes in market rates.


                                          0-90 Days       91-365 Days       1-5 Years       Over 5 Years            Total
                                         ------------------------------------------------------------------------------------
 ASSETS
 Loans                                      $2,894           $6,655         $  9,843            $3,853               $23,245
 Investment                                    743            1,292            6,072             3,100                11,207
 Federal Funds                               1,900              -0-              -0-               -0-                 1,900
                                             -----              ---              ---               ---              --------

 Total                                      $5,537           $7,947          $15,915            $6,953               $36,352

 LIABILITIES
 Savings & NOW Deposits                     $3,259           $3,259           $4,345          $    -0-               $10,863
 Time Deposits                               3,851            6,928            1,564               -0-                12,343
 Money Market Deposits                       2,218            2,218            2,958               -0-                 7,394
                                             -----            -----            -----               ---              --------

 Total                                      $9,328          $12,405           $8,867               -0-               $30,600
                                             =====           ======            =====               ===                ======

 Interest Sensitivity Gap                  $(3,791)        $ (4,458)           $7,048            $6,953               $ 5,752
 Cumulative Gap                             (3,791)          (8,249)           (1,201)            5,752
                                           =======          =======           =======             =====
 Cumulative Gap as a Percentage
   of Total Earning Assets                   (10.4)%          (22.7)%            (3.3)%            15.8%
                                            ======           ======             =====              ====

         At December 31, 1994, interest-sensitive assets and interest-sensitive liabilities subject to repricing within one year, as a percentage of total assets were 34.8% and 56.1%, respectively. Maturing fixed rate loans are the primary interest-sensitive assets repricing within one year. On the funding side of the balance sheet, time deposits, represented by certificates of deposits and individual retirement accounts, are the primary interest-sensitive liabilities subject to repricing in the coming year. The table above demonstrates Bancshares is liability-sensitive at December 31, 1994 for a one-year time horizon, which would generally indicate that Bancshares net interest margin would improve if rates decrease and deteriorate if interest rates increase. During the first half of 1995 interest rates have generally been declining which, given Bancshares cumulative negative gap position for a one-year time horizon, would result in an improvement to Bancshares net interest income and margin.

RECENT ACCOUNTING DEVELOPMENTS

         The Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," effective January 1, 1995. As a result of applying the new rules, certain impaired loans are reported at the present value of expected future cash flows using the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of the standard did not have a material impact on the Company's financial position or results of operations.

         FASB also recently issued SFAS 122 "Accounting for Mortgage Servicing Rights" which provides accounting principles related to the origination and sale of mortgage loans and the corresponding retainage of the mortgage servicing rights. Adoption is effective for Bancshares financial reporting purposes beginning January 1, 1996. Because Bancshares does not routinely originate loans for the purpose of sale of the adoption of SFAS 122 is not expected to have an effect on Bancshares.

IMPACT OF INFLATION AND CHANGING PRICES

         The majority of Bancshares assets and liabilities are monetary in nature and therefore differ greatly from most commercial and industrial companies that have significant investments in fixed assets or inventories. Consequently, interest rates have a greater impact on Bancshares performance than do the general levels of inflation. Management believes the most significant impact on Bancshares financial results is its ability to react to interest rate changes and endeavors to maintain an essentially balanced position between interest sensitive assets and liabilities in order to protect against wide fluctuations in Bancshares net interest margin.

REGULATORY MATTERS

         Since 1993, Waterford Bank has been operating under a Memorandum of Understanding with the Wisconsin Commissioner of Banking and the FDIC for the institution of certain compliance and control procedures. Based on its evaluation of corrective measures taken, Management believes Waterford Bank is currently in substantial compliance with the requirements of the Memorandum of Understanding and that future operations will not be affected thereby.

         Management believes that the issuance of the Memorandum resulted from certain deficiencies in the operations of the Waterford Bank, including loan administration and documentation, loan collection efforts, lack of continuing loan review and lack of realistic amortization. Additional factors resulting in the issuance of the Memorandum related to inadequate internal and audit controls, including policies for the payment of expenses and to the lack of outside representation on the bank's Board of Directors.

                      STATE FINANCIAL SERVICES CORPORATION

         BUSINESS OF SFSC

         The following brief summary of the business done by SFSC and certain financial data with respect thereto is qualified in its entirety by additional information concerning SFSC, and its business and financial condition (including audited consolidated financial statements) incorporated herein by reference in this Proxy Statement and Prospectus from the SFSC 1994 Annual Report delivered herewith. See "Incorporation of Certain Information by Reference." Also see the following: "Summary of the Proxy Statement and Prospectus--Per share Financial Information," and "Pro Forma Financial Information."

         GENERAL

         SFSC is a Wisconsin corporation headquartered in Hales Corners, Wisconsin. SFSC is a bank holding company which owns and operates State Financial Bank ("Bank" or "State Financial Bank"). State Financial Bank is the entity resulting from the merger in June 1994 of the Company's previous four banks, State Bank, Hales Corners ("State Bank"); University National Bank ("University"); Edgewood Bank ("Edgewood"); and Eastbrook State Bank ("Eastbrook") into State Bank's charter. Bank services its customers with seven full-service locations. Four offices, Hales Corners, Greenfield, Glendale, and Milwaukee are located in Milwaukee County, Wisconsin, the most populous county in the state. Three offices; Brookfield, Muskego, and Waukesha are located in Waukesha County, Wisconsin which is immediately west of
Milwaukee County.   In addition, the Bank also operates two loan production
offices providing lending outlets to Milwaukee's central city. SFSC was organized in 1984 to become a holding company for the former State Bank. In 1985, SFSC completed its first bank acquisition by purchasing the former University, located on the northeast side of Milwaukee. The acquisition of the former Edgewood in Greenfield, Wisconsin was completed in 1987. In 1988, the former University acquired the deposit liabilities and various fixed assets of the branch facility of St. Francis Savings Bank, SSB located at 2650 North Downer Street in Milwaukee. This was the first acquisition of a thrift facility by a bank in Wisconsin. In 1990, SFSC acquired 4.9% of the former Eastbrook, a newly chartered bank located in Brookfield, Wisconsin. SFSC acquired the remaining capital stock of the former Eastbrook in 1992, making it the fourth bank in the holding company. In 1993, the former Eastbrook acquired the deposit liabilities and various fixed assets of the branch facility of North Shore Savings, FSB located at 400 East Broadway in Waukesha, Wisconsin. In 1994, the Bank opened two limited service loan production offices serving Milwaukee's central city to provide borrowers in those areas easier access to the Bank's lending products. Through its seven full-service offices and two loan-production offices State Financial Bank primarily competes for loans and deposits in Milwaukee and Waukesha Counties in Wisconsin. As of March 31, 1995, 25.9% of SFSC's loan portfolio was comprised of commercial loans, 22.8% was in 1-4 family residential real estate mortgages, 22.0% was in commercial real estate mortgages, 15.1% was in consumer installment loans, 7.0% was in multi-family residential real estate mortgages with the remainder in credit card, construction and land development, and loans to local municipalities. In order to mitigate the risks inherent in the leading functions, SFSC underwrites its lending activities in accordance with its written loan policy which sets forth various underwriting criteria including collateral coverage, loan term, amortization period, and loan pricing guidelines according to the various types of credit offered. Generally, State Financial Bank attempts to fully collateralize its loans. Commercial loans are generally secured by business assets, discounted to between 50% and 70% of the net book value thereof, and by the personal guaranties of the business principals. 1-4 family residential mortgages are generally secured by owner-occupied real estate and are extended up to 80% of the property's appraised value. Commercial real estate mortgages are generally secured by owner-occupied business properties and are extended up to 75% of the property's appraised value. In the event commercial real estate is not owner-occupied or is of a single purpose nature, the extension percentage is reduced to a maximum of 70%. Consumer loans are primarily auto loans which are extended up to 90% of purchase price for new vehicles and 85% of purchase price for used vehicles. The loan policy is reviewed and approved annually by the board of directors of SFSC's subsidiary Bank as well as by banking regulators and external auditors as part of their routine examinations. Compliance with the loan policy is continuously monitored by SFSC's internal loan review officer. The policy is updated regularly to conform to current regulatory guidelines and adapted for local economic conditions.

         BUSINESS STRATEGY. SFSC is strongly committed to community banking and places a high degree of emphasis on developing full service banking relationships with its business and retail customers. To capitalize on each management's knowledge of its immediate market, each office is operated with substantial independence, supported by centralized administrative and operational functions to promote efficiency while permitting the management responsible for each office the flexibility to concentrate on customer service and business development in its own unique market area. To be an effective community bank, SFSC believes the decision-making process must stem primarily from each individual Bank location in its credit decisions and array of products. SFSC believes the empowerment of the day-to-day decision making at the individual office locations remains critical to its success as an effective community banking organization.

         The Bank seeks to develop and enhance full-service banking relationships through a systematic calling program directed at both existing customers and referral sources from its customer base, attorneys, accountants and business people. The officers and employees of the Bank are actively involved in a variety of civic, charitable and community organizations both as an additional referral source and as service to their respective communities.

         PRODUCTS AND SERVICES. Through the Bank, SFSC provides a broad range of services to individual and commercial customers. These services include accepting demand, savings and time deposits, including regular checking accounts, NOW accounts, money market accounts, certificates of deposit, individual retirement accounts and club accounts. The Bank also offers a variety of annuity and insurance products through its in-house securities representative. The Bank's lending products include secured and unsecured commercial, mortgage, construction and consumer term loans on both a fixed and variable rate basis. Historically, the terms on these loans range from one month to five years and are retained in the Bank's portfolio. The Bank also provides lines of credit to commercial accounts and to individuals through home equity and credit card plans. The Bank also originates residential real estate loans in the form of first mortgages on a fee basis for a local mortgage broker.

         COMPETITION AND MARKET ENVIRONMENT. The Bank's offices are all located in the Milwaukee and Waukesha metropolitan area and experience substantial competition from other financial institutions including savings banks, credit unions, non-bank lenders, and consumer finance companies, many of which are substantially larger than the Bank. Within a short distance of the Bank, there are numerous other financial institutions. The Bank competes for deposits principally by offering depositors a variety of deposit programs, convenient office locations, hours, and other services. The Bank competes for loan originations primarily through the interest rates and loan fees they charge, the efficiency and quality of services they provide borrowers, and the variety of their products. Factors affecting competition include the general and local economic conditions and current interest rate levels. Management believes that recent changes in the local banking industry, including mergers and consolidations involving both commercial and thrift institutions, have resulted in a decrease in the level of competition for small to medium sized business customers in the Bank's market areas.

         EMPLOYEES. At December 31, 1994, SFSC and the Bank employed 81 full-time and 53 part-time employees. SFSC considers its relationships with its employees to be excellent. Each employee who meets the eligibility requirements is entitled to participate in the employee benefit plans of SFSC and the Bank, which include plans for group life, accidental death and dismemberment, medical, dental, and long-term disability income insurance, pension, 401(k), employee stock purchase plan and an Employee Stock Ownership Plan ("ESOP"). Further information regarding executive compensation and the Company's benefit plans is incorporated by reference from the Company's definitive Proxy Statement.

         THE BANK AND OTHER SUBSIDIARIES

         At December 31, 1994, the Bank (consolidated with its subsidiaries; see "Other Subsidiaries") had total assets of $218.9 million, net loans of $144.0 million, total deposits of $197.4 million, stockholders' equity of $20.0 million, net income of $3.1 million, and return on average assets of 1.43%.

         STATE FINANCIAL BANK. State Financial Bank was organized as a state banking association under the laws of the State of Wisconsin in 1910 under the name State Bank, Hales Corners. In June 1994, the Bank's name was changed to State Financial Bank in connection with the merger of the Company's banks into State Bank's charter. The Bank conducts business through seven full-service offices and two loan production offices located in Milwaukee and Waukesha Counties. The following tables set forth the Bank's full-service and loan production office locations.

         FULL-SERVICE OFFICES




                                                                                      Year Acquired by
Community          Address                                 Year Originated            State Financial
- -------           ---------                                ---------------            ---------------

Hales Corners     10708 West Janesville Road                      1910                       *
Muskego           S76 W17655 Janesville Road                      1968                       *
Milwaukee         2650 North Downer Street                        1971                     1985
Greenfield        4811 South 76th Street                          1978                     1987
Glendale          7020 North Port Washington Road                 1990                       *
Brookfield        12600 West North Street                         1990                     1992
Waukesha          400 East Broadway                               1977                     1993
- --------------------
* Organized de novo by the Bank or a predecessor thereof.

         LOAN PRODUCTION OFFICES




Community               Address                             Year Originated
- ---------               -------                             ---------------
Milwaukee               2314 South 27th Street                    1994*
Milwaukee               2200 North 12th Street                    1994*
- --------------------

* Organized de novo by the Bank.

        OTHER SUBSIDIARIES. The Bank has two wholly owned subsidiary corporations which are consolidated into its operations. Hales Corners Investment Corporation is a subsidiary created to manage the majority of the Bank's investment portfolio to enhance the overall return on the Bank's investment securities. Hales Corners Development Corporation is a subsidiary which owns the real estate related to the Hales Corners and Muskego offices, seven commercial and residential rental properties located adjacent to the Hales Corners office, one residential rental property in Greenfield, and a vacant piece of land in New Berlin held as a potential branch site.

        MANAGEMENT OF SFSC

        DIRECTORS. The Board of Directors of SFSC currently consists of six persons, divided into three classes consisting of two directors each. Members of each class are elected to serve three-year terms. Each of the directors of SFSC is also a director of the Bank.

        The following sets forth for each director, his/her name, age, principal occupation for the last five years, the year in which he/she first became a director of SFSC, the year in which his/her current term as director will expire, and directorships in other business organizations.

                                                                                                                      Current
                                                                                                         Director     Term
                  Name                Age        Positions Held                                           Since       Expires*
                  ----                ---        --------------                                          --------     --------
              Jerome J. Holz           67        Chairman of the Board and Vice President of SFSC;         1984           1996
                                                 Chairman of the Board of State Financial Bank

              Michael J. Falbo         45        President, Chief Executive Officer, and Director of       1984           1998
                                                 SFSC; Vice Chairman and Chief Executive Officer
                                                 of State Financial Bank

              Richard A. Horn          70        Director of SFSC and State Financial Bank                 1984           1997
              Robert R. Spitzer        72        Director of SFSC and State Financial Bank                 1990           1998

              David M. Stamm           46        Director of SFSC and State Financial Bank                 1993           1996

              Barbara E. Holz-Weis     39        Director of SFSC and State Financial Bank                 1993           1997

- ----------------
* On the date of the annual shareholders' meeting to be held in the year indicated.

        JEROME J. HOLZ serves as Chairman of the Board and Vice President of SFSC. In these capacities, he consults on a regular basis with management of SFSC and the Bank concerning matters of strategic planning, business development, and company policies. Mr. Holz is also Chairman of the Board of State Financial Bank. He has been a director of SFSC since it was organized in
1984.   Mr. Holz has served as a director of the Bank since 1960.  Mr. Holz is
Chairman of the Board and President of Holz Motors, Inc., an automobile dealership with locations in Hales Corners and Watertown, Wisconsin.

        MICHAEL J. FALBO has been President and Chief Executive Officer of SFSC since 1984. Mr. Falbo is Vice Chairman and Chief Executive Officer of the Bank. Mr. Falbo has been a director of SFSC since its organization in 1984 and a director of the Bank since 1983.

        RICHARD A. HORN is President of Horn Bros., Inc., a retail feed, seed, and fertilizer firm located in Muskego, Wisconsin. Mr. Horn has been a director of SFSC since 1984 and a director of the Bank since 1971. Mr. Horn serves on the Stock Option and Audit Committees and is also a member of the Administrative Board of the Company's Employee Stock Ownership Plan ("ESOP").

        ROBERT R. SPITZER is the retired President of the Milwaukee School of Engineering, Milwaukee, Wisconsin. Mr. Spitzer has been a director of SFSC and of the Bank since 1990. Mr. Spitzer is also a director of Kikkoman Foods, Incorporated. Mr. Spitzer serves on the Stock Option and Audit Committees and is also a member of the Administrative Board of the Company's ESOP.

        DAVID M. STAMM is President of the George Webb Corporation, a franchise restaurant operation with locations in southeastern Wisconsin. Mr. Stamm has been a director of SFSC since 1993 and of the Bank since 1992. Mr. Stamm serves on the Stock Option Committee and is a member of the Administrative Board of the Company's ESOP.

        BARBARA E. HOLZ-WEIS is the owner of Barb's Greenhouse Florist, a retail full-service flower shop in Hales Corners, Wisconsin. Mrs. Holz-Weis has been a director of SFSC since 1993 and of the Bank since 1981. Mrs. Holz-Weis serves on the Stock Option Committee and is also a member of the Administrative Board of the Company's ESOP.

        BOARD COMMITTEES.The Board of Directors has the following committees:

        STOCK OPTION COMMITTEE.   The Stock Option Committee administers the
Company's Stock Option Plans, including the exercise of discretionary authority concerning the granting of options and restricted stock under the 1990 Stock Option/Stock Appreciation Rights and Restricted Stock Plan for Key Officer and Employees (the "Officer SOP"). See "Compensation of Executive Officers -- Stock Options." The Stock Option Committee is comprised of Messrs. Horn, Spitzer, and Stamm, and Mrs. Holz-Weis. The Stock Option Committee met one time during 1994.

        AUDIT COMMITTEE. The Audit Committee reviews the reports of independent auditors, selects or recommends the selection of independent auditors, reviews the adequacy of internal controls of the Company and reviews any related-party transactions. The Audit Committee is comprised of Messrs. Horn and Spitzer. The Audit Committee met one time during 1994.

        OTHER COMMITTEES. The Company has no nominating or similar committee of the Board of Directors and has no established procedure for the consideration of nominees recommended by shareholders. Certain other functions, such as the establishment of compensation policies and the determination of executive officer compensation, are performed by the Board of Directors acting as a committee of the whole.

        DIRECTORS OF OTHER SUBSIDIARIES.   Messrs. Holz, Falbo, Horn, Spitzer,
Stamm, Beckwith, and Hudson, and Mrs. Holz-Weis are also directors of Hales Corners Development Corporation, a wholly-owned subsidiary of the Bank, but received no directors fees during 1994 for serving on that Board. Messrs. Falbo and Reindl are directors of Hales Corners Investment Corporation which is a wholly-owned Nevada-chartered subsidiary of the Bank, but received no directors' fees during 1994 for serving on that Board.

        DIRECTORS FEES.

        SFSC Directors.   Directors of the Company (other than Messrs. Holz and
Falbo) are paid a quarterly retainer of $1,562.50 and $1,562.50 for each quarterly Board meeting attended. In 1994, Directors Horn, Spitzer, Stamm, and Holz-Weis were each paid $12,500 for their services as directors. During
1994, the Board met 7 times and no director attended less than 75% of the meetings.

        Bank Directors. In June 1994, the four previous banks owned by SFSC (State Bank, University, Edgewood, and Eastbrook) were consolidated and merged into the charter of State Bank, with the resulting entity renamed State Financial Bank. Accordingly, directors of the Bank also served as directors of one or more of the individual banks, and received fees in those capacities, where applicable, prior to consolidation. The following information pertains to the applicable directorships for 1994.

        State Financial Bank. Messrs. Holz, Falbo, Horn, Spitzer, Stamm, Beckwith, and Hudson, and Mrs. Holz-Weis are directors of the Bank and also serve on one or more committees of the Bank's Board of Directors. Since the consolidation of the banks in June 1994, directors of the Bank (other than Messrs. Holz, Falbo, Beckwith, and Hudson) were paid a retainer of $300 per quarter, $150 for each Board meeting attended, $150 for each Executive Committee meeting attended, and $100 for each Committee meeting attended.

        State Bank.   Messrs. Holz, Falbo, Horn, Spitzer, and Beckwith, and Mrs.
Holz-Weis were directors of the former State Bank. During 1994, prior to the consolidation of the banks in June, directors of State Bank (other than Messrs. Holz, Falbo, and Beckwith) were paid a retainer of $300 per month and $150 for each Board meeting attended.

        University.    Messrs. Holz, Falbo, and Hudson were directors of the
former University. During 1994, prior to the consolidation of the banks in June, directors of University (other than Messrs. Holz, Falbo, and Hudson) were paid a retainer of $300 per month, $100 for each regular Board meeting attended, $100 for each Special Board Meeting attended, and $50 for each Committee meeting attended.

        Edgewood. Messrs. Holz, Falbo, and Horn were directors of the former Edgewood. During 1994, prior to the consolidation of the banks in June, directors of Edgewood (other than Messrs. Holz and Falbo) were paid a retainer of $100 per month and $50 for each Board meeting attended.

        Eastbrook.    Messrs. Holz,  Falbo, and Stamm were directors of the
former Eastbrook. During 1994, prior to the consolidation of the banks in June, directors of Eastbrook received no fees for serving on Eastbrook's board.

        Executive Officers. Information is provided below with respect to the executive officers of SFSC who are not directors. Each executive officer is elected annually by the Board of Directors and serves for one year or until his/her successor is appointed.

                                                                                      Current Position
Name                  Age    Positions Held                                             Held Since
- ----                  ---    --------------                                           ----------------
James J. Bartoszek    42     Secretary/Treasurer of SFSC; Senior Vice President             1993
                             and Cashier of State Financial Bank

John B. Beckwith      41     President, State Financial Bank South Unit                     1994

Philip F. Hudson      62     President, State Financial Bank North Unit                     1994

Michael A. Reindl     35     Vice President, Controller, and Chief Financial                1993
                             Officer of SFSC

_________________

        JAMES J. BARTOSZEK has been Secretary/Treasurer of SFSC since 1993 and Senior Vice President and Cashier of the Bank since June 1994. From June 1993 until June 1994, Mr. Bartoszek served as Vice President and Cashier of the Bank. From April until June 1993, Mr. Bartoszek served as Vice President of the Bank. From July 1991 until April 1993, Mr. Bartoszek was a Vice President of Tri-City National Banks, Oak Creek, Wisconsin. From April 1989 until July 1991, Mr. Bartoszek was an Assistant Vice President of Commercial Lending for Norwest Banks, Wisconsin (formerly First Interstate Banks, Wisconsin). From April 1988 through April 1989, Mr. Bartoszek was the Loan Review Officer of SFSC. From July 1985 until April 1988, Mr. Bartoszek was a Vice President of the former Edgewood Bank. Prior to joining Edgewood, Mr. Bartoszek was a field examiner for the Federal Deposit Insurance Corporation.

        JOHN B. BECKWITH has been President of the South Unit of State Financial Bank since the consolidation of the banks in June, 1994. In this capacity, Mr. Beckwith is responsible for the operation of the Bank's offices located in Hales Corners, Muskego, and Greenfield, Wisconsin. From June 1991 to June 1994, Mr. Beckwith was President of and Chief Executive Officer of the Bank's predecessor, State Bank, Hales Corners. Mr. Beckwith has served as a director of the Bank since June 1991. Prior to June 1991, he had been Executive Vice President of State Bank since February 1990. Mr. Beckwith had been Vice

President of the First Wisconsin National Bank of Milwaukee (now known as Firstar Bank Milwaukee) in the commercial lending and branch management areas from 1988 until February 1990 and in the international financial marketing area from 1985 until 1988.

         PHILIP F. HUDSON has been President of the North Unit of State Financial Bank since the consolidation of the banks in June 1994. In this capacity, Mr. Hudson is responsible for the operation of the Bank's offices located in Milwaukee, Glendale, Brookfield, and Waukesha, Wisconsin. From November 1990 to June 1994, Mr. Hudson was President and Chief Executive Officer of the former University National Bank and also served in these capacities from 1975 until June 1987, during which time he was also a director. From June 1987 to the present, Mr. Hudson has been Chairman of Environmental Rental Systems, Inc., which rents safety equipment, and President of Casper Environmental Systems, Inc. an air filtration equipment manufacturer. Mr. Hudson has served as a director of the Bank since November 1990.

         MICHAEL A. REINDL has been Vice President, Controller, and Chief Financial Officer of SFSC since June 1993. From August 1990 through June 1993, Mr. Reindl was Vice President and Controller of SFSC. From December 1989 through August 1990, Mr. Reindl was Vice President of the former Edgewood Bank, and from January 1988 through December 1989, he served as Assistant Vice President and Cashier of Edgewood. Mr. Reindl was Auditor of SFSC from 1984 through January 1988.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         DIRECTORS AND EXECUTIVE OFFICERS.   The following table sets forth, as
of June 30, 1995, for the director-nominees, directors continuing in office, the Named Executive Officers (see "Compensation of Executive Officers"), and all directors and executive officers as a group, the number of shares of Common Stock, stock options, and shares of restricted stock beneficially owned and the percentage of such shares to the total number of shares outstanding.

                                                      Subject to                                    Percent of
                                      Directly or       Stock        Restricted                       Shares
                Name                Indirectly (1)    Options (2)      Stock (3)       Total       Outstanding (4)
                ----                  ----------     -----------      ---------       -----       ---------------
 Jerome J. Holz (5)                       569,548           3,600          1,200       574,348              28.8%

 Richard A. Horn (6)                       38,931           6,000            -0-        44,931                2.3

 Robert R. Spitzer (6)                      6,811           1,500            -0-         8,311                  *

 David M. Stamm  (6)                        6,074           5,400            -0-        11,474                  *


 Barbara E. Holz-Weis (6)                  32,407           5,100            -0-        37,507                1.9

 Michael J. Falbo                          29,418           4,680          1,800        35,898                1.8

 John B. Beckwith                           5,615           1,440            900         7,955                  *

 Philip F. Hudson                           3,319           3,120          1,200         7,639                  *

 All Directors and Executive              742,302          31,728          5,760       779,790               38.5
 Officers as a group (10 persons)
 including the above-named
 individuals (6)

- ----------------
(1) Includes shares owned directly by each individual and the group, as well as shares owned indirectly (for example as trustee of a trust); also includes for those individuals who were participants in the ESOP that number of shares of Common Stock which were allocated to such individual's ESOP account as of June 30, 1995, and with respect to which that individual has voting rights under the provisions of the ESOP. See Note 5 below for information on shares held by Jerome J. Holz as Trustee for the Holz Trust. See also "Compensation of Executive Officers."
(2) Shares subject to stock options which have not yet been exercised but which are exercisable within 60 days of June 30, 1994.
(3) Held by the Secretary of SFSC on behalf of the above-named individuals as participants in the Officer SOP.
(4) Percentage of total number of shares of Common Stock outstanding. Assumes, for each individual owning options and for the group, the exercise of that number of options which are included in the total number of shares for such individual or for the group, as applicable. Asterisk denotes less than 1% ownership.
(5) Mr. Holz is the Trustee of an irrevocable trust which was created by his father (the "Holz Trust") which owns 300,326 shares (15.1%) of the SFSC Common Stock. Mr. Holz is one of four equal beneficiaries of the Holz Trust. In the event that the ownership interest of the Holz Trust in SFSC Common Stock falls below 15%, the Holz Trust is automatically terminated and the shares owned thereunder are distributed equally to the four beneficiaries thereof. With the stock issued in relation to the transaction set forth herein, the beneficial ownership of the Holz Trust in SFSC Common Stock will fall below 15% and the Holz Trust will thus dissolve pursuant to the Holz Trust Agreement. Accordingly, Mr. Holz' beneficial ownership in SFSC Common Stock will be reduced to 349,104 shares, which includes the amount of shares distributed to Mr. Holz upon the dissolution of the Holz Trust. The beneficial ownership of SFSC Common Stock by present officers and directors of SFSC will be reduced to 554,546. See "Beneficial Owners," below.
(6) Messrs. Horn, Spitzer and Stamm and Mrs. Holz-Weis are members of the Administrative Board of the ESOP ("ESOP Board"). As of June 30, 1995, 87,109 shares were held for the ESOP by the independent ESOP trustee, of which 44,647 had been allocated to ESOP participants' accounts and 42,462 remained unallocated. The ESOP provides that the independent ESOP trustee must vote shares allocated to a participant's account in accordance with the direction of the participant. The ESOP Board directs voting by the independent Trustee, and may also direct the disposition of unallocated shares. The ESOP Board does not have the power to vote or direct the vote, or to dispose of or direct the disposition of, shares which have been allocated to participants' accounts. To avoid duplication, the individual totals reported in the above table for Messrs. Horn, Spitzer and Stamm and Mrs. Holz-Weis do not reflect the 42,462 unallocated shares of which they are deemed to share beneficial ownership as members of the ESOP Board; however, the total for all directors and executive officers as a group does include the 42,462 unallocated shares. If the 42,462 unallocated shares deemed to be beneficially owned (as a result of such shared voting and dispositive power) by Messrs. Horn and Spitzer as members of the ESOP Board are included in each of their individual totals, the resulting total numbers of shares and the percentages of Common Stock beneficially owned by each of them on an individual basis would be as follows: Richard A. Horn, 87,393 shares (4.4% of the total shares outstanding); Robert R. Spitzer, 50,743 shares (2.6% of the total shares outstanding); David M. Stamm, 53,891 shares (2.7% of the total shares outstanding); and Barbara E. Holz-Weis, 79,966 shares (4.0% of the total shares outstanding).
         BENEFICIAL OWNERS.   The only persons known to SFSC to be the
"beneficial owners" (defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) of more than 5% of the outstanding shares of Common Stock as of June 30, 1995, are the following:

                                             Number of        Percent of
Name and Business Address                    Shares           Class
- -------------------------                    ---------        ----------

 Jerome J. Holz (1)
  10708 West Janesville Road
  Hales Corners, WI  53130                   573,306          28.8%

 R.W. Holz Living Trust
  c/o Jerome J. Holtz
  10708 West Janesville Road
  Hales Corners, WI  53130                   300,326          15.1



        As part of this transaction, Mr. Gerald Fitzgerald, Jr., a shareholder of Bancshares who owns 48.7% (404 shares) of the outstanding common stock thereof, could potentially become an owner of greater than 5% of the outstanding common stock of SFSC. The ownership interest which Mr. Fitzgerald will have in SFSC following the completion of this transaction is dependent upon the amount of SFSC Common Stock he and the other shareholders of Bancshares elect to receive in this transaction and how those elections would be required to be apportioned. SFSC is not aware of how any of the Bancshares Shareholders, including Mr. Fitzgerald, intend to elect to receive their respective consideration in this transaction. Assuming Mr. Fitzgerald would receive 50% of his consideration in SFSC Common Stock, and using the 533.6667 to 1 exchange ratio, Mr. Fitzgerald would receive 107,800 shares of SFSC Common as part of this transaction, which represents 4.87% of the pro-forma post-acquisition outstanding common stock of SFSC.

 First Union Corporation
  One First Union Center
  Charlotte, NC  28288                       105,500          5.3

- ----------------
(1) The total shown for Jerome J. Holz includes 300,326 shares held for the Holz Trust. See Note 5 to the previous table.

         COMPENSATION OF EXECUTIVE OFFICERS.

         SUMMARY COMPENSATION INFORMATION.   The following table sets forth the
annual and long-term compensation for the Company's Chief Executive Officer and the other executive officers of the Company and Bank whose total salaries and bonuses exceeded $100,000 in 1994, as well as the respective compensation paid to each individual during the Company's last three fiscal years. The persons named in the table are sometimes referred to herein as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

                                                                                                Lomg-Term Compensation

                                              Annual Compensation                               Awards              Payouts

                                                                                Other     Restricted
                                                                                Annual      Stock    Stock     LTIP      All Other
                                                                    Bonus     Compensation  Awards   Options  Payouts Compensation
               Name and Principal Position    Year     Salary($)    ($)(1)      ($)(2)      ($)(3)     (#)    ($)(4)      ($)(5)
               ---------------------------    ----     ---------    ------    ------------ ---------  -----   -------   -----------
              Michael J. Falbo                1994     205,000     85,000          -0-       -0-      -0-        -0-     32,964
               President and CEO -            1993     172,600     75,000       12,500       -0-      -0-     10,500     20,953
               State Financial                1992     145,000     67,000       25,600       -0-      -0-        -0-     23,225
               Services Corporation

              Jerome J. Holz                  1994     174,000     75,000          -0-       -0-      -0-        -0-     17,063
               Chairman of the Board -        1993     145,600     63,000       12,500       -0-      -0-     10,500     19,140
               State Financial                1992     118,100     57,000       24,900       -0-      -0-        -0-     19,541
               Services Corporation

              John B. Beckwith                1994      96,000     25,000          -0-       -0-      -0-        -0-     12,181
               President - State Financial    1993      90,000     20,000          -0-       -0-      -0-      2,625      9,435
               Bank South Unit                1992      82,500     15,000          -0-       -0-      -0-        -0-      9,890

              Philip F. Hudson                1994     114,000     12,500          -0-       -0-      -0-      3,563     12,679
               President - State Financial    1993     108,000      7,500          -0-       -0-      -0-      3,563     10,185
               Bank North Unit                1992     102,000      5,000          -0-    21,375    2,400        -0-     10,670




(1) For Messrs. Falbo, Beckwith, and Hudson, the amount represents the bonus earned in the respective year but paid in the following year. For Mr. Holz, the bonus was earned and paid in the respective year.
(2) Other Annual Compensation represents directors fees paid in connection with their service on the respective boards of the Company and the Bank. Effective January 1, 1993, the Company and the Bank established a policy that no employee of the Company or the Bank may receive director fees for serving on the Board of Directors of the Bank. The amount disclosed for Messrs. Falbo and Holz for 1993 represents the fees paid for their service on the Company's Board of Directors in 1993. Effective January 1, 1994, a director of the Company, who is also an employee of the Company or the Bank, will no longer receive director fees for his or her service on the Company's Board of Directors.
(3) Represents value of the award on the date of grant based on the fair market value of the Company's common stock as of that date.
(4) Represents vesting of restricted shares previously granted under the Officer SOP.
(5) All Other Annual Compensation consists of contributions to the ESOP and the Pension Plan made on behalf of the Named Executive Officers by the Company. The amount reported for Mr. Falbo in 1994 also includes the contribution made to the Supplemental Executive Retirement Plan adopted in 1994.

         COMPENSATION PURSUANT TO PLANS.

         EMPLOYEE STOCK OWNERSHIP PLAN.   In 1990, SFSC adopted an Employee
Stock Ownership Plan ("ESOP") for the benefit of certain employees of SFSC and its subsidiaries. SFSC shareholders approved the ESOP in 1990. The ESOP covers substantially all employees of SFSC and its subsidiaries who have attained age 21 and have completed at least one year of service. Contributions to the ESOP are made in amounts established in the discretion of the Company's Board of Directors. Amounts contributed are intended to be sufficient to amortize any loans to the ESOP. Shares of the Company's Common Stock will be allocated to the accounts of participants during each plan year, generally in accordance with the amounts contributed by SFSC and the Bank. An ESOP participant's interest in the ESOP will be paid on the participant's death, disability, retirement, or termination of employment. Each participant becomes vested in 20% of his/her account balance after two years of service and an additional 20% of the account balance vests each subsequent year of service until the participant becomes fully vested after six years. Past service is recognized for vesting purposes.

         The ESOP holds 87,109 shares of Common Stock. These shares are held in the name of an independent trustee. Messrs. Horn, Spitzer and Stamm, and Mrs. Holz-Weis are members of the Administrative Board of the ESOP ("ESOP Board"). As of March 10, 1995, of the 87,109 shares held for the ESOP by the independent ESOP trustee, 44,647 had been allocated to ESOP participants' accounts and 42,462 remained unallocated. The ESOP provides that the independent trustee must vote shares allocated to a participants' account in accordance with the direction of the participant. The ESOP Board directs voting by the independent trustee, and may also direct the disposition of unallocated shares. The ESOP Board does not have the power to vote or direct the vote, or to dispose of or direct the disposition of, shares which have been allocated to participants' accounts. See "Security Ownership of Management and Certain Beneficial Owners."

         The ESOP may acquire additional shares of Common Stock through purchases of outstanding shares on the open market or directly from SFSC. The timing and amount of future purchases and borrowings will be affected by various factors, including regulatory policies, the market price of Common Stock, prevailing interest rates, and the number of participating subsidiaries. No additional shares were purchased by the ESOP in 1994.

         MONEY PURCHASE PENSION PLAN.   The Board of Directors of SFSC has
adopted the State Financial Services Corporation and Subsidiaries Money Purchase Plan ("Pension Plan") for the benefit of certain employees of SFSC and its subsidiaries. The Pension Plan is a tax qualified defined contribution plan pursuant to which SFSC's contributions are fixed based upon the compensation of each participant. For each participant, SFSC's contribution to the Pension Plan is an amount equal to four percent (4%) of the participant's total compensation and an additional two percent (2%) of the participant's compensation in excess of $20,000. The Pension Plan may also accept rollover contributions from employees. Messrs. Holz, Falbo, and Reindl are trustees of the Pension Plan.

         A participant's account balance becomes 20% vested after completion of two years of service. Thereafter, a participant's account balance vests 20% each year until the participant becomes 100% vested after six years of service. A participant becomes 100% vested in his account balance in the event of death, disability, or retirement. Normal retirement age under the Pension Plan is 65. Upon retirement, a participant's account balance may be distributed to him/her pursuant to his/her election of one of a number of alternative methods of distribution.

         401(K) PLAN.   SFSC and the Bank also have a section 401(k) profit
sharing plan ("401(k) Plan"). All employees who are at least 21 years old are eligible to participate. Participants can defer between 2% and 15% of their compensation. Participants may also contribute up to an additional 10% of their compensation on a nontax-deferred basis. Contributions may be invested at the participant's discretion in one of several different funds which have been selected by an administrative committee which includes Messrs. Falbo, Reindl, and Bartoszek. Amounts accumulated are payable upon termination of an employee's employment, at the normal retirement age, upon death or permanent disability, pursuant to a variety of payment options. There are no employer contributions to the 401(k) Plan.

         DEFERRED COMPENSATION AGREEMENT. The Bank has a Deferred Compensation Agreement with Jerome J. Holz dated December 9, 1980, pursuant to which the Bank is obligated to pay Mr. Holz $1,000 per month for 120 months following termination of his employment. Payments will commence upon Mr. Holz' voluntary termination, his involuntary termination for reasons other than cause (as defined in the agreement), or upon his death or permanent disability. In the event that Mr. Holz dies before receiving all payments, the balance of the payments will be made to Mr. Holz' designated beneficiary or heirs. The Bank's obligations under this plan are insured.

         SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. In 1994, the Board of Directors of SFSC adopted the Supplemental Executive Retirement Plan ("Supplemental Plan") to supplement the benefits received by Mr. Falbo under the Company's qualified retirement plans. Due to restrictions imposed by the Internal Revenue Service, SFSC cannot contribute the same percentage of compensation on behalf of Mr. Falbo that it can contribute on behalf of other employees. As a result, SFSC makes a limited contribution to its qualified retirement plans on Mr. Falbo's behalf. SFSC adopted the Supplemental Plan to supplement the benefits received by Mr. Falbo under the Company's qualified benefit plans. Mr. Falbo's right to participate in the Supplemental Plan is effective with the adoption of the Supplemental Plan. His right to participate in the Supplemental Plan ceases at the earlier of his termination of employment or the date the Supplemental Plan is terminated by SFSC.

         Pursuant to the Supplemental Plan, SFSC contributes on behalf of Mr. Falbo an amount equal to 12% of his compensation in excess of the compensation limits stated under the Internal Revenue Code of 1986 section 401(a)(17) for that year. Interest on the contributions made to Mr. Falbo's account is credited annually at a rate equal to the annual interest earnings for the Pension Plan.

         Benefits under the Supplemental Plan will begin to be made to Mr. Falbo at the termination of his employment or his retirement. The form in which benefits are paid to Mr. Falbo is determined by his age at the time of his termination or retirement. If Mr. Falbo's employment terminates on or after the date he attains age 65, benefits will be paid beginning the month following his termination or retirement and monthly thereafter until the final payment is made in the month he attains age 80. If Mr. Falbo terminates employment on or after age 55, but before age 65, SFSC will begin paying Mr. Falbo's accumulated benefits in monthly installments beginning the first month following his termination and monthly thereafter until the final payment is made in the month he attains age 65. If Mr. Falbo dies after termination but before receipt of all benefits under the plan, the remaining benefits will be paid in installments to his spouse over the remaining term of the plan, as applicable. In the event Mr. Falbo dies without a spouse or his widow dies before completion of the installment payments, the unpaid benefits will be paid to his or, if applicable, his widow's estate in a lump sum. If Mr. Falbo terminates employment prior to age 55, SFSC will pay the amount credited on his behalf under the plan as a lump sum. Mr. Falbo's benefits under the Supplemental Plan will be fully and completely forfeited in the event he is terminated for cause.

         If Mr. Falbo dies before age 65 and before beginning to receive benefits under the Supplemental Plan, his surviving spouse, or if there is no surviving spouse his estate, shall be entitled to a lump sum benefit equal to the greater of one million dollars or the amount credited on Mr. Falbo's behalf under the Supplemental Plan. The Company's obligations under this plan are insured.

         STOCK OPTION PLANS.   In 1990, SFSC shareholders approved the State
Financial Services Corporation 1990 Director Stock Option Plan (the "Director SOP") and the State Financial Services Corporation 1990 Stock Option/Stock Appreciation Rights and Restricted Stock Plan for Key Employees (the "Officer SOP"). All directors of SFSC and Bank are eligible to participate in the Director SOP. The Officer SOP is established for the benefit of key salaried employees of SFSC or any subsidiary thereof. Officers of SFSC and its subsidiaries who are also directors (Messrs. Holz, Falbo, Beckwith, and Hudson) are eligible to receive options under both plans. However, these individuals have waived their right to receive options under the Director SOP. The Director SOP and the Officer SOP each has a ten-year term. The following is a brief description of the provisions of the two stock option plans.

         DIRECTOR SOP. The 1990 Director Stock Option Plan (the "Director SOP") was established for the benefit of directors of SFSC and the Bank. Employees of the Company and the Bank who also serve as directors of the Company and/or the Bank are not eligible to participate in the Director SOP as they participate in the 1990 Stock Option/Stock Appreciation Rights and Restricted Stock Plan for Key Officers and Employees (the "Officer SOP"). The Director SOP provides for the granting of Non-Qualified Stock Options ("NSOs") to purchase shares of the Company's Common Stock and is administered by the Stock Option Committee of the Board of Directors. Under the Director SOP, the option price must be equal to the fair market value of the shares on the date of grant.

         Each new director of the Company is granted 2,400 options upon his or her initial election, and an additional 1,200 options upon his or her first reelection to the Company's Board of Directors. Each person who is elected to a Bank Board of Directors for the first time will receive 1,200 options upon his or her initial election, and an additional 600 options upon his or her first reelection.

         Options will expire no later than ten years after the date of grant. An optionee does not recognize any taxable income at the time an NSO is granted, nor will the Company be entitled to a tax deduction at that time. If an NSO is exercised, the optionee must recognize an amount of ordinary income equal to the fair market value of the shares purchased (as of the date of exercise) minus the exercise price. The Company is then entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee. The optionee's basis in the shares acquired upon the exercise of an NSO is equal to the fair market value at the time of exercise. Upon a subsequent sale or other disposition of the shares in a taxable transaction, the optionee will have a capital gain (or loss) equal to the difference between his or her basis and the sale proceeds.

         The following table summarizes options granted under the Director SOP during 1994 and presents the value of unexercised options held by SFSC's directors at December 31, 1994 who are not also Named Executive Officers (as defined below).

                  OPTIONS GRANTED, EXERCISED, AND VALUE TABLE


                                                                                                Number of
                                                                                          Securities  Underlying  In-The-Money
                               Number of        Per Share         Shares         Value      Unexercised Options    Options at
                                Options      Exercise Price    Acquired on      Realized    at Fiscal Year       Fiscal Year End
               Name             Granted            (1)         Exercise (#)     ($)(2)      Year End (#)(3)         ($)(3)(4)
               ----             -------            ---         ------------     -------     -----------------       ---------

         Richard A. Horn          -0-              n/a            1,200          $7,337           6,000                $32,491
         Robert R. Spitzer        -0-              n/a             -0-            -0-             1,500               3,930
         David M. Stamm         4,200(5)         $14.00            -0-            -0-             5,400               5,244
         Barbara E. Holz-Weis   3,600(6)         $14.00            300           1,850            5,100               9,985

         _______________
(1) In each case, the per share exercise price for shares granted in 1994 was equal to 100% of the fair market value of the Company's common stock on the date of grant.
(2) Values are calculated by subtracting the exercise price from the fair market value of the stock as of December 31, 1994 ($14.50).
(3)  All options are exercisable at December 31, 1994.
(4) The dollar values are calculated by determining the difference between the market value of the underlying Common Stock at December 31, 1994 and the exercise price of the options.
(5) 2,400 options upon Mr. Stamm's first election and 1,200 options upon his reelection to the SFSC Board of Directors and 600 options upon his reelection to the former Eastbrook Board of Directors all of which had not been previously issued.
(6) 2,400 options upon Mrs. Holz-Weis' first election and 1,200 options upon her reelection to the SFSC Board of Directors all of which had not been previously issued.


         OFFICER STOCK OPTIONS. The Officer SOP was established for the benefit of key salaried employees of the Company and any subsidiary thereof, including the Bank. The Officer SOP is administered by the Stock Option Committee of the Board of Directors. The Officer SOP provides for the granting of incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code, NSOs, stock appreciation rights ("SARs"), and Restricted Stock as described below. The Stock Option Committee will also determine the number of shares of Common Stock subject to options, the option price and the time or times when each option will first become exercisable, in whole or in part.

         The Stock Option Committee may grant SARs and Restricted Stock to key salaried employees and may determine whether such grant shall be considered an alternative right to an option under the Officer SOP. The grant of a SAR entitles the holder to receive cash in an amount equivalent to the difference between the fair market value of the Common Stock on the day of exercise and the price established on the date of the granting of the SAR. The grant of Restricted Stock entitles the holder to all of the rights of stock ownership, including the right to vote and receive dividends, subject to a risk of forfeiture if the holder's employment is terminated within a certain period of time under specified circumstances. All restrictions on Restricted Stock lapse upon a "change in control" of SFSC, as defined in the Officer SOP.



         The exercise price of ISOs granted under the Officer SOP will not be less than 100% of the fair market value of the shares on the date of grant of the option. For NSOs, the option price shall not be less than 85% of the fair market value of the shares on the grant date. The maximum option term is ten years for ISOs. The Board of Directors may amend the Officer SOP or discontinue it, but may not take action to alter any previously granted option. Further, the shareholders must approve any amendment to the Officer SOP that would increase the number of options available, decrease the option price, extend the term of the Officer SOP, or extend the period within which to exercise options.

         The following table summarizes options exercised during 1994 and presents the value of unexercised options held by the Named Executive Officers at December 31, 1994. No stock options, SARs, or Restricted Stock were granted to the Named Executive Officers under the Officer SOP in 1994.

                       OPTIONS EXERCISED AND VALUE TABLE

                                                                         Number of
                                                                        Securities
                                                                        Underlying          In-the-Money
                                          Shares          Value         Unexercised          Options at
                                        Acquired on     Realized     Options at Fiscal     Fiscal Year End
                           Name        Exercise(#)       ($)(1)        Year End(#)(2)        ($)(2)(3)
                           ----        -------------    --------     --------------------  --------------

                     Michael J. Falbo       -0-             -0-            7,020             $40,365
                     Jerome J. Holz         -0-             -0-            5,400              31,050
                     John B. Beckwith       -0-             -0-            2,160              12,420
                     Philip F.  Hudson      180          $1,337            3,120              11,882

- ------------------
(1) Values are calculated by subtracting the exercise price from the fair market value of the stock as of December 31, 1994 ($14.50).
(2)  All options are exercisable at December 31, 1994.
(3) The dollar values are calculated by determining the difference between the market value of the underlying Common Stock at December 31, 1994 and the exercise price of the options.

  CERTAIN TRANSACTIONS AND OTHER RELATIONSHIPS WITH MANAGEMENT AND PRINCIPAL
                                 SHAREHOLDERS

         INDEBTEDNESS OF MANAGEMENT. Some of the executive officers and directors of SFSC are, and have been during the preceding three fiscal years, customers of the Bank, and some of the officers and directors of the Bank are direct or indirect owners of 10% or more of corporations which are, or have been in the past, customers of the Bank. As such customers, they have had transactions in the ordinary course of business (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of SFSC, none of the transactions involved more than the normal risk of collectibility or presented any other unfavorable features. At December 31, 1994, the Bank had $6,461,000 in loans outstanding to the directors and executive officers of SFSC, which amount represented 24.7% of total shareholders' equity at that date. A substantial portion of these outstanding loans were commercial loans from the Bank to Holz Motors, Inc., which is owned by Jerome J. Holz, who is Chairman of the Board and Vice President of SFSC, and Holz Motors' affiliated entities; to Horn Bros., Inc., of which Richard A. Horn, a director of SFSC, is President; and to George Webb Corporation, of which David M. Stamm, a director of SFSC, is President.

         EDGEWOOD PLAZA. The Bank leases approximately 8,900 square feet of floor space in Edgewood Plaza, an office building located at 4811 South 76th Street, Greenfield, Wisconsin, pursuant to the terms of a lease agreement dated December 20, 1982, and amended June 14, 1993, between the Bank and Edgewood Plaza Joint Venture. Edgewood Plaza Joint Venture is a Wisconsin general partnership that includes as partners Jerome J. Holz and Richard A. Horn who are directors of SFSC. The term of the lease will end December 27, 1997. The rent includes a base rent of approximately $156,000 per year, plus additional rent equal to increases in operating expenses over those incurred during the base year of 1983. The base rent may be adjusted every three years by an amount equal to 25% of the base rent multiplied by increases in the Consumer Price Index during the preceding period. Currently, the total rent payable is approximately $208,000 per year. The Bank subleases space to two other occupants of Edgewood Plaza. The first sublease covers approximately 1,700 square feet of the floor space of Edgewood Plaza under a lease which expires on November 30, 1995. Under the terms of this sublease, the Bank receives annual rent of approximately $26,000. The other sublease covers approximately 2,535 square feet of the floor space of Edgewood Plaza under a lease which expires on December 27, 1997. Under the terms of this sublease, the Bank receives annual
rent of approximately $48,400.   In 1993, Edgewood executed an extension of its
lease with Edgewood Plaza which extends Edgewood's lease through December 2007. Under the terms of this extension, the Bank will lease approximately 4,100 square feet of floor space from Edgewood Plaza. The reduction in space under the lease extension is related to Edgewood Plaza's assumption of the space which the Bank currently subleases to other occupants of Edgewood Plaza.

             REGULATION OF SFSC, STATE FINANCIAL BANK, BANCSHARES
                              AND WATERFORD BANK

         SFSC, Bank, Bancshares, and Waterford Bank are subject to regulation under both federal and state law. To the extent that the information given below consists of summaries of statutory provisions, it is qualified in its entirety by reference to the statutory provisions described.

         BANK HOLDING COMPANY REGULATION. SFSC and Bancshares, each a Wisconsin corporation, are bank holding companies subject to the federal Bank Holding Company Act of 1956, as amended (the "Holding Company Act"), and are registered with the Board of Governors of the Federal Reserve System ("FRB"). The Holding Company Act requires prior approval of the FRB before a bank holding company can (1) acquire, directly or indirectly, ownership or control of more than five percent (5%) of the voting stock of a bank; (2) acquire substantially all of the assets of a bank; (3) merge or consolidate with another bank holding company; or (4) expand its services to include other services closely related to banking. If the effect of a proposed acquisition, merger or consolidation may be to substantially lessen competition or tend to create a monopoly, the FRB cannot approve the acquisition unless it finds that the anticompetitive effects of the acquisition, merger or consolidation are clearly outweighed by the convenience and needs of the community to be served.

         With certain limited exceptions, the Holding Company Act requires bank holding companies to divest themselves of direct or indirect ownership or control of the voting shares of companies which are neither banks nor bank holding companies. A bank holding company is also prohibited, with limited exceptions, from acquiring direct or indirect ownership or control of more than five percent (5%) of the voting shares of any company which is not a bank, and from engaging directly or indirectly in activities not closely related to banking or managing or controlling banks. An exception to this prohibition permits ownership of the shares of a company, the activities of which the FRB, after due notice and opportunity for hearing, has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Notwithstanding this exception, the Financial Institutions Regulatory and Interest Rate Control Act of 1978 ("FIRA") authorizes the FRB to require the divestiture of any nonbank activities where the FRB has reasonable cause to believe that the ownership of such subsidiary or the carrying on of such activities constitutes a serious risk to the financial safety, soundness, or stability of a bank holding company subsidiary bank and is inconsistent with sound banking principles or with the purpose of the Holding Company Act or with the Financial Institutions Supervisory Act of 1966.

If ordered, such divestiture or termination would have to be consummated within 180 days or such longer period as the FRB should direct.

         A bank holding company is not permitted to acquire more than five percent (5%) of the voting shares of banks located in another state unless the acquisition of a state bank by an out-of-state bank holding company is specifically authorized by the statutes of the state in which such bank is located. Further, under section 106 of the 1970 amendments to the Holding Company Act and the FRB's regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or the lease or sale of property or the furnishing of services.

         The Federal Change in Bank Control Act generally requires the prior approval of the FRB of any proposed transaction in which a party would (a) be acquiring at least 25% of any class of voting securities of a bank holding company (such as Bancshares), or (b) would, after the transaction, own, control, or hold with power to vote 10% or more (but less than 25%) of any class of voting securities of the institution, if (i) such institution has registered securities under section 12 of the Exchange Act; or (ii) no other person will own a greater percentage of that class of voting securities immediately after the transaction. Bancshares Stock is not registered under section 12 of the Exchange Act.

         SFSC and Bancshares are each required to file with the FRB an annual report of its operations and the operations of its subsidiaries and significant affiliates. SFSC, Bancshares, Bank, and Waterford Bank may also be examined by the FRB.

         BANK REGULATION. The Bank and Waterford Bank (collectively referred to as the "Banks") are affected by the credit policies of monetary authorities, including the FRB, which regulate the national supply of bank credit. Such regulation influences overall growth of bank loans, investments and deposits and may also affect interest rates charged on loans and paid on deposits. The monetary policies of the FRB have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

         The Banks' deposits are insured under the provisions of the Federal Deposit Insurance Act and they are, therefore, subject to regulation by the Federal Deposit Insurance Corporation ("FDIC"). The Banks are Wisconsin state chartered banks which are not members of the Federal Reserve System ("non-member banks") and are supervised and examined by the Wisconsin Commissioner of Banking ("Commissioner") and the FDIC.

         The Federal Deposit Insurance Act requires that the appropriate regulatory authority (the FDIC in the case of state non-member banks such as the Banks) approve any merger and/or consolidation by or with an insured bank, as well as the establishment or relocation of any bank or branch office.

         Transactions between a bank and its holding company are subject to various restrictions imposed by state and federal regulatory agencies. Such transactions include loans and other extensions of credit, purchases of securities, and payments of fees or other distributions.

         The FDIC also supervises compliance with the provisions of FIRA. FIRA places restrictions on loans to executive officers and persons owning or controlling more than ten percent of the voting shares of a member bank's stock and to officers, directors or controlling persons of a bank holding company controlling such member bank. Under these restrictions, the aggregate amount of loans to each such executive officer or controlling person, aggregated with loans to any company controlled by, or any political or campaign committee for the benefit of or controlled by, such officer or person, may not exceed the statutory limits on loans to a single borrower (generally 15% of paid in and unimpaired capital stock plus 15% of unimpaired surplus).

         FIRA also provides that any loans to a bank officer, executive officer (as defined to include holding company directors and executive officers) or controlling person, aggregated with loans to that individual's controlled companies or political or campaign committees in excess of $25,000, must be approved in advance by majority vote of the bank's board of directors, with the interested party abstaining. A controlling person of a bank will be deemed to control another company only if that individual: (1) owns, controls or has the power to vote twenty-five percent or more of the company voting stock; (2) controls the election of a majority of the company's directors; or (3) has the power to exercise a controlling influence over the company's management or policy. In addition, loans to directors, executive officers or controlling persons must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and such loans must not involve more than the normal risk of repayment or present other unfavorable features.

         The foregoing provisions relating to loans to executive officers, directors and controlling shareholders are made applicable to state nonmember banks and national banks under federal law and regulation.

         FIRA authorizes the appropriate federal bank regulatory agency to assess civil penalties against banks and individuals participating in the affairs of banks for violations of limitations on such loans to insiders and affiliates. Such penalties could amount to $1,000 per day for each violation.

         For purposes of each of these insider provisions, an officer, director, or controlling person of a bank holding company controlling an FDIC-insured bank will be deemed to be an officer, director or controlling person of the insured bank.

         FINANCIAL INSTITUTIONS REFORM, RECOVERY, AND ENFORCEMENT ACT OF 1989 ("FIRREA"). FIRREA, which was enacted into law in August 1989, significantly expands the regulatory and enforcement powers of all Federal regulatory agencies over the institutions which they regulate. FIRREA significantly expanded the grounds upon which a receiver or conservator may be appointed by the applicable regulatory agency without consent of or notice to the institution. This authority enhances the ability of regulatory authorities to engage in "early intervention" to take control of an institution even though it may not yet be insolvent. Included in the new grounds are "having substantially insufficient capital, "the incurrence or likely incurrence of losses that will deplete all or substantially all of the institution's capital and no reasonable prospect for the capital to be replenished without federal assistance, and a violation of law or regulations which is likely to weaken the condition of the institution.

         Other provisions of FIRREA which affect commercial banks and bank holding companies include immediate authority to acquire healthy or capital-impaired thrift institutions and elimination of cross-marketing restrictions on bank holding companies which own thrift institutions. FIRREA also requires banks in a multibank holding company (such as SFSC following consummation of the Merger) to indemnify the federal deposit insurance fund against losses it incurs with respect to their affiliated banks, which in effect makes the equity investment of a bank holding company in its healthy banks available to the FDIC to assist the holding company's failed or failing bank subsidiaries.

         FIRREA significantly increases the enforcement authority of federal banking regulators. It allows the FDIC to suspend an institution's federal deposit insurance coverage on 10 days prior notice and it increases the FDIC's civil money penalty authority to $25,000 per day per violation or to $1 million per day where such conduct is in "reckless disregard for the safety and soundness of the institution." Authority to impose such penalties is extended to failures to file, the filing of false reports of condition or refusal to permit a regulatory examination. Standards for imposition of penalties and cease and desist orders would be lowered and the range of persons subject to them broadened. Criminal penalties would also be increased and forfeiture would be made available as a sanction for bank property which represents the proceeds of a criminal violation of certain banking statutes.

         FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT ("FDICIA"). In December 1991 FDICIA was enacted, substantially revising the bank regulatory and funding provisions of the Federal Deposit Insurance Act and several other important federal banking statutes. In general, FDICIA includes provisions, among others, to: (i) increase the FDIC's line of credit with the U.S. Treasury in order to provide the FDIC with additional funds to cover the losses of federally insured banks; (ii) reform the deposit insurance system, including the implementation of risk-based deposit insurance premiums; (iii) establish a format for closer monitoring of financial institutions and to enable prompt corrective action by banking regulators when a financial institution begins to experience financial difficulty; (iv) establish five capital levels for financial institutions pursuant to the prompt corrective action guidelines (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) that would impose more scrutiny and restrictions on less capitalized institutions; (v) require the banking regulators to set operational and managerial standards for all insured depository institutions and their holding companies; including, under certain circumstances, limits on excessive compensation to executive officers, directors, employees and principal stockholders, and establish standards for loans secured by real estate; (vi) adopt certain accounting reforms and require annual on-site examinations of federally insured institutions and the ability to require independent audits for banks and thrifts; (vii) revise risk- based capital standards to ensure that they (a) take adequate account of interest-rate changes, concentration of credit risk and the risks of nontraditional activities, and (b) reflect the actual performance and expected risk of loss of multi-family mortgages; and (viii) restrict state-chartered banks from engaging in activities not permitted for national banks unless they are adequately capitalized and have FDIC approval. Further, FDICIA permits the FDIC to make special assessments on insured depository institutions, in amounts determined by the FDIC to be necessary to give it adequate assessment income to repay amounts borrowed from the U.S. Treasury and other sources or for any other purposes the FDIC deems necessary. FDICIA also grants authority to the FDIC to establish semiannual assessment rates on Bank Insurance Fund ("BIF") and Savings Association Insurance Fund ("SAIF") member banks so as to maintain these funds at the designated reserve ratios. In addition, FDICIA removed the previous limit that restricted the FDIC to only two increases in deposit insurance premiums each year; therefore, the FDIC may adopt an increase at any time. The FDIC has proposed a new risk-based premium schedule for deposits insured under the BIF, which includes the Bank's deposits. Like the existing system, the proposed assessments would be based on a combination of a bank's capital condition and supervisory evaluations. Under the proposed schedule, the risk-based premium for a well-capitalized institution receiving satisfactory or greater supervisory ratings would be assessed at 4 basis points for each $100 of deposits compared to 23.5 basis points per each $100 of deposits currently in effect. The proposed new schedule would take effect as soon as the FDIC determines that the BIF has reached its required ratio of 1.25% of insured deposits. FDIC estimates the BIF will reach 1.25% of insured deposits in the third quarter of 1995.

         Pursuant to their statutory mandate, the banking regulators have recently adopted regulations concerning certain of the provisions of FDICIA. Uniform prompt corrective action rules became effective on December 19, 1992. Generally, these rules establish five prompt corrective action capital categories, with certain requirements and limitations imposed on certain of these categories. Generally as a bank's capital ratios decrease, it becomes subject to a series of increasingly restrictive actions, including, if an institution is found to be critically undercapitalized, a restriction on the payment of principal or interest on the institution's subordinated debt. In order to qualify for the "well capitalized" category, an institution must have total risk-based capital in excess of 10.0%, Tier 1 risk-based capital in excess of 6.0%, Tier 1 leverage capital in excess of 5.0% and not be subject to any capital order or directive.

         Future legislative proposals, possibly including substantial restructuring and modernization of financial institution regulations, could, if implemented, have a dramatic effect on both the costs of doing business and the competitive factors facing the banking industry. In addition, the various banking regulatory agencies may propose additional rules and regulations to implement and enforce existing legislation or establish new requirements. The precise terms or timing of any new legislative or regulatory proposals that might be adopted cannot be predicted by SFSC. Therefore, SFSC is unable to determine as of this date the effect, if any, such proposals would have on its financial condition or future operations.

         REGULATORY CAPITAL REQUIREMENTS. In 1990, the Federal Reserve implemented additional capital requirements calling for risk weights to be assigned to on-and-off balance sheet items in arriving at risk-adjusted total assets. Effective December 19, 1992, the FRB, the FDIC and the OCC have established five capital levels for financial institutions under its prompt corrective action regulations, as follows: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." This framework is intended to supplement existing supervisory authority and does not limit the regulator's existing authority under other statutes or regulations to address capital deficiencies or other violations of law. A well-capitalized bank or bank holding company must satisfy certain percentage tests and not by subject to any regulatory capital order or directive. To be considered well capitalized, a bank or bank holding company must have a Tier 1 leverage ratio in excess of 5.0%, a Tier 1 risk-based capital ratio in excess of 6.0% and a total risk-based capital ratio in excess of 10.0%. At December 31, 1994, both Banks meet the definition of "well-capitalized" institutions.

         COMMUNITY REINVESTMENT ACT OF 1977 ("CRA"). Under CRA, a bank's applicable regulatory authority (the FDIC or the OCC) is required to assess the record of each financial institution which it regulates to determine if the institution meets the credit needs of its entire community, including low and moderate-income neighborhoods served by the institution, and to take that record into account in its evaluation of any application made by such institution for, among other things, approval of the acquisition or establishment of a branch or other deposit facility, an office relocation, a merger or the acquisition of shares of capital stock of another financial institution. The regulatory authority prepares written evaluations of an institution's record of meeting the credit needs of its entire community and assigns a rating.

         The Banks have been reviewed for compliance with CRA by the FDIC. Both received a "satisfactory" rating for compliance with CRA.

         DIVIDEND LIMITATIONS. Wisconsin state banks may declare and pay dividends out of undivided profits after all expenses, losses, required reserves, taxes, interest and any required transfers to a surplus fund required under state law. Wisconsin business corporations, such as SFSC and Bancshares, may pay dividends out of unreserved and unrestricted earned surplus, provided they do not render the corporation insolvent.

         Federal regulators have authority to prohibit a bank from engaging in what in their opinion constitutes an unsafe or unsound practice in conducting its business, including the payment of dividends.

         BRANCHING. State banks may establish branches anywhere in Wisconsin (or in any other state with the additional approval of that state's regulator). The establishment of a new branch or the closing of a branch requires regulatory approval.

         INTERSTATE OPERATIONS. In May 1986, the Wisconsin Interstate Banking Act was enacted, which authorizes acquisitions of banks and savings and loan associations in an interstate region consisting of Wisconsin, Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, Missouri and Ohio, provided reciprocal legislation is in effect in the other state. Under the Interstate Banking Act, which went into effect January 1, 1987, a Wisconsin bank may acquire an interest in or merge with one or more "regional" banks, and a Wisconsin bank holding company may acquire an interest in or merge with one or more regional banks or bank holding companies.

         Regional banks and bank holding companies can also undertake acquisitions and mergers involving Wisconsin banks and bank holding companies. Exercise of these powers by the regional entities is conditioned on compliance with the statutes of the regional state and subject to the approval and regulation by the Commissioner, who may disapprove of any acquisition found not to be in the best interest of the public, or failing to meet other statutory procedures. In addition, regional banks or holding companies may not acquire an entity unless that entity has been in existence for at least five years.

         Other provisions in the Interstate Banking Act broaden the powers of banks, subject to the approval of the Commissioner, by allowing branching within Wisconsin or in any "regional" state, and giving banks the power to undertake any activity, exercise any power or offer any financially related product or service in this state that any other provider of financial services may undertake, exercise or provide. The powers are limited to those specified by rule by the Commissioner and may not include insurance underwriting. Some of the states in the Wisconsin interstate region have enacted or are in the process of enacting reciprocal interstate banking laws.

         OTHER REGULATION. The activities and operations of the Bank are subject to a number of other federal and state laws and regulations, including, among others, state usury and consumer credit laws, the federal Truth-In-Lending Act and Regulation Z, the federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, anti-redlining legislation, the antitrust laws and, in certain respects, federal and state securities laws.

               DISSENTERS' RIGHTS OF HOLDERS OF BANCSHARES STOCK

         The following description of the dissenters' rights of holders of Bancshares Common Stock is qualified in its entirety by reference to sections
180.1301 to 180.1331 of the Wisconsin Statutes, a copy of which is attached to this Proxy Statement and Prospectus as Exhibit B and is incorporated herein by reference.

         Bancshares shareholders of record and beneficial shareholders at the close of business on July _____, 1995, will have the right to require that their Bancshares Stock be purchased for fair value (i.e., to dissent from the Plan and Merger) pursuant to the provisions of sections 180.1301 to 180.1331 of the Wisconsin Statutes relating to dissenters' rights upon mergers of Wisconsin corporations. Any shareholder of Bancshares electing to exercise his or her right to dissent must (i) not vote for the Merger at the meeting of the Bancshares shareholders called for such purpose; and (ii) give notice in writing to Bancshares before such vote is taken that such shareholder dissents from the Merger and intends to demand payment if the Merger is effectuated. A shareholder who has complied with the foregoing requirements shall hereinafter be referred to as a "dissenting shareholder." Thereafter, if the Merger is consummated, a dissenting shareholder shall be entitled to make a claim for the fair value of the Bancshares Stock held by such shareholder. Dissenters' rights may not be asserted by any Bancshares shareholder who votes in favor of the Merger or who fails to deliver the required written notice.

         A VOTE AGAINST THE MERGER AND TIMELY DELIVERY OF A NOTICE OF DISSENT TO BANCSHARES WILL NOT BE SUFFICIENT TO PERFECT A DISSENTING SHAREHOLDER'S RIGHT TO PAYMENT OF FAIR VALUE OF SUCH DISSENTING SHAREHOLDER'S SHARES. PERFECTION OF SUCH RIGHTS WILL REQUIRE THE FURTHER ACTIONS DESCRIBED BELOW IF THE MERGER IS APPROVED BY THE BANCSHARES SHAREHOLDERS AT THE MEETING.

         Management of Bancshares suggests that any holder of Bancshares Stock who desires to give notice in writing to Bancshares prior to the Meeting that such shareholder dissents from the Plan either deliver such notice in person to Frances Koukol, Secretary of Bancshares, at the banking offices of Waterford Bank during regular business hours or mail such notice by registered United States mail, postage prepaid, return receipt requested, addressed to Frances Koukol, 217 North Milwaukee Street, Waterford, Wisconsin 53185.

         Any shareholder of Bancshares Stock who does not vote for ratification and confirmation of the Merger at the Meeting, and who gives notice in writing to Bancshares that he/she is dissenting from the Merger, will be notified in writing of the procedure for dissenting. If the Merger is approved by the Bancshares shareholders at the Meeting, Bancshares will send a notice to dissenting shareholders ("dissenters' notice") within ten days after the date of such Meeting. The dissenters' notice will include a statement indicating where the shareholder must send the payment demand and where and when the shareholder's certificates for certificated shares must be deposited. Dissenting shareholders will be required to certify that such shareholder acquired beneficial ownership before the date of the first announcement to news media or to shareholders of the proposed Merger. The proposed Merger was announced to the public on April 18, 1995.

        A dissenting shareholder who is sent a dissenters' notice must demand payment in writing by the date specified in the dissenters' notice, which date will not be less than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered. A dissenting shareholder with certificated shares must also deposit such certificates in accordance with the terms of the dissenters' notice. A shareholder who does not demand payment by the date specified in the dissenters' notice or fails to deposit his/her share certificates where required by the date set in the dissenters' notice is not entitled to payment for his/her shares pursuant to Wisconsin Statutes sections
180.1301 to 180.1331.

         Following consummation of the Merger, Interim, as the survivor to the Merger, shall pay each dissenting shareholder who has properly demanded payment and deposited his/her Bancshares Stock certificates the amount that Interim estimates to be the fair value of such shares plus accrued interest. Such payment shall be accompanied by a copy of Bancshares' latest available financial statements, a statement of Interim's estimate of the fair value, an explanation of the interest calculation method and a statement that the dissenting shareholder is entitled to demand payment under Wisconsin Statutes section 180.1328. A dissenting shareholder waives the right to demand payment under Wisconsin Statutes section 180.1328 unless the dissenting shareholder notifies Interim of such demand in writing within 30 days after Interim makes or offers payment for the Bancshares Stock.


        If a dissenting shareholder makes a demand for payment under Wisconsin Statutes section 180.1328, Interim shall bring a special proceeding within 60 days after receiving such payment demand and petition the circuit court for Racine County, Wisconsin to determine the fair value of the shares and accrued interest. All dissenters, whether or not residents of Wisconsin, whose demands remain unsettled shall be parties to such special proceeding. The court may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. The value determined by the court may be more than, less than, or equal to the consideration to be received in the Merger. Each party shall bear its own costs unless determined otherwise by the court. The court may assess costs against a party in amounts that the court finds to be equitable to the extent the court finds that the party acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Wisconsin Statutes section 180.1301 to 180.1331.

        This Proxy Statement and Prospectus shall be deemed notice by Bancshares to holders of Bancshares Stock of their right to dissent from the Plan. Attached to this Prospectus as Exhibit B is a copy of sections 180.1301 to 180.1331 of the Wisconsin Statutes, which sets forth in full the rights of shareholders and the procedure to be followed in the exercise of such rights. Shareholders wishing to dissent should refer to Exhibit B. The foregoing is intended only as a summary of such statute and such summary, while complete in all material respects, is modified or superseded by the statute in the event of any discrepancy. Bancshares and Interim will require strict compliance by a dissenting shareholder with the provisions of the statute.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

         If the shareholders of Bancshares approve the Merger, those electing to receive SFSC Common Stock will become shareholders of SFSC. Both SFSC and Bancshares are business corporations governed by the State of Wisconsin corporation laws and federal laws and regulations applicable to bank holding companies.

         Shareholders of Bancshares and SFSC are entitled to one vote for each share held and participate equally in dividends, and any liquidating distributions. Each of Bancshares Stock and SFSC Common Stock is fully paid and nonassessable, but shareholders of both may be liable by statute up to the par value (initial issue price as interpreted by the courts) of the shares for unpaid wage claims of their respective employees, but not exceeding six months service in any one case.

         Directors of Bancshares are elected annually, whereas directors of SFSC have staggered terms in that the terms of one-third expire each year. SFSC presently has six directors. There are no preemptive rights to subscribe for additional shares to be issued by the shareholders of either SFSC or Bancshares.

         The vote required for approval of a merger, consolidation or sale of substantially all of the assets of Bancshares or amendment of its Articles of Incorporation is a majority of the outstanding shares of Bancshares Stock. SFSC's Articles of Incorporation may be amended and SFSC may merge, consolidate or dispose of substantially all of its assets, subject to the affirmative vote of the holders of a majority of the shares entitled to vote on the proposals.

         Wisconsin business corporations such as Bancshares and SFSC are not prohibited from owning their shares of capital stock, provided the corporation has legally available fund with which to acquire the shares. Bank holding companies, however, are required under certain circumstances to obtain FRB approval to acquire their own shares.

         Wisconsin business corporations may declare and pay dividends out of undivided profits after all expenses, losses, required reserves, taxes, interest and any required transfers to a surplus fund required under state law. Wisconsin business corporations such as Bancshares and SFSC may pay dividends, provided they do not render the corporation insolvent, out of unreserved and unrestricted earned surplus.

         The Bylaws of SFSC authorize indemnification of officers and directors for expenses incurred in defending claims against them in those capacities, provided they have acted in good faith and not contrary to the best interests of SFSC. Directors and officers of SFSC and Bancshares are also entitled to indemnification under sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law, which authorizes indemnification in civil, criminal, administrative or investigative proceedings pursuant to direct or derivative actions where the person indemnified acted in good faith and in a manner he/she reasonably believed to be in the best interests of the corporation, and was not adjudged civilly or criminally liable.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer, or persons controlling SFSC pursuant to the foregoing provisions, SFSC has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1993 and is therefore unenforceable.

         LIMITATIONS ON TAKEOVERS The Articles of Incorporation and Bylaws of SFSC contain the following provisions, which may have an inhibiting effect on unsolicited takeover attempts:

         1. The Board of Directors of SFSC is structured so that the terms of approximately one-third of the directors expire at each annual meeting.

         2. The Board of Directors has the authority to issue up to 100,000 shares of $l.00 par value preferred stock and has the power to issue those shares in one or more series and fix the designation, rights, preferences, and limitations of the shares of each series.

         Management of SFSC may consider proposing additional provisions, either by way of amendments to the Articles of Incorporation or Bylaws, or otherwise, for adoption at a shareholders' meeting, which could contain further limitations on unsolicited takeover attempts. SFSC presently has no proposals under consideration for additional antitakeover provisions.

         The provisions of the Articles of Incorporation establishing a classified Board of Directors and authorizing the issuance of additional shares of SFSC Common Stock and preferred stock, as well as management's control of a substantial portion of SFSC Common Stock may enhance the ability of existing management and the Board to retain their positions by discouraging or making more difficult the acquisition of SFSC on a nonnegotiated basis (such as by an unsolicited tender offer) and the removal of existing management and the Board. These consequences could occur even if such an acquisition of SFSC were favored by a majority of shareholders and were at a premium to the market price of the SFSC Common Stock. See "Special Considerations--Beneficial Ownership of SFSC."

         Section 180.1150(2) of the Wisconsin Business Corporation Law provides that, unless otherwise specified in a corporation's Articles of Incorporation, the voting power of shares of issuing public corporations, such as SFSC, which are held by any person in excess of 20% of the voting power of such company shall be limited to 10% of the full voting power of such shares. This statutory voting restriction is not applicable to shares (a) acquired directly from SFSC, (b) acquired in a transaction incident to which the shareholders of SFSC vote to restore the full voting power of such shares prior to April 22, 1986, (c) acquired under an agreement entered into at a time when the corporation was not an issuing public corporation, or (d) under certain other circumstances more fully described in Section 180.1150(3). The SFSC Articles of Incorporation state that the restrictions of Section 180.1150 do not apply to shares of SFSC Common Stock held by a person who was a holder of twenty percent (20%) or more of any class of the outstanding common stock of SFSC immediately before the filing of SFSC's Amended and Restated Articles of Incorporation, which occurred in October 1989. As a result of this provision, the voting power of Mr. Holz' shares have not been and will not be reduced to 10% of their voting power pursuant to Section 180.1150(2).

         Sections 180.1140 through 180.1144 of the Wisconsin Business Corporation Law provide that a "resident domestic corporation," such as SFSC, may not engage in a "business combination" with an "interested stockholder" (a person beneficially owning 10% or more of the aggregate voting power of the capital stock of the corporation), for three years after the date (the "stock acquisition date") when the interested stockholder acquired his 10% or greater interest, unless the business combination (or the acquisition of the 10% or greater interest) was approved before the stock acquisition date by the corporation's board of directors. After the three-year period, a business combination that was not so approved can be consummated only if it is approved by a majority of the outstanding voting shares not held by the interested stockholder or is made at a specified formula price intended to provide a fair price for the shares held by noninterested stockholders. The provisions of Section 180.1141 do not apply to a business combination between a resident domestic corporation and an interested stockholder when: (a) the resident domestic corporation did not have a class of voting stock registered or traded on a national securities exchange at the time the interested stockholder first acquired 10% of the then outstanding voting stock; (b) the interested stockholder was an interested stockholder immediately prior to September 10, 1987; (c) the interested stockholder became an interested stockholder inadvertently; (d) the interested stockholder was an interested stockholder immediately prior to September 10, 1987, and inadvertently increased its voting power, or (e) the business combination is governed by Wisconsin Statute Sections 221.565, 221.25, or 221.58, concerning state banks.

         Sections 180.1140 through 180.1144 of the Wisconsin Business Corporation Law may have the effect of discouraging takeovers of, and unsolicited offers for, SFSC under certain circumstances. These statutory provisions specifically discourage the use of a two-step takeover technique involving a tender offer for voting control of SFSC followed by a merger or other business combination involving inadequate consideration to the remaining SFSC shareholders.

         Under federal laws governing the acquisition of control of FDlC-insured banks and bank holding companies, any person or entity seeking to acquire control of more than 10% of the voting stock of SFSC must first obtain permission from the FRB. For a discussion of these and other regulatory limitations on the acquisition of control of SFSC and the Banks, see "Regulation of SFSC, State Financial Bank, Bancshares and Waterford Bank."


                                 LEGAL MATTERS

         The legality of the issuance of the SFSC Common Stock offered hereby will be passed upon for SFSC by Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., 1000 North Water Street, Suite 2100, Milwaukee, Wisconsin 53202. Certain legal matters in connection with the Merger and the tax-free nature of the Merger will be passed upon for Bancshares and its shareholders by Davis & Kuelthau, S.C., 111 East Kilbourn Avenue, Suite 1400, Milwaukee, Wisconsin 53202.

                                    EXPERTS

         The consolidated financial statements of SFSC at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, incorporated by reference in the Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent public auditors, as set forth in their reports thereon incorporated by reference herein, and are included in reliance upon said reports given upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Bancshares at December 31, 1994 and for the year then ended included herein and elsewhere in this Proxy Statement and Prospectus have been audited by Ernst & Young LLP, independent public auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                      INDEX TO WATERFORD BANCSHARES, INC.
                       CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1994 and 1993

                                    CONTENTS


Report of Ernst & Young LLP, Independent Auditors . . . . . . . . . . . . . . . . . . . . . .   F-2

Consolidated Financial Statements

Consolidated Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-3
Consolidated Statements of Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-4
Consolidated Statements of Stockholders'  Equity . . . . . . . . . . . . . . . . . . . . . . .  F-5
Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-6
Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . .   F-7

               Report of Ernst & Young LLP, Independent Auditors

Board of Directors of State Financial Services Corporation

We have audited the accompanying consolidated balance sheet of Waterford Bancshares, Inc. (the Company) as of December 31, 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1994, and the consolidated results of its operations and cash flows for the year ended December 31, 1994, in conformity with generally accepted accounting principles.



May 1, 1995
Milwaukee, Wisconsin

                           WATERFORD BANCSHARES, INC.
                           CONSOLIDATED BALANCE SHEET

                                                        MARCH 31                 DECEMBER 31
                                                          1995              1994               1993
                                                      ------------------------------------------------
                                                      (Unaudited)                          (Unaudited)
ASSETS
Cash and due from banks                                 $969,275         $1,917,886       $2,299,000
Federal funds sold                                        45,000          1,900,000        3,524,000
                                                     -----------        -----------      -----------
Cash and cash equivalents                              1,014,275          3,817,886        5,823,000

Investment securities _
  Held-to-maturity (fair value of $11,255,000
     $10,991,000 and $12,257,000, respectively)       11,184,343         11,207,382       11,600,000

Loans                                                 24,181,116         23,548,617       22,217,000
Less allowance for loan losses                          (731,308)          (707,253)        (338,000)
                                                     -----------        -----------      -----------
Net loans                                             23,449,808         22,841,364       21,879,000

Premises and equipment                                   316,177            338,988          430,000
Accrued interest receivable                              323,877            344,606          310,000
Other assets                                             189,815            190,412           61,000
                                                     -----------        -----------      -----------
                                                     $36,478,295        $38,740,638      $40,103,000
                                                     ===========        ===========      ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand                                              $2,980,845         $3,687,859       $3,325,000
  Savings                                              9,929,814         10,863,122       12,407,000
  Time deposits                                       18,740,543         19,736,372       19,807,000
                                                     -----------        -----------      -----------
Total deposits                                        31,651,202         34,287,353       35,539,000

Federal funds purchased                                  200,000                  _                _
Accrued expenses and other liabilities                    12,465                  _           42,000
Accrued interest payable                                 155,307             86,913           97,000
                                                     -----------        -----------      -----------
Total liabilities                                     32,018,974         34,374,266       35,678,000

Stockholders' equity:
  Common stock, $1 par value;
     authorized - 200,000 shares; issued and
     outstanding - 830 shares in 1995, 830 shares in
     1994 and 870 shares in 1993                           1,000              1,000            1,000
  Capital surplus                                      2,099,000          2,099,000        2,099,000
  Retained earnings                                    2,883,651          2,790,702        2,737,000
  Less treasury stock                                   (524,330)          (524,330)        (412,000)
                                                     -----------        -----------      -----------
Total stockholders' equity                             4,459,321          4,366,372        4,425,000
                                                     -----------        -----------      -----------
                                                     $36,478,295        $38,740,638      $40,103,000
                                                     ===========        ===========      ===========




See accompanying notes.

                           Waterford Bancshares, Inc.
                       Consolidated Statements of Income


                                                THREE MONTHS ENDED
                                                     MARCH 31                   YEAR ENDED DECEMBER 31
                                                1995          1994          1994         1993          1992
                                             --------------------------------------------------------------
                                                   (Unaudited)                        (Unaudited)
Interest income:
  Loans                                    $516,361      $495,605    $2,093,502   $2,035,000    $2,223,000
  Investment securities:
     Taxable                                126,844       125,992       516,346      514,000       443,000
     Tax-exempt                              50,964        65,960       239,717      287,000       287,000
  Federal funds sold                         23,541        20,716        30,752       61,000        73,000
                                            -------       -------     ---------    ---------     ---------
Total interest income                       717,710       708,273     2,880,317    2,897,000     3,026,000
Interest expense:
  Deposits                                  296,556       296,419     1,117,878    1,260,000     1,384,000
  Notes payable and other borrowings            643           (10)        8,010       11,000        12,000
                                            -------       -------     ---------    ---------     ---------
Total interest expense                      297,199       296,409     1,125,888    1,271,000     1,396,000
                                            -------       -------     ---------    ---------     ---------
Net interest income                         420,511       411,864     1,754,429    1,626,000     1,630,000
Provision for loan losses                     7,500        25,652       492,277      209,000       101,000
                                            -------       -------     ---------    ---------     ---------
Net interest income after provision
  for loan losses                           413,011       386,212     1,262,152    1,417,000     1,529,000

Other income:
  Service charges on deposit accounts        17,587        19,391        70,462      108,000        87,000
  Investment securities gains
     (losses), net
  Other                                      12,890        12,777        48,215       46,000        34,000
                                            -------       -------     ---------    ---------     ---------
                                             30,477        32,168       118,677      154,000       121,000
Other expenses:
  Salaries and employee benefits            150,361       188,227       676,187      630,000       540,000
  Equipment rentals, depreciation and
     maintenance                             54,674        39,754       153,221      170,000       177,000
  Legal and professional                     47,099        15,334        99,333       67,000        54,000
  Regulatory agency assessments              20,793        21,664        85,993       76,000        71,000
  Other                                      26,305        51,570       267,016      280,000       293,000
                                            -------       -------     ---------    ---------     ---------
                                            299,232       316,555     1,281,750    1,223,000     1,135,000
                                            -------       -------     ---------    ---------     ---------
Income before income taxes                  144,256       101,825        99,079      348,000       515,000
Income taxes (benefit)                       51,307        20,025       (14,389)      64,000       127,000
                                            -------       -------     ---------    ---------     ---------
Net income                                  $92,949       $81,800      $113,468     $284,000      $388,000
                                            =======       =======     =========    =========     =========

Net income per common and common            $111.99        $94.90       $135.40      $326.44       $435.47
  equivalent share                          =======       =======     =========    =========     =========





See accompanying notes.

                           Waterford Bancshares, Inc.
                Consolidated Statements of Stockholders' Equity

                                                             Common      Capital       Retained      Treasury
                                                             Stock       Surplus       Earnings        Stock        Total
                                                             ------      -------       --------      --------       -----

                     Balances at January 1, 1992
                       (unaudited)                        $1,000    $2,099,000     $2,186,000   $(188,000)    $4,098,000
                          Net income (unaudited)               _             _        388,000           _        388,000
                          Cash dividends (unaudited)           _             _        (60,000)          _        (60,000)
                          Acquisition of 80 shares of
                            treasury stock at $2,800
                            per share (unaudited)              _             _              _    (224,000)      (224,000)
                                                          ------    ----------     ----------   ---------     ----------
                     Balances at December 31, 1992
                       (unaudited)                         1,000     2,099,000      2,514,000    (412,000)     4,202,000
                          Net income (unaudited)               _             _        284,000           _        284,000
                          Cash dividends (unaudited)           _             _        (61,000)          _        (61,000)
                                                          -------   ----------     ----------   ---------     ----------
                     Balances at December 31, 1993
                       (unaudited)                         1,000     2,099,000      2,737,000    (412,000)     4,425,000
                          Net income                           _             _        113,468           _        113,468
                          Cash dividends                       _             _        (60,000)          _        (60,000)
                          Sale of 10 shares of treasury
                            stock at $2,800 per share          _             _              _      28,000         28,000
                       Acquisition of 50 shares of
                          treasury stock at $2,800
                          per share                            _             _              _    (140,000)      (140,000)
                       Rounding                                _             _            234        (330)           (96)
                                                          ------    ----------     ----------   ---------     ----------
                     Balances at December 31, 1994         1,000     2,099,000      2,790,702    (524,330)     4,366,372
                       Net income (unaudited)                  _             _         92,949           _         92,949
                                                          ------    ----------     ----------   ---------     ----------
                     Balances at March 31, 1995
                       (unaudited)                        $1,000    $2,099,000     $2,883,651   $(524,330)    $4,459,321
                                                          ======    ==========     ==========   =========     ==========




See accompanying notes.

                           Waterford Bancshares, Inc.
                     Consolidated Statements of Cash Flows


                                                   THREE MONTHS  ENDED
                                                        MARCH 31                        YEAR ENDED DECEMBER 31
                                                 1995             1994           1994           1993           1992
                                                 ------------------------    -------------------------------------------
                                                       (Unaudited)                                 (Unaudited)
      OPERATING ACTIVITIES
      Net income                                    $92,949       $81,800       $113,468       $284,000       $388,000
      Adjustments to reconcile net income to
        net cash provided by operating
        activities:
          Provision for loan losses                   7,500        25,652        492,277        209,000        101,000
          Provision for depreciation                 23,700        24,750         96,550        101,000         81,000
          (Increase) decrease in interest            20,729       (74,881)       (34,606)        23,000         24,000
          receivable
          Increase (decrease) in interest            68,394        71,113        (10,087)         6,000        (32,000)
          payable
          Other                                      13,062        26,466       (171,178)      (172,000)       (13,000)
                                                 ----------    ----------     ----------     ----------     ----------
      Net cash provided by operating activities     226,334       154,900        486,424        451,000        549,000

      INVESTING ACTIVITIES
      Proceeds from maturity or
        principal payments of held-to-maturity
        investment securities                        23,039             _        793,000              _              _
      Purchases of held-to-maturity investment
        securities                                        -      (141,559)      (400,382)      (851,000)    (1,105,000)
      Net increase in loans                        (615,944)     (386,306)    (1,454,641)    (1,512,000)      (183,000)
      Net purchases of premises and equipment          (889)       (9,784)        (5,538)       (37,000)      (124,000)
                                                 ----------    ----------     ----------     ----------     ----------
      Net cash used by investing activities        (593,794)     (537,649)    (1,067,561)    (2,400,000)    (1,412,000)

      FINANCING ACTIVITIES
      Net increase (decrease) in deposits        (2,636,151)   (2,302,840)    (1,251,647)     1,525,000      1,948,000
      Borrowings under notes payable                      _       112,000              _              _        125,000
      Increase in federal funds purchased           200,000             _              _       (125,000)             _
      Treasury stock acquisition                          _      (112,330)      (112,330)             _       (224,000)
      Cash dividends                                      _             _        (60,000)       (61,000)       (60,000)
                                                 ----------    ----------     ----------     ----------     ----------
      Net cash provided by (used in) financing
        activities                               (2,436,151)   (2,303,170)    (1,423,977)     1,339,000      1,789,000
                                                 ----------    ----------     ----------     ----------     ----------

      Increase (decrease) in cash and cash
        equivalents                              (2,803,611)   (2,685,919)    (2,005,114)      (610,000)       926,000
      Cash and cash equivalents at beginning
        of year                                   3,817,886     5,823,000      5,823,000      6,433,000      5,507,000
                                                 ----------    ----------     ----------     ----------     ----------
      Cash and cash equivalents at end of year
                                                 $1,014,275    $3,137,081     $3,817,886     $5,823,000     $6,433,000
                                                 ==========    ==========     ==========     ==========     ==========
      Supplementary information:
        Interest paid                              $228,606      $225,296     $1,135,975     $1,265,000     $1,428,000
        Income taxes paid                            15,000           -0-        139,892        131,200        124,000





See accompanying notes.

                          Waterford Bancshares, Inc.

                  Notes to Consolidated Financial Statements




                               December 31, 1994

1.       ACCOUNTING POLICIES

BUSINESS

Waterford Bancshares, Inc. (the Company or the Bank) provides a full line of financial services to its customers through its office location in Waterford, Wisconsin. The Bank is subject to the regulations of certain federal and State of Wisconsin agencies and undergoes periodic examinations by those regulatory authorities.

BASIS OF FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements include the accounts of Waterford Bancshares, Inc. (the Company), the parent company, and its subsidiary, Waterford Bank (the Bank). All significant intercompany balances and transactions have been eliminated. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

In the opinion of management, the unaudited financial statements as of and for the years ended December 31, 1993 and 1992, included all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of the financial position, results of operations and cash flows for such periods.


In the opinion of management, the unaudited consolidated financial statements of March 31, 1995, and the three months ended March 31, 1995 and 1994, included all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the financial position, results of operations and cash flows for such periods. The results of operations for the three months ended March 31, 1995, are not necessarily indicative of the results expected for the year ending December 31, 1995.


INVESTMENT SECURITIES

Securities are classified as held-to-maturity, trading or available-for-sale. Management determines the appropriate classification of securities at the time of purchase. Securities classified as trading are held for resale in anticipation of short-term market movements and are stated at fair value.
Gains and losses, both realized and unrealized, are included in net trading account profits and commissions. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are carried at amortized cost. Debt securities not classified as held-to-maturity or trading and all equity securities are classified as available-for-sale and are carried at estimated fair value, with unrealized gains and losses, net of tax, reported as a separate component of equity. All of the Company's securities are classified as held-to-maturity for all periods presented.

                          Waterford Bancshares, Inc.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-related securities, over the estimated life of the security. Such amortization is calculated using the level-yield method, adjusted for prepayments, and is included in interest income from investments. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains and losses. The cost of securities is based on the specific identification method.

INTEREST ON LOANS

Interest income on loans is accrued and credited to operations based on the principal amount outstanding. The accrual of interest income is generally discontinued when a loan becomes 90 days past due as to principal or interest and/or when, in the opinion of management, full collection is unlikely. When interest accruals are discontinued, unpaid interest credited to income in the current year is reversed and interest accrued in the prior year is charged to the allowance for loan losses. Management may elect to continue the accrual of interest when the loan is in the process of collection and the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest.

LOAN FEES AND RELATED COSTS

Loan origination and commitment fees, fees related to stand-by letters of credit and certain direct loan origination costs are required to be deferred and the net amounts are amortized as an adjustment of the related loan's yield. The Company is generally recognizing these amounts upon origination of the related loans as such amounts are not significant and the result is not materially different than the method described above.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio, adverse situations that may affect the borrowee's ability to repay (including the timing of future payments), the estimated value of any underlying collateral, and other relevant factors. The allowance is increased by provisions charged to earnings and reduced by charge-offs, net of recoveries.

Beginning in 1995, the company adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan". Under the new standard, the 1995 allowance for credit losses related to loans that are identified for evaluation in accordance with Statement 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. Prior to 1995, the allowance for credit losses related to these loans was based on unsecured cash flows or the fair value of the collateral for collateral dependent loans. The effect of this change was immaterial. This evaluation is inherently subjective as it requires material estimates involving the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

                          Waterford Bancshares, Inc.

The Company adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," effective January 1, 1995. As a result of applying the new rules, certain impaired loans are reported at the present value of expected future cash flows using the loan's effective interest rate, or as a practical expedient, at the loan s observable market price or the fair value of the collateral if the loan is collateral dependent. The adoption of the standard did not have a material impact on the Company's financial position or results of operations.

A substantial portion of the Bank's loans are to customers located in Southeastern Wisconsin. Accordingly, the ultimate collectibility of a substantial portion of the Bank s loan portfolio is susceptible to changes in market conditions in that area.

PREMISES AND EQUIPMENT

Land is carried at cost. Premises and equipment are depreciated over their expected useful lives and are carried at cost less accumulated depreciation.

EARNINGS PER SHARE

Earnings per share are computed based on the weighted average common and common equivalent (if dilutive) shares outstanding. The weighted average number of shares used was 830 (unaudited) for the three months ended March 31, 1995, 862 (unaudited) for the three months ended March 31, 1994, and 838, 870 (unaudited) and 891 (unaudited) for the years ended December 31, 1994, 1993 and 1992.

INCOME TAXES

The Company accounts for income taxes using the liability method. Deferred income tax assets and liabilities are adjusted regularly to amounts estimated to be receivable or payable based on current tax law and the Company's tax status. Consequently, tax expense in future years may be impacted by changes in tax rates and tax return limitations.

The Company and its subsidiary file a consolidated federal income tax return. The subsidiary provides for income taxes on a separate-return basis and remits to the Company amounts determined to be currently payable or realizes the benefit it would be entitled to on such a basis. The Company and subsidiary file separate state income tax returns.

                          Waterford Bancshares, Inc.

CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers cash and due from banks and investment securities with maturities of three months or less at the time of acquisition as cash and cash equivalents.

2.       RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

The Bank is required to maintain reserve balances with the Federal Reserve Bank. The average amount of reserve balances for the year ended December 31, 1994 was approximately $917,000.

3.       INVESTMENT SECURITIES

The amortized cost and estimated fair values of investments in debt securities follow:

                          Waterford Bancshares, Inc.


                                                                               Gross           Gross
                                                            Amortized        Unrealized       Unrealized        Estimated
                 March 31, 1995: (unaudited)                  Cost             Gains           Losses          Fair Value
                                                            ---------        ----------       ----------            ----------
                   U.S. Treasury securities and
                      obligations of U.S.
                      government agencies                   $7,216,265   $           _          $32,265     $  7,184,000
                   Obligations of states and
                      political subdivisions                 3,067,407         116,593                -        3,184,000
                   Mortgage-backed securities                  900,671               -           13,671          887,000
                                                           -----------        --------          -------     ------------
                                                           $11,184,343        $116,593          $45,936     $ 11,255,000
                                                           ===========        ========          =======     ============


                                                                               Gross           Gross
                                                            Amortized        Unrealized       Unrealized       Estimated
                                                              Cost             Gains           Losses          Fair Value
                                                           ----------       ----------       ----------       ----------
                December 31, 1994:
                  U.S. Treasury securities and             $7,222,862       $       -         $175,751        $7,047,111
                     obligations of U.S.
                     government agencies                    3,067,977          18,052                -         3,086,029
                  Obligations of states and                   916,543               -           58,683           857,860
                     political subdivisions               -----------       ---------         --------       -----------
                  Mortgage-backed securities              $11,207,382         $18,052         $234,434       $10,991,000
                                                          ===========       =========         ========       ===========


                                                                             Gross          Gross
                                                          Amortized       Unrealized     Unrealized           Estimated
                                                            Cost             Gains          Losses           Fair Value
                                                          -----------      ----------     -----------        ----------
                December 31, 1993: (unaudited)
                  U.S. Treasury securities and
                     obligations of U.S. government
                     agencies                              $7,235,000        $387,000      $         -        $7,622,000
                  Obligations of states and political
                     subdivisions                           3,764,000         270,000                -         4,034,000
                  Mortgage-backed securities                  601,000               -                -           601,000
                                                           -----------        --------      -----------        ----------
                                                           $11,600,000        $657,000      $         -      $12,257,000
                                                           ===========        ========      ===========      ===========

The amortized cost and estimated fair value of investment securities, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers or issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                          Waterford Bancshares, Inc.

                                                                                                MARCH 31, 1995
                                                                                                --------------
                                                                                                             Estimated
                                                                                      Amortized Cost         Fair Value
                                                                                      ---------------------------------
                                                                                                  (Unaudited)
                     Due in one year or less                                            $2,018,343       $  1,289,651
                     Due after one year through five years                               6,069,000          6,040,359
                     Due after five years through ten years                              3,097,000          3,924,990
                     Due after ten years                                                         _                 --
                                                                                       -----------        -----------
                                                                                       $11,184,343        $11,255,000
                                                                                       ===========        ===========
                                                                                               DECEMBER 31, 1994
                                                                                               -----------------
                                                                                                             Estimated
                                                                                      Amortized Cost        Fair Value
                                                                                      ---------------------------------
                     Due in one year or less                                            $1,291,480         $1,291,245
                     Due after one year through five years                               6,072,095          5,928,442
                     Due after five years through ten years                              1,111,862          1,115,755
                     Due after ten years                                                 2,731,945          2,655,558
                                                                                       -----------        -----------
                                                                                       $11,207,382        $10,991,000
                                                                                       ===========        ===========


There were no security sales during the three months ended March 31, 1995, or the years ended December 31, 1994, 1993 and 1992.

4.       LOANS

A summary of loans outstanding follows:

                                                                       MARCH 31                    DECEMBER 31
                                                                         1995                1994               1993
                                                                       -----------------------------------------------
                                                                      (Unaudited)                           (Unaudited)

                     Commercial                                    $  2,571,000       $  2,621,000       $  2,308,000
                     Agricultural Production                            208,000            204,000            500,000
                     Real estate
                         Commercial                                   4,139,000          3,427,000          3,156,000
                         Agricultural                                   287,000            592,000            230,000
                         Residential                                 14,958,000         14,859,000         14,460,000
                     Installment                                      1,874,000          1,690,000          1,455,000
                     Other                                              144,116            155,617            108,000
                                                                    -----------        -----------        -----------
                                                                    $24,181,116        $23,548,617        $22,217,000
                                                                    ===========        ===========        ===========

                          Waterford Bancshares, Inc.

5.       ALLOWANCE FOR LOAN LOSSES AND OTHER REAL ESTATE OWNED

Changes in the allowance for loan losses are as follows:

                                                          THREE MONTHS
                                                          ENDED MARCH 31                   YEAR ENDED DECEMBER 31
                                                       1995           1994           1994           1993           1992
                                                       ----------------------------------------------------------------
                                                           (Unaudited)                                  (Unaudited)

                     Balance at beginning of
                       year                        $707,253       $338,000       $338,000       $242,000      $214,000
                          Charge-offs                (2,000)        (1,000)      (137,000)      (118,000)     (101,000)
                          Recoveries                 18,555          7,586         13,976          5,000        28,000
                                                   --------       --------       --------       --------      --------
                          Net charge-offs/
                            recoveries               16,555          6,586       (123,024)      (113,000)      (73,000)
                          Provision for loan          7,500         25,652        492,277        209,000       101,000
                            losses                 --------       --------       --------       --------       -------

                     Balance at end of year        $731,308       $370,238       $707,253       $338,000      $242,000
                                                   ========       ========       ========       ========      ========

     At March 31, 1995 (unaudited), the recorded investment in loans that are considered to be impaired under statement 114 was $2,531,610 (of which $64,454 were on a non-accural basis). These impaired loan's have a related allowance for loan losses of $597,000. The average recorded investment in impaired loans during the three months ended March 31, 1995 was $2,550,180.
For the three months ended March 31, 1995, the company recorded interest income on those impaired loans of $48,748, which approximates the interest income recognized using the cash basis method of income recognition.

Other real estate owned ($123,000 (unaudited), $123,000 and $56,654 (unaudited) at March 31, 1995, and December 31, 1994 and 1993, respectively) is generally comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure. Foreclosed assets are initially recorded at fair value at the date of foreclosure establishing a new cost basis. Subsequently these properties are carried at the lower of cost or fair market value minus estimated costs to sell. Loan losses from the acquisition of such property are charged against the allowance for loan losses. An allowance for losses on other real estate is maintained for subsequent valuation adjustments on a specific property basis.

6.       LOANS TO RELATED PARTIES

In the ordinary course of business, loans are granted to related parties, which include bank officers, principal shareholders, directors and entities in which such persons are principal shareholders. Loans outstanding at March 31, 1995, December 31, 1994 and 1993, to such related parties were approximately $290,000 (unaudited), $278,000 and $147,000 (unaudited), respectively. During the three months ended March 31, 1995, approximately $107,000 (unaudited) of new loans were made and repayments totaled approximately $95,000 (unaudited). During 1994, approximately $289,000 of new loans were made and repayments totaled approximately $158,000. Loans to related parties were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.

                          Waterford Bancshares, Inc.

7.       PREMISES AND EQUIPMENT

A summary of premises and equipment follows:

                                                      MARCH 31                DECEMBER 31
                                                       1995             1994             1993
                                                     --------------------------------------------
                                                     (Unaudited)                       (Unaudited)

Buildings                                             $742,870         $742,870         $742,870
Furniture and equipment                                699,622          698,733          740,774
                                                    ----------       ----------       ----------
                                                     1,442,492        1,441,603        1,483,644
Less accumulated depreciation                       (1,126,315)      (1,102,615)      (1,053,644)
                                                    ----------       ----------       ----------
                                                      $316,177         $338,988         $430,000
                                                    ==========       ==========       ==========

8.       DEPOSITS

Deposits with balances of $100,000 or more consist of the following:

                                                 MARCH 31                    DECEMBER 31
                                                   1995                1994               1993
                                                ------------------------------------------------
                                                (Unaudited)                           (Unaudited)

Demand                                            $147,327           $463,860           $751,413
Savings                                          3,802,824          1,018,033          7,816,825
Time deposits                                    3,027,841          7,292,821          1,102,009
                                                ----------         ----------         ----------
                                                $6,977,992         $8,774,714         $9,670,247
                                                ==========         ==========         ==========

                          Waterford Bancshares, Inc.

9.       INCOME TAXES

The primary difference between income tax expense at the statutory corporate tax rate and the effective rate of the Company is tax-exempt municipal interest income.

At December 31, 1994, the total deferred tax liability, which reflects the net tax effects of temporary differences between the carrying amounts of tax assets and liabilities for financial reporting purposes and the amounts used for tax purposes, amounted to approximately $161,000.

10.      RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

Dividends are paid by the Company from its assets, which are mainly provided by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. Approval of the regulatory authorities is required to pay dividends in excess of certain levels of the Bank's retained earnings.

As of March 31, 1995 and December 31, 1994, the Bank had net retained earnings of $2,443,536 (unaudited) and $2,038,596, all of which were available for distribution to the Company as dividends without prior regulatory approval.

Under Federal Reserve Bank regulations, the Bank is limited as to the amount it may loan to its affiliates, including the Company, unless such loans are collateralized by specified obligations. At March 31, 1995 and December 31, 1994, the maximum amount available for transfer from the Bank to the Company in the form of loans approximated 8% (unaudited) and 8% of consolidated net worth.

11.      FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

Loan commitments are made to accommodate the financial needs of the Company's customers. Standby letters of credit commit the Company to make payments on behalf of customers when certain specified future events occur. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies. Collateral is obtained based on management's credit assessment of the customer.

                          Waterford Bancshares, Inc.

The Company s maximum exposure to credit loss for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit outstanding are as follows:

                                                        MARCH 31                DECEMBER 31
                                                          1995             1994             1993
                                                      ----------------------------------------------
                                                      (Unaudited)                        (Unaudited)

Loan commitments                                     $1,373,000         $856,000        $1,004,000
Standby letters of credit                                 5,000            5,000            20,000

As of March 31, 1995, all such commitments expire within one year.

                          Waterford Bancshares, Inc.

12.      WATERFORD BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

BALANCE SHEETS

                                                        MARCH 31,                   DECEMBER 31
                                                           1995               1994               1993
                                                       -------------------------------------------------
                                                       (Unaudited)                           (Unaudited)
ASSETS
Cash and due from banks                                $   22,776        $    22,776         $   38,000
Investment in Waterford Bank                            4,427,076          4,334,127          4,371,000
Recoverable income taxes                                    3,638              3,638              4,000
Other assets                                                5,831              5,831             12,000
                                                       ----------        -----------         ----------
Total assets                                           $4,459,321        $ 4,366,372         $4,425,000
                                                       ==========        ===========         ==========

STOCKHOLDERS  EQUITY
Common stock                                           $    1,000        $     1,000         $    1,000
Additional paid-in capital                              2,099,000          2,099,000          2,099,000
Retained earnings (Parent Company)                        631,575            631,575            541,000
Equity in undistributed earnings of subsidiary          2,252,076          2,159,127          2,196,000
Less treasury stock                                      (524,330)          (524,330)          (412,000)
                                                       ----------        -----------         ----------
Total stockholders  equity                             $4,459,321        $ 4,366,372         $4,425,000
                                                       ==========        ===========         ==========


STATEMENTS OF INCOME

                                         THREE MONTHS ENDED
                                              MARCH 31                       YEAR ENDED DECEMBER 31
                                         1995          1994             1994          1993          1992
                                        -------------------             --------------------------------
                                            (Unaudited)                            (Unaudited)
Income:
  Dividends                                $     -       $     -       $157,000      $140,000      $138,000
  Interest                                       -             -          1,323             _         2,000
                                           -------       -------       --------      --------      --------
                                                 -             -        158,323       140,000       140,000
Expenses:
  Interest                                       -             -          6,168         6,000         5,000
  Other                                          -             -          5,831         6,000         6,000
                                           -------       -------       --------      --------      --------
                                                 -             -         11,999        12,000        11,000
                                           -------       -------       --------      --------      --------
Income before income tax credit and
  equity in undistributed net income
  of subsidiary bank                             -             -        146,324       128,000       129,000

Income tax credit                                -             -          3,613         4,000         3,000
Excess (deficiency) of net income of
  subsidiary bank over dividends            92,949        81,800        (36,469)      152,000       256,000
                                           -------       -------       --------      --------      --------
Net income                                 $92,949       $81,800       $113,468      $284,000      $388,000
                                           =======       =======       ========      ========      ========


                          Waterford Bancshares, Inc.

12. WATERFORD BANCSHARES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOWS

                                                                 THREE MONTHS ENDED
                                                                      MARCH 31                     YEAR ENDED DECEMBER 31
                                                                 1995          1994           1994          1993          1992
                                                                 -------------------------------------------------------------
                                                                    (Unaudited)                               (Unaudited)
                     OPERATING ACTIVITIES
                     Net income                                 $92,949       $81,800       $113,468      $284,000      $388,000
                     Adjustments to reconcile net income to
                       net cash provided by operating
                       activities:
                     Equity in undistributed (income) loss      (92,949)      (81,800)        36,469      (152,000)     (256,000)
                     Deferred income taxes                            -             -            362        (1,000)            _
                     Other                                            -             -          6,807         5,000         6,000
                                                                -------       -------        -------       -------       -------
                     Net cash provided by operating                   -             -        157,106       136,000       138,000
                       activities

                     FINANCING ACTIVITIES
                     Borrowings under notes payable                   -             -              _             _       125,000
                     Repayment of notes payable                       -             -              _      (125,000)            _
                     Cash dividends                                   -             -        (60,000)      (61,000)      (60,000)
                     Treasury stock acquisition                       -             -       (112,330)            -      (224,000)
                                                                -------       -------        -------       -------       -------
                     Net cash used in financing activities            -             -       (172,330)     (186,000)     (159,000)
                                                                -------       -------        -------       -------       -------
                     Decrease in cash and cash equivalents            -             -        (15,224)      (50,000)      (21,000)
                     Cash and cash equivalents at beginning
                       of year                                   22,776        38,000         38,000        88,000       109,000
                                                                -------       -------        -------       -------       -------
                     Cash and cash equivalents at end of year   $22,776       $38,000        $22,776       $38,000       $88,000
                                                                =======       =======        =======       =======       =======


13.      SUBSEQUENT EVENT

On April 12, 1995, the Company entered into an Agreement and Plan of Merger (the Agreement) with State Financial Services Corporation (SFSC). Pursuant to the Agreement, SFSC will acquire 50% of the outstanding common stock of the Company in exchange for a combination of cash and promissory notes, with the remaining 50% exchanged for the SFSC's common stock. The value of SFSC's common stock will be determined by an average of the "bid" and "ask" quotations set forth by the market makers in SFSC's common stock on each of the 20 trading days preceding the closing of the acquisition, excluding one trading day when SFSC's common stock is quoted at its highest average of the "bid" and "ask" quotations and one trading day when SFSC's common stock is quoted at its lowest average of the "bid" and "ask" quotations. In the event that the calculated fair market value of SFSC's common stock exceeds 110% of SFSC's net book value, the fair market value will be assumed to be equal to 110% of such net book value. In the event the fair market value is less than 105% of SFSC's net book value, the fair market value will be assumed to be equal to 105% of net book value. SFSC will pay $8,005.00 for each of the 830 shares of the Company's common stock outstanding.

                          Waterford Bancshares, Inc.

common stock is quoted at its lowest average of the "bid" and "ask" quotations. In the event that the calculated fair market value of SFSC's common stock exceeds 110% of SFSC's net book value, the fair market value will be assumed to be equal to 110% of such net book value. In the event the fair market value is less than 105% of SFSC's net book value, the fair market value will be assumed to be equal to 105% of net book value. SFSC will pay $8,005.00 for each of the 830 shares of the Company's common stock outstanding.

                          FINANCIAL STATEMENTS OF SFSC

         The audited consolidated financial statements of SFSC are incorporated by reference in this Proxy Statement and Prospectus from the SFSC 1994 Annual Report, a copy of which is delivered herewith. See "Incorporation of Certain Information by Reference."

                                   EXHIBIT A





                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                      STATE FINANCIAL SERVICES CORPORATION

                                   WBAC, INC.

                                      and

                           WATERFORD BANCSHARES, INC.

                                 April 12, 1995

                               TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----

                                                      ARTICLE I

                                                     THE MERGER
       1.01     The Merger                                                                      1
       1.02     Effective Time                                                                  1
       1.03     Effect of the Merger                                                            2
       1.04     Articles of Incorporation; By-Laws                                              2
       1.05     Directors and Officers                                                          2
       1.06     Taking Necessary Action; Further Action                                         2
       1.07     The Closing                                                                     2


                                                      ARTICLE II

                                                CONVERSION OF SECURITIES

       2.01     Conversion of Securities                                                        3
       2.02     Dissenting Shares                                                               5
       2.03     Exchange of Certificates                                                        6
       2.04     Stock Options                                                                   7


                                                      ARTICLE III

                                     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       3.01     Organization and Qualification; Subsidiaries                                    8
       3.02     Articles of Incorporation; By-Laws                                             10
       3.03     Capitalization                                                                 10
       3.04     Authority; Vote Required                                                       11
       3.05     No Conflict; Required Filings and Consents                                     11
       3.06     Permits; Compliance                                                            12
       3.07     Reports; Financial Statements                                                  13
       3.08     Absence of Certain Changes or Events                                           14
       3.09     Absence of Litigation                                                          15
       3.10     Contracts; No Default                                                          15
       3.11     Employee Benefit Plans; Labor Matters                                          16

                                                                                              Page
                                                                                              ----
       3.12     Taxes                                                                          17
       3.13     Intellectual Property Rights                                                   18
       3.14     Certain Business Practices and Regulations                                     18
       3.15     Insurance                                                                      18
       3.16     Brokers                                                                        18
       3.17     Title to Properties                                                            18
       3.18     Environmental Laws                                                             20
       3.19     Loans in Default                                                               21
       3.20     Bank Filings and Reports                                                       21


                                                   ARTICLE IV

                                     REPRESENTATIONS AND WARRANTIES OF ACQUIROR
                                                 AND ACQUIROR SUB

       4.01     Organization and Qualification; Subsidiaries                                   22
       4.02     Authority                                                                      22
       4.03     Capitalization                                                                 23
       4.04     No Conflict; Required Filings and Consents                                     23
       4.05     Ownership of Acquiror Sub; No Prior Activities                                 24
       4.06     Financing                                                                      24
       4.07     Financial Statements                                                           24
       4.08     Reports                                                                        25
       4.09     Interim Events                                                                 25
       4.10     Allowance for Loan Losses                                                      25
       4.11     Absence of Litigation                                                          25
       4.12     Securities Law Filings                                                         26


                                                   ARTICLE V

                                                   COVENANTS

       5.01     Affirmative Covenants of the Company                                           26
       5.02     Negative Covenants of the Company                                              27
       5.03     Affirmative Covenants of Acquiror                                              29
       5.04     Negative Covenants of Acquiror                                                 29
       5.05     Confidentiality Agreement                                                      30
       5.06     Acquisition Proposals                                                          30

                                                                                              Page
                                                                                              ----




                                                   ARTICLE VI

                                               ADDITIONAL AGREEMENTS
       6.01     Proxy Statement                                                                31
       6.02     Meeting of Shareholders                                                        32
       6.03     Company Information                                                            32
       6.04     Acquiror Information                                                           33
       6.05     Registration Statement                                                         33
       6.06     Appropriate Action; Consents; Filings                                          33
       6.07     Update Disclosure; Breaches                                                    35
       6.08     Public Announcements                                                           35
       6.09     Obligations of Acquiror Sub                                                    36
       6.10     Measures to Enhance Liquidity of Acquiror Stock                                36
       6.11     Indemnification                                                                36


                                                   ARTICLE VII

                                                CLOSING CONDITIONS

       7.01     Conditions to Obligations of Each Party
                  Under This Agreement                                                          36
       7.02     Additional Conditions to Obligations
                  of Acquiror and Acquiror Sub                                                  39
       7.03     Additional Conditions to Obligations of the Company                             42


                                                    ARTICLE VIII

                                           TERMINATION, AMENDMENT AND WAIVER

       8.01     Termination                                                                    44
       8.02     Effect of Termination                                                          45
       8.03     Expenses                                                                       45

                                                                                              Page
                                                                                              ----




                                                  ARTICLE IX

                                               GENERAL PROVISIONS
       9.01     Non-Survival of Representations and Warranties                                 47
       9.02     Notices                                                                        47
       9.03     Amendment                                                                      48
       9.04     Waiver                                                                         48
       9.05     Headings                                                                       49
       9.06     Severability                                                                   49
       9.07     Entire Agreement                                                               49
       9.08     Assignment                                                                     49
       9.09     Parties in Interest                                                            49
       9.10     Governing Law                                                                  49
       9.11     Counterparts                                                                   49
       9.12     Branching                                                                      50

        THIS AGREEMENT AND PLAN OF MERGER dated as of April 12, 1995 (the "Agreement"), is made and entered into among State Financial Services Corporation, a Wisconsin corporation ("Acquiror"), WBAC, Inc., a Wisconsin corporation and a wholly-owned subsidiary of Acquiror ("Acquiror Sub"), and Waterford Bancshares, Inc., a Wisconsin corporation (the "Company").

                                    RECITAL

        The respective Boards of Directors of Acquiror, Acquiror Sub and the Company have determined that it is advisable and in the best interests of the respective corporations and their shareholders that Company be merged with and into Acquiror Sub in accordance with the Wisconsin Business Corporation Law (the "Wisconsin Law") and the terms of this Agreement, pursuant to which the Acquiror Sub will be the surviving corporation and will remain a wholly-owned subsidiary of Acquiror (the "Merger").

                                   AGREEMENTS

        In consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree:

                                   ARTICLE I

                                   THE MERGER

        1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Wisconsin Law, at the Effective Time, Company shall be merged with and into Acquiror Sub. As a result of the Merger, the separate corporate existence of Company shall cease and the Acquiror Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Acquiror Sub and the Company are sometimes collectively referred to in this Agreement as the "Constituent Corporations."

        1.02 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Wisconsin in such form as required by, and executed in accordance with, the relevant provisions of the Wisconsin Law and shall take all such further actions as may be required by law to make the Merger effective upon the issuance of a certificate of merger by the Secretary of State of the State of Wisconsin (the date and time of such issuance being the "Effective Time").

        1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Wisconsin Law. Without limiting the generality of, and subject to the provisions of, the Wisconsin Law, at the Effective Time, except as otherwise provided in this Agreement, all the property, interests, assets, rights, privileges, immunities, powers and franchises of Acquiror Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of Acquiror Sub and the Company shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

        1.04 Articles of Incorporation; By-Laws. At the Effective Time, the Articles of Incorporation, as amended by the amendments thereto set forth in
Exhibit 1.04 (which amendments shall become effective only at the Effective
Time), and the By-Laws of Acquiror Sub shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation. The name of the Surviving Corporation shall be WBAC, Inc.

        1.05 Directors and Officers. The directors of Acquiror Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of Acquiror Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

        1.06 Taking Necessary Action; Further Action. Acquiror, Acquiror Sub and the Company, respectively, shall each use its reasonable efforts to take all such action as may be necessary or appropriate to effectuate the Merger under the Wisconsin Law at the time specified in section 1.02. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, interests, assets, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

        1.07 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., 1000 North Water Street, Milwaukee, Wisconsin 53202, or at such other place as the parties hereto shall mutually agree, and will be effective at the Effective Time.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

        2.01 Conversion of Securities. At the Effective Time by virtue of the Merger and without any further action on the part of Acquiror, Acquiror Sub, the Company, the Surviving Corporation or the holders of any of the following securities:

                          (a)     Each share of the common stock $1.00 par
value, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock owned by Acquiror, Acquiror Sub or the Company or any direct or indirect subsidiary of Acquiror, Acquiror Sub or the Company and (ii) any Dissenting Shares (as defined in section 2.02)) shall be canceled and extinguished and be converted into and become a right to receive $8,005.00 per share, without interest (the "Merger Consideration"), to be paid in the manner provided in section 2.01(d) below.

                          (b)     Each share of Company Common Stock issued and
outstanding immediately prior to the Effective Time and owned by Acquiror, Acquiror Sub or the Company or any direct or indirect subsidiary of Acquiror, Acquiror Sub or the Company shall be canceled and extinguished and no payment shall be made with respect thereto.

                          (c)     Each share of common stock, $.01 par value,
of Acquiror Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation ("Surviving Corporation Common Stock").

                          (d)     The Merger Consideration shall be paid with a
combination of cash, promissory notes in the form of Exhibit 2.01(d) (the "Notes") and shares of $.10 par value common stock of Acquiror ("Acquiror Common Stock"). Each Shareholder of the Company will be entitled to elect the form of consideration to be received for his or her shares of Company Common Stock; provided, however, that the aggregate amount of cash and Notes to be paid to the Shareholders of the Company will equal 50% of the aggregate Merger Consideration, and the remaining 50% of the aggregate Merger Consideration will be paid with shares of Acquiror Common Stock having a "Fair Market Value" (as defined below) equal to the remaining 50% of the Merger Consideration. The "Fair Market Value" of a share of Acquiror Common Stock will be equal to the daily average of the "bid" and "ask" quotations as set forth by the market makers in the Acquiror's Common Stock on each of the 20 trading days preceding the Closing Date of the Merger. On each of the 20 trading days prior to the Closing Date, all "bid" and "ask" quotations quoted by the firms then making a market in the Acquiror's Common Stock will be averaged to calculate the market quotation for that day (the "Average Quote"). The resulting 20 Average Quotes shall be used to calculate an arithmetic, unweighted average excluding the one trading day during such period on which the highest Average Quote was reported and the one trading day during such period on which the lowest Average Quote was reported. The remaining Average Quotes will be summed and the result divided by 18 to determine the Fair Market Value of the Acquiror Common Stock to be used for purposes of the payment of the Merger Consideration. In the event the Fair Market Value is greater than 110% of the net book value of Acquiror, the Fair Market Value will be assumed to be equal to 110% of such net book value. In the event the Fair Market Value is less than 105% of the net book value of Acquiror, the Fair Market Value will be assumed to be equal to 105% of net book value. Net book value shall be calculated as of the most recently completed month end, in accordance with generally accepted accounting principles consistently applied.

                          (e)     Upon approval of the Merger by the
shareholders of the Constituent Corporations, the Acquiror will deliver a form of election to the shareholders of the Company permitting them to elect the form of consideration to be received in payment of the Merger Consideration.
In the event that there is an over subscription of Acquiror Common Stock or cash and Notes (including cash to be received for Dissenting Shares, as defined below), Acquiror and the Company will allocate such consideration in proportion to the elections of the shareholders of the Company based upon the number of shares of Company Common Stock owned by such shareholders, such that 50% of the aggregate Merger Consideration will be paid in cash and Notes and the remaining 50% of the Merger Consideration will be paid in shares of Acquiror Common Stock.

                          (f)     No fractional shares of Acquiror Common Stock
and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Fair Market Value of Acquiror Common Stock.

        2.02     Dissenting Shares.

                          (a)     Notwithstanding anything in this Agreement to
the contrary, if sections 180.1301 through 180.1331 of the Wisconsin Law ("Subchapter XIII") shall be applicable to the Merger, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger, who shall have delivered, prior to any vote on the merger, a written objection to the Merger in the manner provided in Subchapter XIII and who as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration pursuant to section 2.01, but the holders thereof shall be entitled only to such rights as are granted by Subchapter XIII. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Subchapter XIII shall receive payment therefor from the Surviving Corporation in accordance with the Subchapter XIII; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for payment under Chapter XIII of such shares or lost such holder's right to payment of such shares under Subchapter XIII, such holder or holders (as the case may be) shall forfeit the right to payment under Chapter XIII of such shares and each such share shall thereupon be deemed, as of the Effective Time, to have been canceled, extinguished and converted into and represent the right to receive payment from the Surviving Corporation of the Merger Consideration as provided in section 2.01.

                          (b)     The Company shall give Acquiror (i) prompt
notice of any written demand for fair value, any withdrawal of a demand for fair value and any other instrument served pursuant to Subchapter XIII received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under such Subchapter XIII and Acquiror shall indemnify the Company and its directors, officers, employees, agents and advisors from and against any and all claims, liability, loss, damages, costs or expenses, including without limitation, attorneys fees, arising from any act or omission to act by Acquiror in connection with such negotiations and proceedings which is in violation of Subchapter XIII or the terms of this Agreement. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demand for fair value or offer to settle or settle any such demand.

        2.03     Exchange of Certificates.

                          (a)     Prior to the Effective Time, Acquiror shall
designate a bank or trust company, which may be an affiliate of Acquiror (the "Exchange Agent"), to act as exchange agent in effecting the exchange of the Merger Consideration for certificates representing shares of Company Common Stock entitled to payment pursuant to section 2.01 (the "Certificates"). Immediately prior to the Effective Time, Acquiror shall deposit with the Exchange Agent an amount equal to the aggregate Merger Consideration (assuming there are no Dissenting Shares). The Exchange Agent shall hold such sums in escrow for the purposes set forth in section 2.01(b).

                          (b)     Promptly after the Effective Time, the
Exchange Agent shall mail to each record holder of Certificates a letter of transmittal and instructions for use in surrendering Certificates and receiving the applicable Merger Consideration therefor. The form of the transmittal letter shall have been prepared by Acquiror, subject to the approval of the Company, prior to the Effective Time. Upon the surrender of each Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor an amount equal to the applicable amount and form of Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate, and such Certificate shall be canceled. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate. No interest shall be paid or accrued on the Merger Consideration upon the surrender of the Certificates. If any Merger Consideration is to be paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other similar taxes required by reason of the payment of such Merger Consideration to a person other than the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

                          (c)     Promptly following the date which is 180 days
after the Effective Time, the Exchange Agent's duties shall terminate and any portion of the sum not disbursed pursuant to section 2.01(b) shall be released to the Surviving

Corporation. Thereafter, each holder of a Certificate may surrender Certificates to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Certificate, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation.

                          (d)     After the Effective Time there shall be no
transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration, as provided in this
Article II, subject to applicable law in the case of Dissenting Shares.

        2.04 Stock Options. At the Effective Time, each outstanding option or right to purchase shares of Company Common Stock, if any, (a "Company Stock Option") shall be canceled and extinguished.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, is materially adverse to the condition (financial or otherwise), results of operations, businesses, properties, assets, prospects or liabilities of the Company and its Subsidiaries (as defined below), taken as a whole.

        The term "Affiliate" as used in this Agreement shall mean, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the first mentioned Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

        The term "Person" as used in this Agreement shall mean an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in section 13(d) of the Securities

Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")).

        The term "Subsidiary" (or its plural) as used in this Agreement with respect to the Company, Acquiror, the Surviving Corporation or any other person shall mean any corporation, partnership, joint venture or other legal entity of which the Company, Acquiror, the Surviving Corporation or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, greater than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        With respect to any representation, warranty or statement of the Company in this Agreement that is qualified by or "to the Company's knowledge," such knowledge shall be deemed to exist if, at the time as of which such representation, warranty or statement was made, any of the individuals listed on
Schedule 3.00(b) had actual knowledge of the matter to which such qualification applies or such persons should have known of the matter to which such qualification applies after reasonable investigation.

        Except as set forth in the disclosure schedules delivered by the Company to Acquiror and Acquiror Sub prior to the execution of this Agreement, the Company makes the following representations and warranties to Acquiror and Acquiror Sub. Each of such representations and warranties shall be deemed to be independently material and relied upon by Acquiror and Acquiror Sub, regardless of any investigation made by, or information known to, Acquiror and Acquiror Sub.

        3.01     Organization and Qualification; Subsidiaries.

                          (a)     Except as set forth on Schedule 3.01(a), the
Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.

                          (b)     A true and complete list of all the Company's
directly or indirectly owned Subsidiaries together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity interest owned by the Company or another Subsidiary of the Company, is set forth on Schedule 3.01(b). The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, (the "BHC Act"). All of the shares of the outstanding capital stock of Waterford Bank (the "Bank") are owned directly by the Company. Except as set forth on Schedule 3.01(b), no equity security of any Subsidiary including the Bank, is or may be required to be issued by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. All of such shares so owned by the Company are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto.

                          (c)     Each Company Subsidiary is a corporation duly
organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. The Bank is a bank duly organized, validly existing and in good standing as a banking corporation under the laws of the state of Wisconsin. Except as set forth on Schedule 3.01(c), the Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization.

                          (d)     The Bank is:

                                  (i)      duly authorized to conduct the
general business of banking, subject to the supervision of the Wisconsin Commissioner of Banking (the "Commissioner") as provided in the banking laws of Wisconsin,

                                  (ii)     an insured bank in good status as
defined in the Federal Deposit Insurance Act of 1950, as amended, (the "FDI
Act"),

                                  (iii)    a state bank and not a member of the
Federal Reserve System, and

                                  (iv)     a banking corporation with corporate
power and authority to carry on its business where and as now conducted.

        3.02 Articles of Incorporation; By-Laws. The Company has furnished to Acquiror complete and correct copies of the Articles of Incorporation and the By-Laws, as amended or restated, of the Company and each of its Subsidiaries. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Articles of Incorporation or By-Laws, as amended or restated.

        3.03     Capitalization.

                          (a)     As of the date of this Agreement, the
authorized capital stock of the Company consists of 200,000 shares of Company Common Stock and 0 shares of Preferred Stock, of which 830 shares of Company Common Stock were issued and outstanding.

                          (b)     Information as of the date of this Agreement
relating to the amounts of the authorized and issued and outstanding capital stock of each Subsidiary, including the Bank, is listed on Schedule 3.03(b).

                          (c)     Except as described in this section 3.03, no
shares of Company Common Stock are reserved for any other purpose. Since December 31, 1993, no shares of Company Common Stock have been issued by the Company. All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable (except as provided in section 180.0622(2)(b) of the Wisconsin Law, as interpreted) and are not subject to preemptive rights under the Wisconsin Law, the Company's Articles of Incorporation or By-Laws or any agreement to which the Company is a party. Each of the outstanding shares of capital stock of, or other equity interests in, each of the Company's Subsidiaries has been duly authorized and is validly issued, fully paid and nonassessable (except as provided in section 180.0622(2)(b) of the Wisconsin Law, as interpreted), and such shares or other equity interests are owned by the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's voting rights, charges or other encumbrances of any nature whatsoever, subject to federal and state securities laws. There are no options, warrants or other rights, agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, the Company or any of the Subsidiaries or obligating the Company or any of the Subsidiaries to grant, issue, sell or register for sale any shares of the capital stock of, or other equity interests in, the Company or any of the Subsidiaries. Except as set forth on Schedule 3.03(c), as of the date of this Agreement, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to (x) repurchase, redeem or otherwise acquire any shares of Company Common Stock, or the capital stock of, or other equity interests in, any Subsidiary of the Company, or (y) provide funds to, or make any investment in ( the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Subsidiary of the Company.

        3.04     Authority; Vote Required.

                          (a)     The Company has the requisite corporate power
and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, subject to required shareholder approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action, including such corporate action as may be required by section 180.1140 et seq. of the Wisconsin Law, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than with respect to the approval of this Agreement by the holders of Company Common Stock in accordance with the Wisconsin Law and the Company's Articles of Incorporation and By-Laws). This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

                          (b)     The affirmative vote of the holders of at
least a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

        3.05     No Conflict; Required Filings and Consents.

                          (a)     The execution and delivery of this Agreement
by the Company do not, and the performance of this Agreement by the Company will not: (i) violate the Articles of Incorporation or By-Laws of the Company or any of its Subsidiaries; (ii) subject to (x) obtaining the requisite approval of this Agreement by the holders of at least a majority of the outstanding shares of Company Common Stock in accordance with the Wisconsin Law and the

Company's Articles of Incorporation and By-Laws, (y) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any governmental or regulatory authority, domestic or foreign ("Governmental Entities"), pursuant to the applicable requirements, of Wisconsin law and the rules and regulations relating to the BHC Act, and (z) giving the notices and obtaining the consents, approvals, authorizations or permits described on Schedule 3.05(a), violate any laws applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound; or (iii), except as set forth on Schedule 3.05(a) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties is bound.

                          (b)     The execution and delivery of this Agreement
by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, except for applicable requirements, if any, of (i) the BHC Act, (ii) the consents, approvals, authorizations or permits described on Schedule 3.05(a) and (iii) the filing and recordation of appropriate merger documents as required by the Wisconsin Law.

        3.06 Permits; Compliance. Except as set forth on Schedule 3.06, each of the Company and its Subsidiaries is in possession of all franchises, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"). To the knowledge of the Company, no suspension, revocation or cancellation of any of the Company Permits is pending or threatened. Except as set forth on Schedule 3.06, neither the Company nor any of its Subsidiaries is operating in default under or violation of (i) any law, rule, code, statute, ordinance or regulation applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound or (ii) any of the Company Permits.

        3.07     Reports; Financial Statements.

                          (a)     Since December 31, 1993, (x) the Company and
each Subsidiary has filed all forms, reports, statements and other documents required to be filed with any applicable state or federal banking authorities; and (y) the Company and each of its Subsidiaries have filed all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authorities (all such forms, reports, statements and other documents in clauses (x) and (y) of this section 3.07(a) being collectively referred to as the "Company Reports"). Such Company Reports do not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein not misleading.

                          (b)     Each of the consolidated financial statements
(including, in each case, any related notes to such statements) of the Company and the Bank previously delivered to Acquiror or contained in the Company Reports (i) have been prepared in all material respects in accordance with all applicable regulatory requirements applied on a consistent basis throughout the periods involved and (ii) fairly represent the consolidated financial position of the Company and its Subsidiaries and the Bank as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

                          (c)     Except as and to the extent reflected on, or
reserved against in, the consolidated balance sheet of the Company and its Subsidiaries at December 31, 1994, including all notes thereto (the "Company Balance Sheet"), or as set forth on Schedule 3.07(c), neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or a Subsidiary or in the notes thereto, prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 1994 that, individually or in the aggregate, would not have a Company Material Adverse Effect.

                          (d)     To the best knowledge of the Company, the
allowance for possible loan losses shown on the most recent financial statement of the Bank delivered to Acquiror is adequate in all respects to provide for all losses, net of recoveries, on loans outstanding as of that date. To the best knowledge of the Company, the loan portfolio of the Bank, to the extent the aggregate amount thereof exceeds such allowance, at the date of such most recent financial statement, was fully collectible. Company and Bank have provided to Acquiror true and complete information concerning the loan portfolio of the Bank, and no material information with respect to Bank's loan portfolio has been withheld from Acquiror.

        3.08     Absence of Certain Changes or Events.  Except as disclosed on
Schedule 3.08 or as contemplated by this Agreement, since December 31, 1993:

                          (a)     each of the Company and its Subsidiaries has
conducted its business in the ordinary course and consistent with prudent business practices;

                          (b)     no event or condition has occurred relating
to the Company or the Bank which materially and adversely affects the financial condition, results of operations, business or prospects of the Company or the Bank;

                          (c)     neither the Company nor any Subsidiary has
made any increase in compensation to officers or key employees or any material increase in any or created any new bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options);

                          (d)     neither the Company nor any Subsidiary has
made any loans or advances to any officer, director, shareholder or Affiliate of the Company or of any Subsidiary;

                          (e)     there has not been any change in the
accounting methods or practices followed by the Company or any Subsidiary, except as required by GAAP;

                          (f)     neither the Company nor the Bank has
declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock;

                          (g)     there has not been any sale, lease,
abandonment or other disposition of any real property or personal property used or held for use in the business of the Company or the Bank; and

                          (h)     neither the Company nor any Subsidiary has
entered into any commitment or other agreement to do any of the foregoing.

        3.09     Absence of Litigation.

                          (a)     Schedule 3.09(a) lists all claims, actions,
suits, litigation, or arbitrations or, to the knowledge of the Company, investigations or proceedings affecting the Company or any of its Subsidiaries, at law or in equity, which are pending or, to the knowledge of the Company, threatened, including, without limitation, any such matter involving discrimination in lending practices or violations of fair housing laws. There is no action pending seeking to enjoin or restrain the Merger.

                          (b)     Except as set forth on Schedule 3.09(b),
neither the Company nor any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with or, to the knowledge of the Company, continuing investigation by, any Governmental Entity. Except as set forth on Schedule 3.09(b), the Bank is not a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or a subject to any order or directive by, or is a recipient of an extraordinary supervisory letter from, any federal or state regulator which restricts the conduct of its business, requires the Bank to take or refrain from taking any specified actions, or in any manner relates to its capital adequacy, credit policies, depository activities or management, nor has the Bank been advised by any federal or state regulator that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

        3.10     Contracts; No Default.

                          (a)     Schedule 3.10(a) sets forth as of the date of
this Agreement a list of each contract or agreement of the Company or its
Subsidiaries:

                                  (i)      concerning a partnership or joint
venture with another Person; or

                                  (ii)     which is material to the Company or
its Subsidiaries.

                          (b)     Schedule 3.10(b) lists each contract or
agreement to which the Company or any of its Subsidiaries is a party materially limiting the right of the Company or any of its Subsidiaries prior to the Effective Time, or Acquiror or any of its Subsidiaries at or after the Effective Time, to engage in, or to compete with any Person in, any business including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or any of its Subsidiaries prior to the Effective Time, or by the Acquiror or any of its Subsidiaries after the Effective Time. For the purpose of this Agreement "Company Contract" means the contracts and agreements listed on Schedules 3.10(a) and 3.10(b). Correct and complete copies of all written Company Contracts have been made available to Acquiror.

                          (c)     Each Company Contract is in full force and
effect, each is a valid and binding contract or agreement enforceable against the Company or the applicable Subsidiary in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law, and there is no default by the Company in the performance of any obligation to be performed or paid under any such contract or agreement.

        3.11     Employee Benefit Plans; Labor Matters.

                          (a)     Schedule 3.11(a) lists or describes any
pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy as to which the Company is the owner, beneficiary or both), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, severance pay, "cafeteria" or "flexible benefit" plan under section 125 of the Internal Revenue Code of 1986 as amended (the "Code"), or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment, under which employees of the Company or its Subsidiaries are entitled to participate by reason of their employment with the Company or its Subsidiaries, (i) to which the Company or a Subsidiary is a party or a sponsor or a fiduciary thereof or
(ii) with respect to which the Company or a Subsidiary has made payments, contributions or commitments, or has any liability (collectively, the "Employee Benefit Plans").

                          (b)     The Employee Benefit Plans have been operated
and administered by the Company in compliance in all material respects with all applicable laws relating to employment or labor matters, including without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code.

                          (c)     Each Employee Benefit Plan that is intended
to be tax qualified under section 401(a) of the Code has received, or the Company has applied for or will in a timely manner apply for, a favorable determination letter from the Internal Revenue Service (the "IRS") stating that the Plan meets the requirements of the Code and that any trust or trusts associated with the plan are tax exempt under section 501(a) of the Code.

                          (d)     Except as set forth on Schedule 3.11(a), the
Company does not maintain any defined benefit plan covering employees of the Company or its Subsidiaries within the meaning of section 3(35) of ERISA.

                          (e)     Neither the Company nor any of its
Subsidiaries is a party to any collective bargaining or other labor union contract.

                          (f)     Schedule 3.11(f) sets forth a list of all
written employment agreements, employment contracts or understandings relating to employment (other than relating to "at-will" employment) to which the Company or any of its Subsidiaries is a party.

        3.12 Taxes. The Company and each Subsidiary has filed or caused to be filed with the appropriate Governmental Entities, all federal, state, municipal, and local income, franchise, excise, real and personal property, and other tax returns and reports that are required to be filed and the Company and each Subsidiary are not delinquent in the payment of any material taxes shown on such returns or response or on any material assessments for any such taxes received by them and has otherwise complied in all material respects with all legal requirements applicable to the Company or its Subsidiaries with respect to all income, sales, use, real or personal property, excise or other taxes. The Company Balance Sheet includes adequate reserves for the payment of all accrued but unpaid federal, state, municipal and local taxes of the Company, including, without limitation, interest and penalties, whether or not disputed, for the year ended December 31, 1993 and for all fiscal years prior thereto. Except as set forth on Schedule 3.12, the Company has not executed or filed with the IRS any agreement extending the period for assessment and collection of any federal tax. The Company is not a party to any pending action or proceeding, nor, to the knowledge of the Company, has any action or proceeding been threatened, by any Governmental Entity for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against the Company.

                          The Bank has complied with the Code, and all rules
and regulations thereunder, with respect to the reporting of payments of interest, and other payments by it, and has complied with all provisions required with withholding for income taxes on such amounts when required.

        3.13 Intellectual Property Rights. To the knowledge of the Company, the Company and each of the Subsidiaries owns or possesses the right to use (in the manner and the geographic areas in which they are currently used) all trademarks, service marks, trade names, service names, slogans, registered copyrights, trade secrets and other intellectual property rights it currently uses, without any conflict or alleged conflict with the rights of others.

        3.14 Certain Business Practices and Regulations. Neither the Company nor any of its Subsidiaries, nor any of its or their respective executive officers or directors has, to the knowledge of the Company, (i) made or agreed to make any contribution, payment or gift to any customer, supplier, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any law, (ii) established or maintained any material unrecorded fund or asset of the Company for any improper purpose or made any material false entries on its books and records for any reason, (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state or local public office in violation of any law, or (iv) engaged in any activity constituting fraud or abuse under the laws relating to health care, insurance or the regulation of professional corporations.

        3.15 Insurance. All policies and binders of insurance for professional liability, directors and officers, property and casualty, fire, liability, worker's compensation and other customary matters held by or on behalf of the Company or its Subsidiaries (''Insurance Policies") have been made available to Acquiror. The Insurance Policies are in full force and effect. To the knowledge of the Company, the Company or its Subsidiaries have not failed to give any notice of any claim under any Insurance Policy in due and timely fashion, nor to the knowledge of the Company, has any coverage for claims been denied.

        3.16 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of the Company.

        3.17     Title to Properties.

                (a) The Company and the Bank have good and marketable title to all assets and properties, whether real or personal, tangible or intangible, which the Company or the Bank purports to own, including without limitation, all assets and properties reflected in their most recent financial statements or acquired subsequent thereto (except to the extent such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such financial statements), subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (i) as noted in said financial statements or the notes thereto, (ii) statutory liens securing payments not yet due, (iii) security interests granted incident to borrowings by the Bank to secure deposits of funds by federal, state or other governmental agencies, and (iv) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held, and such liens, mortgages, security interests, encumbrances and charges are not, in the aggregate, material to the assets and properties of the Company or the Bank.

                (b) All property and assets of the Company and the Bank are usable and used in their business, and together constitute all of the property being used in and necessary for the conduct of the business of the Company and the Bank, as conducted by them on this date. Since December 31, 1993, no such asset essential to the operation of the Company or the Bank's business has been destroyed, diverted to other uses or otherwise disposed of without having been adequately replaced.

                (c) Schedule 3.17(c) correctly sets forth the complete legal description of all real property and improvements owned or leased by the Company or the Bank (the "Real Property"). Except as set forth in
Schedule 3.17(c), there are no planned or commenced public improvements relating to the Real Property which may result in special assessments or area-wide charges or which might otherwise directly and materially affect such Real Property; no regulatory or governmental agency or court order has been issued requiring repairs, alterations or corrections of any existing conditions of the Real Property, and there is no condition that could be a cause for such an order; there is no planned, pending or contemplated condemnation or similar action or change in any zoning or building ordinance affecting the Real Property; there are no structural or mechanical defects in the Real Property, nor are there any present violations of or nonconformance with any law (including, without limitation, the Americans with Disabilities Act), ordinance, rule, code or regulation requiring or calling attention to the need for any work, repairs, construction, alteration or installation affecting the Real Property.

                (d) To the knowledge of the Company, the leases for the Real Property described on Schedule 3.17(d) are in full force and effect and the Company holds a valid and existing leasehold interest under each of the leases.

The Company has delivered to Acquiror complete and accurate copies of each of the leases described on Schedule 3.17, and none of such leases has been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Acquiror. Neither the Company nor the applicable Subsidiary is in default, and to the knowledge of the Company no circumstances exist, including the effect of the Merger and this Agreement, which, if unremedied, would, either with or without notice or the passage of time or both, result in the Company's or the applicable Subsidiary's default under any of such leases.

                (e) Neither the Company nor any Subsidiary is in violation of any applicable material zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business and neither the Company nor any Subsidiary has received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the owned Real Property or leased Real Property.

        3.18     Environmental Laws.

                (a) Definition. The term "Environmental Laws" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, orders, directives and other governmental restrictions and requirements (including, but not limited to, those contained in or evidenced by permits, temporary permits or exemption letters) relating to the discharge of air pollutants, water pollutants, solid wastes, or process waste water or otherwise relating to the environment, hazardous wastes, materials or substances, toxic substances, asbestos or any process of the Company or the Bank that has an impact on health or the environment, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, Toxic Substances Control Act, Federal Water Pollution Control Act, National Environmental Policy Act, Federal Occupational Safety and Health Act, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, or any applicable federal or state regulatory or administrative agency with authority over natural resources or environmental protection now in effect or presently scheduled to come into effect, all as presently amended.

                (b)     Pending Litigation.  Except as described in Schedule
3.18 (b), neither the Company nor the Bank is a party to or the subject of any litigation or administrative proceeding nor, to the knowledge of the Company, is any litigation or administrative proceeding threatened against the Company or the Bank, which in either case asserts or alleges that the Company or the Bank:

(i) violated any Environmental Laws, (ii) is required to clean up, remove or take remedial or other response action due to the disposal, depositing, discharge, leaking, leaching or other release or migration of any pollutants, contaminants, hazardous wastes, materials or substances or other materials (collectively, "Hazardous Substances"), (iii) is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking, leaching or other release of any Hazardous Substances. To the knowledge of the Company, there are no conditions existing on any of the Real Property or any real estate owned by the Bank or held by the Bank as trustee of any trust which potentially could give rise to any such litigation or administrative proceeding.

        3.19 Loans in Default. The aggregate amount on all loans made by the Bank which, as of February 28, 1995, were 90 days or more past due in payment of principal or interest, did not exceed 2% of the gross amount of all such loans. For purposes of this section 3.19, a loan shall be deemed to be past due if it is in fact past due more than 90 days or if it would have been past due more than 90 days under the terms of the agreement under which it was originally created but for a refinancing of such loans or a waiver, modification or amendment of such original agreement if such refinancing, waiver, modification or amendment was effectuated principally because of the borrower's actual or expected failure or inability to comply with the terms of such agreement.

        3.20 Bank Filings and Reports. Except as described in Schedule 3.20, since January 1, 1993, the Bank has made, and pending the consummation of the transactions contemplated by this Agreement, will have made, in a timely fashion, all filings, including call reports and other financial statement filings, as required of it under the applicable rules and regulations of the FDIC and the Wisconsin Commissioner of Banking (referred to collectively as the "Bank Filings"), the Bank has not been advised by the FDIC or the Wisconsin Commissioner of Banking that any of the Bank Filings are deficient or not timely filed. Each of the Bank Filings, as of the date of filing thereof, complied in all material respects with the rules and regulations of the FDIC or the Wisconsin Commissioner of Banking, as appropriate, and did not, as of the filing date, contain any statement which, at the time and in light of the circumstances under which it was made, was false or misleading or omitted to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                          OF ACQUIROR AND ACQUIROR SUB

        The term "Acquiror Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all such other changes or effects, is materially adverse to the condition (financial or otherwise), results of operations business, properties, assets or liabilities of Acquiror and its Subsidiaries, taken as a whole.

        Acquiror and Acquiror Sub jointly and severally represent and warrant to the Company that:

        4.01 Organization and Qualification; Subsidiaries. Each of Acquiror and Acquiror Sub is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Acquiror has heretofore delivered to Company true, accurate and complete copies of its currently effective Articles of Incorporation and By-Laws. Schedule 4.01 accurately lists all of Acquiror's banking subsidiaries and all other direct and indirect subsidiaries. Each such subsidiary is a banking association or corporation duly organized, validly existing under the laws of the jurisdiction of its incorporation. Each subsidiary bank is duly authorized to conduct a general banking business and is an insured bank as defined in the Federal Deposit Insurance Act. All shares of capital stock of the subsidiaries owned by the Acquiror are fully paid and nonassessable (except as provided in section 180.0622(2)(b) of the Wisconsin Law, as interpreted) and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto.

        4.02 Authority. Each of Acquiror and Acquiror Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and Acquiror Sub, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Acquiror and Acquiror Sub and constitutes a legal, valid and binding obligation of Acquiror and Acquiror Sub enforceable against Acquiror and Acquiror Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law.

        4.03 Capitalization. As of the date of this Agreement, the authorized capital stock of Acquiror consists of 10,000,000 shares of Common Stock, $.10 par value, of which 1,986,035 shares were outstanding and no shares were held as treasury stock and 100,000 shares of preferred stock, $1.00 par value none of which have been issued. All of the outstanding shares of Acquiror are validly issued, fully paid and nonassessable (except as provided in section 180.0622(2)(b) of the Wisconsin Law, as interpreted) and are not subject to any preemptive rights or reserved for any options, warrants, conversion rights or other commitments (except for options for 79,263 shares issued in connection with services rendered to Acquiror).

        4.04     No Conflict; Required Filings and Consents.

                (a) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror will not, (i) violate the Articles of Incorporation or By-Laws or equivalent organizational documents of Acquiror or Acquiror Sub,
(ii) subject to obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any Governmental Entities pursuant to the applicable requirements, if any, of any stock exchange or quotation service on which Acquiror's securities are listed or quoted, the Securities Act of 1933 and the Securities Exchange Act of 1934, the blue sky laws of applicable states, the BHC Act and the filing and recordation of appropriate merger documents as required by the Wisconsin Law, conflict with or violate any laws applicable to Acquiror or Acquiror Sub or by which any of their respective properties is bound or affected.

                (b) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities, except as described in section 4.03(a) above.

        4.05     Ownership of Acquiror Sub; No Prior Activities.

                (a) Acquiror Sub was formed for the purpose of engaging in the transactions contemplated by this Agreement.

                (b) As of the Effective Time, all of the outstanding capital stock of Acquiror Sub will be owned directly by Acquiror. As of the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Acquiror Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Acquiror Sub or obligating Acquiror Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Acquiror Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Acquiror Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Acquiror Sub.

                (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Acquiror Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreement or arrangements with any Person.

        4.06 Financing. Acquiror has the ability to and intends to finance the aggregate of the amounts payable pursuant to Article II with cash on hand and utilization of existing credit facilities. Acquiror will use its best efforts to ensure the continued availability of such financing and pay such amounts in accordance with the terms of this Agreement and will not take any action between the date hereof and the Effective Time which would impair its ability to obtain such financing.

        4.07 Financial Statements. The consolidated statements of financial condition of Acquiror and Acquiror's subsidiaries as of December 31, 1993 and 1994 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1994, together with the notes thereto, certified by Ernst & Young and included in Acquiror's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Acquiror 10-K") as filed with the SEC (collectively, the "Acquiror Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the consolidated financial position of Acquiror and Acquiror's subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Acquiror and Acquiror's subsidiaries for the periods stated therein.

        4.08 Reports. Since December 31, 1993, Acquiror and each Acquiror Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller of the Currency and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Acquiror Reports". As of their respective dates, the Acquiror Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        4.09 Interim Events. Except as may have been otherwise disclosed to Company or as contemplated by this Agreement, since December 31, 1994:

                (a) Acquiror and its subsidiaries have conducted their respective businesses only in the ordinary and usual course and have not materially altered the manner in which they conduct their respective businesses.

                (b) There has occurred no event or condition materially and adversely affecting the financial condition, results of operations, business or prospects of Acquiror or its subsidiaries, taken as a whole.

        4.10 Allowance for Loan Losses. The allowance for possible loan losses shown on the most recent financial statement of Acquiror delivered to the Company are adequate in all respects to provide for all losses, net of recoveries, on loans outstanding as of that date. The loan portfolio of Acquiror, to the extent the aggregate amount thereof exceeds such allowance, at the date of such most recent financial statement, was fully collectible.

        4.11     Absence of Litigation.

                (a) Schedule 4.11(a) lists all claims, actions, suits, litigation, or arbitrations or, to the knowledge of the Acquiror, investigations or proceedings affecting the Acquiror or any of its subsidiaries, at law or in equity, which are pending or, to the knowledge of the Acquiror, threatened, including, without limitation, any such matter involving discrimination in lending practices or violations of fair housing laws. There is no action pending seeking to enjoin or restrain the Merger.

                (b) Except as set forth on Schedule 4.11(b), neither the Acquiror nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with or, to the knowledge of the Acquiror, continuing investigation by, any Governmental Entity. Except as set forth on Schedule 4.11(b), the Acquiror is not a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or a subject to any order or directive by, or is a recipient of an extraordinary supervisory letter from, any federal or state regulator which restricts the conduct of its business, requires the Acquiror to take or refrain from taking any specified actions, or in any manner relates to its capital adequacy, credit policies, depository activities or management, nor has the Acquiror been advised by any federal or state regulator that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

        4.12 Securities Law Filings. Acquiror has delivered to Company copies of (i) its annual reports on Form 10-K for the years 1992, 1993 and 1994 as filed with the Commission (ii) all other periodic reports filed pursuant to section 13(a) or 15(d) of the 1934 Act since December 31, 1993 as filed with the Commission, (iii) its most recent annual report to shareholders and (iv) the most recent definitive proxy statement as filed with the Commission. As of the respective dates thereof, such documents do not contain any false statements of a material fact and do not omit to state any fact necessary to make the statements set forth therein not misleading.

                                   ARTICLE V

                                   COVENANTS

        5.01 Affirmative Covenants of the Company. The Company covenants and agrees that prior to the Effective Time, unless otherwise contemplated by this Agreement or consented to in writing by Acquiror, the Company will and will cause each of its Subsidiaries to:

                (a) operate its business in the ordinary course of business and consistent with its past practice;

                (b) use reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain the relationships with its respective key customers and suppliers;

                (c) use reasonable efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained; and

                (d)     subject to the provisions of the Acquiror
Confidentiality Agreement (as hereinafter defined), confer with Acquiror at its reasonable request to report operational matters of a material nature and to report the general status of the ongoing operations of the business of the Company and its Subsidiaries.

                (e) Subject to the provisions of the Acquiror Confidentiality Agreement, from the date hereof until the Closing Date, the Company (i) will give, and will cause each of its Subsidiaries to give, Acquiror, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) will furnish, and will cause each Subsidiary to furnish, to Acquiror, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company and the Subsidiaries as such persons may reasonably request, and (iii) will instruct the employees, counsel and financial advisors of the Company and the Subsidiaries to cooperate in all reasonable respects with Acquiror in its investigation of the Company and the Subsidiaries; provided that no investigation pursuant to this Subsection shall affect any representation or warranty given by the Company hereunder.

        5.02 Negative Covenants of the Company. Except as contemplated by this Agreement or consented to in writing by Acquiror, from the date of this Agreement until the Effective Time, the Company shall not do, and shall not permit any of its Subsidiaries to do, any of the following:

                (a) except as set forth on Schedule 5.02(a): (i) increase the compensation payable to any director, officer or employee of the Company or any of its Subsidiaries; (ii) grant any severance or termination pay
(other than pursuant to the normal severance policy of the Company or its Subsidiaries currently in effect) to, or enter into any severance agreement with, any director or officer; (iii) subject to clause (i), enter into or amend any employment agreement with any director or officer that would extend beyond the Effective Time except on an at-will basis (provided, however, that the Bank may enter into employment agreements with Thomas Anderson, Francis Koukol, Francis Morikel and Dawn Brossard on terms to be agreed to by the employees and Acquiror, with the term ending upon the later of January 27, 1996 or three months after the Effective
Time); or (iv) establish, adopt, enter into or amend any Employee Benefit Plan, except as may be required to comply with applicable law;

                (b) except as shown in Schedule 5.02(b), declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

                (c) (i) redeem, purchase or otherwise acquire any shares of its or any of its Subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its Subsidiaries' capital stock, or any options, warrants or conversion or other rights to acquire any shares of its or its Subsidiaries capital stock; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its Subsidiaries' capital stock (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms);

                (d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations on voting rights, charges or other encumbrances) of, any shares of any class of its or its Subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms), or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof, except as contemplated by this Agreement;

                (e) to the extent material, acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business);

                (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any amount of any of its or its Subsidiaries' assets;

                (g) adopt any amendments to its Articles of Incorporation or By-Laws;

                (h) except as set forth in Schedule 5.02(h); (A) change any of its methods of accounting in effect at December 31, 1993 or (B) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1993, except in either case as may be required by law, the IRS, or GAAP or in the ordinary course of business consistent with past practice;

                (i)     incur any obligation for borrowed money
(except deposits in the ordinary course of business) or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except as approved by Acquiror in advance; or

                (j) agree in writing or otherwise to do any of the foregoing.

        5.03 Affirmative Covenants of Acquiror. Acquiror covenants and agrees that prior to the Effective Time, unless otherwise contemplated by this Agreement or consented to in writing by Company:

                (a) Acquiror will and cause each of its subsidiaries to use reasonable efforts to keep in full force and effect liability insurance and bonds comparable in amount and scope of coverage to that currently maintained;

                (b) Acquiror will operate its business in the ordinary course of business and consistent with its past practice; and

                (c) Acquiror will use its reasonable efforts to preserve its business organization and assets.

        5.04 Negative Covenants of Acquiror. Except as contemplated by this Agreement or consented to in writing by the Company, from the date of this Agreement until the Effective Time, the Acquiror shall not do, and shall not permit any of its subsidiaries to do, any of the following:

                (a) (i) redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations





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convertible into or exchangeable for any shares of its or its subsidiaries'
capital stock, or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries capital stock; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms and except for shares acquired by Acquiror's Dividend Reinvestment Plan and Employee Stock Ownership Plan);

                (b) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations on voting rights, charges or other encumbrances) of, any shares of any class of its or its subsidiaries' capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except for the issuance of shares upon the exercise of options or warrants in accordance with their terms), or amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof, except as contemplated by this Agreement and except for options issued to employees and directors of Acquiror as compensation for services rendered or to be rendered;

                (c) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any amount of any of its or its subsidiaries' assets, except in the ordinary course of business; or

                (d) adopt any amendments to its Articles of Incorporation or By-Laws.

        5.05 Confidentiality Agreement. The parties will, and will cause their respective officers, employees, accountants, consultants, legal counsel and other representatives to, comply with all of their respective obligations under the Confidentiality Agreement entered into by the Company and Acquiror on July 15, 1994 concerning the Company's confidential information (the "Acquiror Confidentiality Agreement").

        5.06 Acquisition Proposals. Upon execution of this Agreement, the Company and its Subsidiaries and their respective officers, directors, employees, agents and advisors will immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal (as hereinafter defined). The Company shall notify Acquiror immediately if any such request or proposal, or any inquiry or contact with any





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Person with respect thereto, is made and shall keep Acquiror apprised of all related developments. Neither the Company, nor any Company Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Acquiror) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of the Company or any Company Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of the Company or any Company Subsidiary except in the ordinary course of business and except as may be required under this Agreement, or (iv) to merge, consolidate or otherwise combine with the Company or any Company Subsidiary. The Company has entered into confidentiality agreements with other third parties substantially in the form of the Acquiror Confidentiality Agreement. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. For purposes of this section 5.04, the term "Acquisition Proposal" means any proposal or offer for a merger, asset acquisition or other business combination (other than the Merger contemplated by this Agreement) involving the Company or any Subsidiary and any Potential Acquiror, or any proposal or offer to acquire a significant equity interest in, or a significant portion of the assets of, the Company or any Subsidiary by a Potential Acquiror.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

        6.01     Proxy Statement.

                (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare a proxy statement and a form of proxy to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the Merger (the "Shareholders' Meeting") (such proxy statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders, being the "Proxy Statement"). The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger and approval of this Agreement.

                (b) The information included in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement





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thereto) is first mailed to shareholders or at the time of the Shareholders'
Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements, therein, in light of the circumstances under which they are made, not misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with written information furnished by Acquiror to the Company expressly for use in the Proxy Statement. If at any time prior to the Shareholders' Meeting, any event or circumstance relating to the Company or any of its Subsidiaries, or its or their respective officers or directors, is discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Acquiror.

                (c) Acquiror and Acquiror Sub each consents to the use of its name and, on behalf of its Subsidiaries and Affiliates, the names of such Subsidiaries and Affiliates and to the inclusion of business information relating to such party and its Subsidiaries and Affiliates (in each case, to the extent required by applicable securities laws) in the Proxy Statement.
The Company, Acquiror and Acquiror Sub each hereby agrees to (i) use its reasonable efforts to obtain the written consent of any Person retained by it which may be required to be named (as an expert or otherwise) in the Proxy Statement; provided, that such party shall not be required to make any material payment to such Person in connection with such party's efforts to obtain any such consent, and (ii) cooperate, and agrees to use its reasonable efforts to cause its Subsidiaries and Affiliates to cooperate, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties in connection with the preparation of any and all information required as determined after consultation with each party's counsel, by applicable securities laws to be disclosed in the Proxy Statement.

        6.02 Meeting of Shareholders. The Company shall take all action necessary in accordance with the Wisconsin Law and its Articles of Incorporation and By-Laws to convene the Shareholders' Meeting, and the Company shall consult with Acquiror in connection therewith. The Company shall use reasonable efforts to solicit from the shareholders of the Company proxies in favor of the Merger and shall take all other actions necessary or advisable to secure the vote or consent of shareholders required by the Wisconsin Law to approve this Agreement, unless the directors determine in good faith, after receipt of a written opinion of counsel, that the directors' fiduciary duties under applicable law require them not to do so.

        6.03 Company Information. The Company will furnish or cause to be furnished to Acquiror all the information concerning the Company and its





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




Subsidiaries required for inclusion in the Registration Statement referred to in section 6.05 hereof, or any statement or application made by Acquiror to any governmental body in connection with the transactions contemplated by this Agreement. The Company agrees to permit Acquiror and its independent accountants to review financial information and records of the Company in order to prepare an audit of the financial statements of the Company for use in connection with such Registration Statement.

        6.04 Acquiror Information. Acquiror will furnish to the Company all the information concerning Acquiror required for inclusion in the Proxy Statement or statements to be sent to the Company shareholders, or in any statement or application made by the Company to any governmental body in connection with the transactions contemplated by this Agreement.

        6.05 Registration Statement. As promptly as practicable after the execution of this Agreement, Acquiror will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Acquiror Common Stock to be delivered to the shareholders of the Company pursuant to the Merger Agreement, and will use reasonable efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act of 1933 and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Company shareholders, at the time of the Company shareholders' meeting referred to in section 6.01 hereof and at the time of filing the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Acquiror (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by the Company or any Company Subsidiary for use in the Registration Statement or the Prospectus.

        6.06     Appropriate Action; Consents; Filings.

                (a) Subject to the terms and conditions herein provided, the Company, Acquiror and Acquiror Sub shall use all reasonable efforts to
(i) take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses or orders required to be obtained by Acquiror or the Company or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including, without limitation, the Merger, and (iii) make all necessary notifications and filings and thereafter make any other required submissions with respect to this Agreement and the Merger required under (A) the Securities Act of 1933, the Securities Exchange Act of 1934 and any other applicable federal or state securities laws, (B) the BHC Act, (C) Wisconsin Law and (D) any other applicable law; provided that Acquiror and the Company shall cooperate with each other in connection with the making of all such filings. The Company and Acquiror shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement and Registration Statement) in connection with the transactions contemplated by this Agreement.

                (b) (i) The Company and Acquiror shall give (or cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third-party consents, (A) necessary to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the disclosure schedules to this Agreement, or (c) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time.

                                  (ii)     In the event that any party shall
fail to obtain any third-party consent described in subsection (b)(i) above, such party shall use reasonable efforts, and shall take any such actions reasonably requested by the Company and Acquiror to minimize any adverse effect upon the Company, its Subsidiaries and its businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

                (c) From the date of this Agreement until the Effective Time, the Company shall promptly notify Acquiror in writing of any pending or, to the knowledge of the Company, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger, (ii) alleging that the consent of such Governmental Entity or Person may be required in connection with the Merger or this Agreement or (iii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or, to the knowledge of the

Company, its Subsidiaries, to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries.

                (d) From the date of this Agreement until the Effective Time, Acquiror shall promptly notify the Company in writing of any pending or, to the knowledge of Acquiror, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror or its Subsidiaries to own or operate all or any portion of the business or assets of the Company or its Subsidiaries.

                (e) Immediately prior to the Effective Time, and upon satisfaction or waiver of the conditions to Closing of the Merger, the Company agrees to make a charge to its allowance for possible loan losses for the Bank in the amount specified by the Acquiror.

        6.07 Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party shall promptly notify the other parties hereto by written update to its disclosure schedules ("Update Schedule") of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, (ii) the failure of the Company or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be reasonably likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (iii) of any changes to the information contained in its disclosure schedule (including any change to any representations or warranties herein as to which no schedule has been created as of the date hereof but as to which a schedule would have been required hereunder to have been created on or before the date hereof if such change had existed on the date hereof); provided, however, that the delivery of any Update Schedule pursuant to this section 6.07 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available to the party receiving such notice.

        6.08 Public Announcements. The parties to this Agreement shall consult in good faith with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement without the prior written agreement of the other party, except as may be required by law or the requirements of the NASDAQ National Market System.

        6.09 Obligations of Acquiror Sub. Acquiror shall take all action necessary to cause Acquiror Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

        6.10 Measures to Enhance Liquidity of Acquiror Stock. During the one year period following the Effective Time and to the extent permitted by applicable laws and consistent with sound business practice and applicable fiduciary duties, Acquiror shall take reasonable actions, including without limitation, the repurchase of stock pursuant to section 225.4(b) of the Federal Reserve Board's Regulation Y to enhance the liquidity of its stock. The price for such repurchased shares shall be determined pursuant to the formula contained in section 2.01(d) of this Agreement; provided, however, that the last three sentences of section 2.01(d) regarding the book value of Acquiror shall be disregarded.

        6.11 Indemnification. From and after the Effective Time, Acquiror shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers, directors, employees, agents and representatives of the Company and its Subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages or liabilities to the extent provided for under Chapter 180 of the Wisconsin Law. This section 6.11 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of the Company, its Subsidiaries and the Surviving Corporation.

                                  ARTICLE VII

                               CLOSING CONDITIONS

        7.01 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

                (a) Shareholder Approval. This Agreement and the Merger shall have been approved by the requisite vote of the shareholders of the Company.

                (b) No Action or Proceeding. There shall not have been instituted and there shall not be pending any action or proceeding by a Governmental Entity, and no such action or proceeding shall have been approved by a Governmental Entity with authority to institute such an action or proceeding, before any court of competent jurisdiction or governmental agency or regulatory or administrative body, and no order or decree shall have been entered in any action or proceeding before such court, agency or body of competent jurisdiction: (i) imposing or seeking to impose limitations on the ability of Acquiror to acquire or hold or to exercise full rights of ownership of any securities of the Company or any of its Subsidiaries; (ii) imposing or seeking to impose limitations on the ability of Acquiror to combine and operate the business and assets of the Company with any of Acquiror's Subsidiaries or other operations; (iii) imposing or seeking to impose other sanctions, damages or liabilities arising out of the Merger on Acquiror, Acquiror Sub, the Company or any of their officers or directors; (iv) requiring or seeking to require divestiture by Acquiror of all or any material portion of the business, assets or property of the Company and its Subsidiaries; or (v) restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of the Merger, in each case, with respect to clauses (i) through (iv) above, which would or is reasonably likely to result in a Company Material Adverse Effect at or prior to or after the Effective Time or, with respect to clauses (i) through
(v) above, which would or is reasonably likely to subject any of their respective officers or directors to any penalty or criminal liability. Notwithstanding the foregoing, prior to invoking the condition set forth in this section 7.01(b), the party seeking to invoke it shall have used its reasonable efforts to have any such pending or approved action or proceeding withdrawn or dismissed or such order or decree vacated.

                (c) BHC Act and Wisconsin Law. The applicable approvals and any applicable waiting periods under the BHC Act and the Wisconsin Law and Wisconsin Banking Laws shall have been received, waived or terminated and all notices required by such acts given.

                (d) Other Approvals or Notices. All other consents, waivers, approvals and authorizations required to be obtained from, and all filings or notices required to be made with, any Government Entity by Acquiror or the Company or any Subsidiary prior to consummation of the transactions contemplated in this Agreement (other than the filing and recordation of Merger documents in accordance with the Wisconsin Law) shall have been obtained from and made with all required Governmental Entities, except for such consents, waivers, approvals or authorizations which the failure to obtain, or such filings or notices which the failure to make, would not have a Company Material Adverse Effect prior to or after the Effective Time or an Acquiror Material Adverse Effect before or after the Effective Time or be reasonably likely to subject the Company, Acquiror, Acquiror Sub or any of their respective Subsidiaries or any of their respective officers, directors, employees, agents or representatives to substantial penalty or criminal liability.

                (e) Federal Tax Opinion. An opinion of Davis & Kuelthau, S.C. shall have been obtained with respect to the Merger, based on customary reliance and subject to customary qualification to the effect that for federal income tax purposes:

                                  (i)      the Merger will qualify as a
reorganization under Section 368 of the Code;

                                  (ii)     no gain or loss will be recognized
by any shareholder of the Company (except in connection with the receipt of cash) upon the exchange of Company Common Stock solely for Acquiror Common Stock in the Merger;

                                  (iii)    the basis of the Acquiror Common
Stock received by Company shareholders in the transaction will be the same as the basis of their Company Common Stock surrendered in exchange therefor;

                                  (iv)     the holding period of the Acquiror
Common Stock received by Company shareholders in the exchange will include the holding period for their Company Common Stock exchanged therefor, provided that their Company Common Stock was held as a capital asset on the date of the exchange;

                                  (v)      where Company shareholders receive
cash or Notes for their Company Common Stock or receive cash by exercising dissenters' rights, the cash will be treated as having been received by such shareholders as a distribution in redemption of their Company Common Stock, subject to the provisions and limitations of Section 302, of the Code;

                                  (vi)     cash received by Company
shareholders in lieu of fractional shares of Acquiror will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Acquiror; and

                                  (vii)    the transaction will not result in
recognition of gain or loss by Company.

        Such opinion shall be delivered on such date as may be required by the SEC in connection with the registration of the Acquiror Common

Stock to be used in connection with the Merger. Notwithstanding anything else in the Agreement to the contrary, the condition contained in this section 7.01(e) must be satisfied or waived by the Company on or prior to the earlier of (a) the 15th business day following the date of this Agreement or (b) the date upon which the Acquiror files the Registration Statement.

If the condition contained in this section 7.01(e) is not satisfied or waived by such date, the Company shall continue to use reasonable efforts to have such condition satisfied, and Acquiror shall be entitled to terminate this Agreement at any time after such date and until such condition is satisfied or waived by the Company.

        7.02 Additional Conditions to Obligations of Acquiror and Acquiror Sub. The obligations of Acquiror and Acquiror Sub to effect the Merger and the other transactions contemplated in this Agreement are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part:

                (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects when made and the information contained therein, as updated by any Update Schedule, taken as a whole, shall not have materially adversely changed; each of the representations and warranties contained in this Agreement shall be true and correct in all material respects as of the Effective Time. Acquiror shall have received a certificate of the Chairman of the Board of Directors of the Company to that effect.

                (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except to the extent failure to perform is caused by or is consented to by Acquiror or Acquiror Sub. Any breach by the Company of its obligations under sections 5.01, 5.02, 5.04, 6.01 and 6.07 shall be deemed to be material noncompliance for purposes of this section 7.02(b). Acquiror shall have received a certificate of the Chairman of the Board and Secretary of the Company to that effect.

                (c) Consents Under Agreements. The Company shall have obtained the third-party consents described in subsection 6.06(b)(i), except those for which the failure to obtain such consents and approvals would not have a Company Material Adverse Effect prior to or after the Effective Time or an Acquiror Material Adverse Effect before or after the Effective Time, other than as contemplated by subsection 6.06(b)(i).

        (d)  Opinion  of  Counsel.   The  Acquiror and  the  Acquiror Sub
shall have received an opinion of Messrs. Davis & Kuelthau, s.c. counsel to the Company, addressed to Acquiror and Acquiror Sub, dated as of the Effective Time, and satisfactory in form and substance to Acquiror, Acquiror Sub and its counsel, to the following effect:

          (i) The Company and each Subsidiary is a corporation existing under the laws of the State of Wisconsin and, based solely on a certificate of the Secretary of State of Wisconsin, (a) has filed with the Secretary of State during its most recently completed report year the required annual report; (b) is not the subject of a proceeding under Wisconsin Statutes section 180.1421, to cause its administrative dissolution; (c) no determination has been made by the Secretary of State that grounds exist for such action with respect to the Company or any Subsidiary; (d) no filing has been made with the Secretary of State of a decree of dissolution with respect to the Company or any Subsidiary; and (e) Articles of Dissolution of the Company or any Subsidiary have not been filed with the Secretary of State. Immediately prior to the Effective Time, the Company was the sole registered holder of record of the number of shares of stock or equity interests in its Subsidiaries as is set forth in the Agreement and the Company Disclosure Schedule with respect to section 3.03(d). The Company and its Subsidiaries have the corporate power to carry on their respective businesses as currently being conducted.

          (ii) The Agreement and Plan of Merger (the "Agreement") is a legal, valid and binding obligation of the Company (a) except as the Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and (b) subject to general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a
proceeding in  equity  or at  law.   Counsel  expresses no opinion with
respect to section 8.03(e)  of the Agreement.   The execution, delivery and
performance by the Company of the Agreement have been duly authorized by all necessary corporation action, including the requisite approval of the
shareholders of the  Company.   Under the  Wisconsin Business  Corporation Law
and the Company's Articles of Incorporation and By-Laws, the Company's shareholders and Board of Directors properly approved the Merger in accordance with the terms of the Agreement. Upon filing the Articles of Merger as contemplated by the Agreement, the Merger shall be effective under Wisconsin law.

          (iii) The execution and delivery of the Agreement and the performance by the Company of its terms do not [a] contravene or conflict with any provision of the Articles of Incorporation or By-Laws of the Company; or [b] violate any order, judgment or decree of any Wisconsin or federal court or governmental instrumentality to which the Company is subject and of which such counsel has knowledge.

          (iv)  The   authorized   capital  stock   of   the   Company
consists   of 200,000 shares of capital stock which  are comprised of 0 shares of preferred stock, 200,000 authorized shares of Company Common Stock, par value $1.00 per share, of which 830 shares are issued and outstanding, fully paid and nonassessable except as set forth in Wisconsin Statutes section
180.0622(2)(b),  as  interpreted.   To the knowledge of  such  counsel, the
Company does not have outstanding any stock or securities convertible into or exchangeable for any shares of capital stock or any preemptive rights or other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, rights or claims of any other character relating to the issuance of, any capital stock or any stock or securities convertible into or exchangeable for any capital stock other than as set forth in [a] the Articles of Incorporation and [b] the Agreement or the Disclosure Schedules. To the knowledge of such counsel, except as set forth in the Articles of Incorporation and as set forth in the Agreement or the Disclosure Schedules, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of capital stock of the Company.

          (v) There are no preemptive rights of stockholders under the Articles of Incorporation of the Company or as a matter of law under the Business Corporation Law of Wisconsin with respect to the Agreement or the Merger.

          (vi)  To  the  knowledge  of   such  counsel,  there  is  no  action,
suit, investigation or proceeding pending or threatened against the Company or any properties or rights of the Company by or before any court, arbitrator or administrative or governmental body which questions the validity of the Agreement or any action which has been or is to be taken by the Company thereunder.

        (e) There shall not have been a material adverse change in the anticipated losses, net of anticipated recoveries, on loans outstanding from the Bank as compared to the allowance for possible loan losses shown on the most recent financial statement of the Bank delivered to Acquiror, as required by generally accepted accounting principles and applicable laws and regulations.

     7.03 Additional  Conditions to  Obligations of the  Company.   The
obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement is also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part;

        (a)  Representations  and  Warranties.    Each  of  the
representations  and warranties of  Acquiror  contained in  this  Agreement:
(A) with respect to those representations and warranties that are qualified by reference to "materiality" or "Acquiror Material Adverse Effect," shall have been true and correct when made and shall be true and correct in all respects as of the Effective Time, as though made on and as of the Effective Time and (B) with respect to all other representations and warranties shall have been true and correct when made and, shall be true and correct in all material respects as of the Effective Time, as though made on and as of the
Effective Time.   The Company shall have  received a certificate of the  Chief
Executive Officer and Chief Financial Officer of Acquiror to that effect.

        (b)  Agreements  and  Covenants.    Acquiror  and  Acquiror  Sub  shall
have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by
each of them on  or prior  to the Effective Time.   The Company shall have
received a certificate of the Chief Executive Officer and Chief Financial Officer of Acquiror to that effect.

        (c) Registration and NASDAQ Listing. The shares of Acquiror Common Stock to be delivered to the stockholders of the Company pursuant to this Agreement shall have been registered under the Act and authorized for listing on the NASDAQ National Market System upon official notice of issuance.

        (d)  Opinion of  Counsel.   The Company  shall have  received an
opinion of Messrs. Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., counsel to Acquiror and Acquiror Sub, addressed to the Company, dated as of the Effective Time, and satisfactory in form and substance to the Company and its counsel, to the following effect:

          (i) Acquiror is a corporation existing in good standing under the laws of the State of Wisconsin, based solely on a certificate of
the Wisconsin  Secretary of State.   Acquiror Sub  is a corporation  existing
in good standing under the laws of the state of Wisconsin, based solely on a certificate of the Wisconsin Secretary of State. Acquiror owns, directly or indirectly, all of the capital stock of Acquiror Sub and all other subsidiaries set forth in Acquiror's reports and schedules.

          (ii) The execution, delivery and performance of the Agreement and Plan of Merger (the "Agreement") has been duly authorized by all requisite
corporate action on  the part of  Acquiror and  Acquiror Sub.   The Agreement
constitutes the legally valid  and   binding  obligations  of  Acquiror  and
Acquiror  Sub,  enforceable  in accordance with  its  terms,  subject  to  the
following  qualifications:    [a] the enforceability against  Acquiror or
Acquiror Sub of the Agreement in accordance with its terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally; [b] the enforceability of the Agreement is subject to the effect of general principles of equity and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law; and [c] no opinion is expressed as to any provision of the Agreement providing for the indemnification of persons for liability under federal or other securities laws.

          (iii)The authorized Stock of Acquiror consists of 10,000,000 shares of common stock, $.10 par value, and 100,000 shares of preferred stock, $1.00 par value, of which 1,986,035 shares of Acquiror Common Stock
are outstanding.   Such shares are fully  paid and nonassessable, except  as
set forth in  Wisconsin Statutes section 180.0622(2)(b), as  interpreted.    To
the knowledge of such counsel, the Acquiror does not have outstanding any Stock or securities convertible into or exchangeable for any shares of capital stock or any preemptive rights or other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, rights or claims of any other character relating to the issuance of, any capital stock or stock or securities convertible into or exchangeable for any capital stock other than as set forth in (a) the Articles of Incorporation of Acquiror, (b) the Agreement or the Disclosure Schedules of Acquiror or (c) the Registration Statement.

          (iv) There are no preemptive rights of stockholders under the Articles of Incorporation of the Acquiror or as a matter of law under the Business Corporation Law of Wisconsin with respect to the Agreement or the Merger.

          (v)  To  the  knowledge  of   such  counsel,  there  is  no  action,
suit, investigation or proceeding pending or threatened against the Acquiror or any properties or rights of Acquiror by or before any court, arbitrator or administrator or governmental body which questions the validity of the Agreement or any action which has been or is to be taken by Acquiror thereunder.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of the Company:

        (a)  by mutual written consent of Acquiror and the Company;

        (b) by either Acquiror or the Company in the event the conditions to such party's (the "Nonfailing Party") obligations under Article VII shall not have been met or waived by the Nonfailing Party on or prior to December 31, 1995 (provided, however, that this date may be extended by any party by written notice to the other parties for not more than 60 days thereafter if the Merger shall not have been consummated as a direct result of such party's (the "Failing Party") having failed (i) to satisfy the conditions in subsection 7.01(c) or (d), (ii) to resolve any action or proceeding as required by subsection 7.01(b) or (iii) to cure any failure by the Failing Party to perform in all material respects any other covenant or agreement required by this Agreement to be performed or complied with by the Failing Party prior to the Effective Time which is capable of being cured), but only if the party terminating has not caused the condition giving rise to termination to be not satisfied through its own action or inaction;

        (c) by either Acquiror or the Company if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

        (d) by Acquiror, if (A) the Board of Directors of the Company withdraws, modifies or changes in a manner materially adverse to Acquiror its recommendation of this Agreement or Merger or shall have resolved to do any of the foregoing, or (B) the Board of Directors of the Company shall have recommended to the shareholders of the Company any proposed acquisition of the Company by any Person or any "group" (as such term is defined under section 13(d) of the Exchange Act) other than Acquiror and its Affiliates by (i) merger, consolidation, share exchange, business combination or other similar transaction, (ii) purchase of all or a substantial part of the assets of the Company and its Subsidiaries, taken as a whole, or (iii) the acquisition of more than 50% of the Company's outstanding equity securities (a "Competing Transaction") or resolved to do so, or (C) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company is commenced, the Board of Directors of the Company, within 10 business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by its shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by its shareholders;

        (e) by either Acquiror or Company, if any Update Schedule contains disclosures of any fact or condition which makes untrue, or shows to have been untrue, any representation or warranty by the Company or Acquiror in this Agreement, unless concurrently with the delivery of the Update Schedule, the Company or Acquiror, represents and warrants that the disclosed fact or condition can and will be corrected at the Company's shareholders or Acquiror's expense, as the case may be, prior to the Effective Time; provided that the effect of the fact or condition so disclosed upon the representation or warranty so affected constitutes a Company Material Adverse Effect.

     8.02 Effect of Termination. Subject to the remedies of the parties set forth in section 8.03(c), in the event of the termination of this Agreement pursuant to section 8.01, this Agreement shall forthwith become void, and, subject to sections 8.03(c) and (d), there shall be no liability under this Agreement on the part of Acquiror, Acquiror Sub or the Company or any of their respective officers or directors and all rights and obligations of each party hereto shall cease. The Acquiror's Confidentiality Agreement shall survive any termination of this Agreement.

     8.03 Expenses.

        (a) Except as provided in section 8.03(c), all Expenses incurred by the parties shall be borne solely and entirely by the party which has incurred the same. The Company shall pay for all Expenses related to printing, filing and mailing the Proxy Statement and all regulatory filing fees incurred in connection with the Proxy Statement. Acquiror shall pay for all expenses in connection with the registration under federal and state securities laws of the shares of Acquiror Common Stock to be delivered pursuant to this Agreement.

        (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation printing and mailing of the Proxy Statement, and any registration statement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated by this Agreement.

        (c) The Company and Acquiror each agree that with respect to any termination of this Agreement pursuant to section 8.01(b) as a direct result of a material intentional breach by a party of any of its covenants or agreements contained in this Agreement, all remedies available to the other party either in law or equity shall be preserved and survive the termination of this Agreement.

        (d) If all conditions to the obligations of a party at Closing contained in Article VII of this Agreement have been satisfied (or waived by the party entitled to waive such conditions), and the other party does not proceed with the Closing, all remedies available to the other parties, either at law or in equity, on account of such failure to close, including, without limitation, the right to seek specific performance of this Agreement as well as the right to pursue a claim for damages on account of a breach of this Agreement, shall be preserved and shall survive any termination of this Agreement.

        (e) The Company agrees that if this Agreement is terminated pursuant to section 8.01(d), Company shall pay to Acquiror the sum of $75,000. Such payment shall be made as promptly as practicable but in no event later than the third business day following termination of this Agreement and shall be made by wire transfer of immediately available funds to an account designated by Acquiror. The Company and Acquiror each agree that the payment provided for in section 8.03(e) shall be the sole and exclusive remedy of Acquiror upon any termination of this Agreement as described in section 8.03(e) and such remedies shall be limited to the sum stipulated in section 8.03(e) regardless of the circumstances (including willful or deliberate conduct) giving rise to such termination.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     9.01 Non-Survival of Representations and Warranties. The respective representations and warranties of the parties in this Agreement shall expire with, and be terminated and extinguished upon, consummation of the

Merger or termination of this Agreement, and thereafter neither the Company, Acquiror nor any of their respective officers, directors or employees shall have any liability whatsoever with respect to any such representation or warranty. This section 9.01 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after consummation of the Merger.

     9.02 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made upon receipt, if delivered personally, on the third business day following deposit in the U.S. mail if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or when sent by electronic transmission to the telecopier number specified below with receipt acknowledged:

        (a)  If to Acquiror or Acquiror Sub:

State Financial Services Corporation
10708 West Janesville Road
P.O. Box 467
Hales Corners, WI 53130-0467
Telecopier No:  414-425-8939
Attention:  Michael J. Falbo, President

With a copy to:

Reinhart, Boerner, Van Deuren,
 Norris & Rieselbach, s.c.
1000 North Water Street
P.O. Box 92900
Milwaukee, WI 53202-0900
Telecopier No:  414-298-8097
Attention:  Ulice Payne, Jr., Esq.
               James M. Bedore, Esq.

        (b)  If to the Company:

Waterford Bancshares, Inc.
217 North Milwaukee Street
Waterford, WI 53185
Telecopier No:  414-534-6667
Attention:  Frances Koukol, Secretary

With a copy to:

Davis & Kuelthau, S.C.
111 East Kilbourn Avenue Street
Milwaukee, WI 53202
Telecopier No:  414-276-9369
Attention:  Erich Mildenberg

     9.03 Amendment. This Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after approval of this Agreement by the shareholders of the Company, no amendment may be made without further approval of such shareholders, which amendment would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

     9.04 Waiver. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by any other party with any of the agreements or conditions contained in this Agreement. Notwithstanding the foregoing, no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by a party or parties to be bound thereby.

     9.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.06 Severability. If any term or other provision of this Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     9.07 Entire Agreement. This Agreement (together with the Acquiror's Confidentiality Agreement the Exhibits, the disclosure schedules to this Agreement and the other documents delivered pursuant hereto), constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     9.08 Assignment. This Agreement shall not be assigned, whether by operation of law or otherwise.

     9.09 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of and be enforceable by each party and its respective successors, and nothing in this Agreement, express or implied, other than pursuant to section 2.04 and section 6.09 or the right to receive the consideration payable in the Merger pursuant to Article II, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     9.11 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      9.12 Branching. Acquiror will not merge the Bank into a banking subsidiary corporation and operate the Bank as a branch at any time prior to the third anniversary of the Closing.

                                 STATE FINANCIAL SERVICES
                                 CORPORATION

                                 BY    /s/ Michael J. Falbo
                                    ----------------------------------
                                    Michael J. Falbo, President &
                                    Chief Executive Officer

                                 WBAC, INC.

                                 BY    /s/ Michael J. Falbo
                                    ----------------------------------
                                    Michael J. Falbo, President &
                                    Chief Executive Officer

                                 WATERFORD BANCSHARES, INC.

                                 BY    /s/ Oliver DeHart
                                    ----------------------------------
                                    Oliver DeHart, Chairman of the Board

                                   EXHIBIT B


                               WISCONSIN STATUTES

                                  CHAPTER 180

                             BUSINESS CORPORATIONS

                                SUBCHAPTER XIII

                               DISSENTERS' RIGHTS

     180.1301  DEFINITIONS.  In ss. 180.1301 to 180.1331:

     (1) "Beneficial Shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

     (1M) "Business Combination" has the meaning given in s. 180.1130 (3).

     (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under s. 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

     (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s. 180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 180.1328.

     (4) "Fair Value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's shares in a business combination, means market value, as defined in s. 180.1130 (9) (a) 1. to 4.

     (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

     (6) "Issuer Corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

     HISTORY:  1989 a. 303; 1991 a. 16.

     180.1302  RIGHT TO DISSENT.  (1)  Except as provided in sub. (4) and s.
   180.1008 (3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

     1. Shareholder approval is required for the merger by s. 180.1103 or by the articles of incorporation.

     2. The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.

     (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

     (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

     1.   A sale pursuant to court order.

     2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

     (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

     (2) Except as provided in sub. (4) and 180.1008 (3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's share because it does any of the following:

     (a)  Alters or abolishes a preferential right of the shares.

     (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

     (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

     (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

     (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.

     (3) Notwithstanding sub. (1) (a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1) (d) or (2) or s. 180.1803, 180.1813 (1) (d) or (2)
   (b), 180.1815 (3) or 180.1829 (1) (c).

     (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the national association of securities dealers, inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

     (5) Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

     HISTORY:  1989 a. 303; 1991 a. 16.

     180.1303 DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS. (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

     (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

     (b) Submits the consent under para. (a) with respect to all shares of which he or she is the beneficial shareholder.

     HISTORY:  1989 a. 303.

     180.1320 NOTICE OF DISSENTERS' RIGHTS. (1) If proposed corporate action creating dissenters' rights under s. 180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

     (2) If corporate action creating dissenters' rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in s. 180.1322.

     HISTORY:  1989 a. 303.

     180.1321 NOTICE OF INTENT TO DEMAND PAYMENT. (1) If proposed corporate action creating dissenters' rights under s. 180.1302 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

     (a) Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

     (b)  Not vote his or her shares in favor of the proposed action.

     (2) A shareholder or beneficial shareholder who fails to satisfy sub. (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

     HISTORY:  1989 a. 303.

     180.1322 DISSENTERS' NOTICE. (1) If proposed corporate action creating dissenters' rights under s. 180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.

     (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with s. 180.0141 and shall include or have attached all of the following:

     (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

     (b) For holders or uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

     (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

     (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

     (e)  A copy of ss. 180.1301 to 180.1331.

     HISTORY:  1989 a. 303.

     180.1323 DUTY TO DEMAND PAYMENT. (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under s. 180.1322 (2)
   (c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

     (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

     (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

     HISTORY:  1989 a. 303.

     180.1324 RESTRICTIONS ON UNCERTIFICATED SHARES. (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 180.1326.

     (2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

     HISTORY:  1989 a. 303.

     180.1325 PAYMENT. (1) Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (2)  The payment shall be accompanied by all of the following:

     (a) The corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

     (b) A statement of the corporation's estimate of the fair value of the shares.

     (c)  An explanation of how the interest was calculated.

     (d)  A statement of the dissenter's right to demand payment under s.
   180.1328 if the dissenter is dissatisfied with the payment.

     (e)  A copy of ss. 180.1301 to 180.1331.

     HISTORY:  1989 a. 303.

     180.1326 FAILURE TO TAKE ACTION. (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under
   s. 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under s. 180.1322 and repeat the payment demand procedure.

     HISTORY:  1989 a. 303.

     180.1327 AFTER-ACQUIRED SHARES. (1) A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under s. 180.1322 (2) (c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer.

     HISTORY:  1989 a. 303.

     180.1328 PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER. (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

     (a) The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

     (b) The corporation fails to make payment under s. 180.1325 within 60 days after the date set under Section 180.1322 for demanding payment.

     (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.

     (2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

     HISTORY:  1989 a. 303.

     180.1330 COURT ACTION. (1) If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

     (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

     (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

     (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under Section
   180.1322 (2) (c), for which the corporation elected to withhold payment under Section 180.1327.

     HISTORY:  1989 a. 303.

     180.1331  COURT COSTS AND COUNSEL FEES.  (1)  (a)  Notwithstanding Sections
   814.01 to 814.04, the court in a special proceeding brought under Section
   180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

     (b) Notwithstanding Sections 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under
   Section 180.1328.

     (2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding Sections 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

     (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with Sections
   180.1320 to 180.1328.

     (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

     (3) Notwithstanding Sections 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

     HISTORY: 1989 a. 303.

                                   EXHIBIT C

                            FORM OF INSTALLMENT NOTE

      NO SALE, TRANSFER OR OTHER DISPOSITION OF THIS SECURITY MAY BE EFFECTED WITHOUT RECEIPT OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLY SATISFACTORY TO THE MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.

                                      NOTE


$________________                                   Milwaukee, Wisconsin
                                                               ___, 1995


          FOR VALUE RECEIVED, the undersigned, State Financial Services Corporation, a Wisconsin corporation ("Maker"), hereby promises to pay on _____________, 1997, at or before 9:00 a.m. Milwaukee time, to the order of
____________________________________ ("Payee"), in Milwaukee, Wisconsin, or
such other place as Payee shall from time to time direct, in lawful money of the United States of America, the principal sum of $_____________ with interest accruing from the date hereof on the unpaid principal sum from time to time outstanding hereunder at a rate per annum equal to [rate as of effective date of merger of two year U.S. Treasury Notes plus 75 basis points up to a maximum rate of 8% per annum]. Accrued interest shall be due and payable in arrears on the last day of each calendar quarter until payment in full of this Note.

          This Note is unsecured. Maker shall not have the right to prepay this Note, in whole or in part. The Payee may not transfer or assign the Note without the prior written consent of the Maker.

          This Note is delivered pursuant to and subject to the terms of an Agreement and Plan of Merger, dated April 12, 1995 among Maker, WBAC, Inc. and Waterford Bancshares, Inc.

          No delay or admission on the part of Payee or any holder hereof in exercising any right or option herein given to such Payee or holder shall impair such right or option or be considered as a waiver or acquiescence in any default hereunder. Maker hereby waives presentment, demand, notice of dishonor and protest; agrees to pay all expenses, including reasonable attorneys' fees and legal expenses incurred by Payee in endeavoring to collect any amount payable hereunder; and recognizes that Payee may demand payment of this Note on the date of maturity hereof or failure by Maker to make any required payment of interest.

          This Note shall be construed in accordance with the laws of the State of Wisconsin.

                                             STATE FINANCIAL SERVICES
                                             CORPORATION

                                              BY______________________________
                                                 Michael J. Falbo, President and
                                                 Chief Executive Officer

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     SFSC's Bylaws provide for the mandatory indemnification of directors, officers, employees or agents of SFSC for all fees, costs, charges, disbursements or attorney fees and any other expenses ("Expenses") incurred in connection with the successful defense of any proceeding if the person was a party to the proceeding because he/she was or is a director, officer, employee or agent of SFSC. A proceeding includes any threatened, pending or completed civil, criminal, administrative or investigative action, suit or arbitration and which is brought by or in the right of SFSC or any other person.

     SFSC's Bylaws also provide for the indemnification of any director, officer, employee or agent for any Expenses or liability incurred in connection with the unsuccessful defense of any proceeding if the person was a party to the proceeding because he/she was or is a director, officer, employee or agent of SFSC. Indemnification in the event of an unsuccessful defense of a proceeding may not be made if it was established that the director, officer, employee or agent breached a duty to SFSC and the breach constitutes: (i) a willful failure to deal fairly with SFSC in a matter in which the director, officer, employee or agent had a material conflict of interest; (ii) a violation of criminal law, unless the director, officer, employee or agent had reasonable cause to believe his/her action was lawful or no reasonable cause to believe his/her conduct was unlawful; (iii) a transaction in which the director, officer, employee or agent derived and improper personal profit; or
(iv) willful misconduct.

     The Wisconsin Business Corporation Law, Sections 180.0850 to 180.0859, provides substantially similar rights to indemnification, which are in addition to, and not in limitation of the indemnification rights provided in SFSC's By-Laws. Section 180.0859 of the Wisconsin Business Corporation Law specifically states that it is the policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation to the extent otherwise required under Sections 180.0850 to 180.0859.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS. The following exhibits are filed as part of the Registration Statement or, where so indicated, have previously been filed with the Commission by Registrant and are incorporated herein by reference.

NOTE: To maintain a set of exhibit reference numbers consistent with Registrant's prior filings under the Securities Act of 1933 and the Securities Act of 1934, Registrant has intentionally omitted exhibit reference numbers which pertain to exhibits which are not applicable or in effect. Except as specifically noted below, all of the exhibits identified are filed herewith.


 Exhibit
 Number   Description
       2  Agreement and Plan of Merger by and among SFSC and Waterford
          Bancshares, Inc. (incorporated from Exhibit A to the Prospectus).

     3.1 Articles of Incorporation of the Registrant as Amended and Restated effective April 21, 1993. (7)

     3.2 Bylaws of Registrant, as amended and restated effective February 24, 1993. (1)

       5  Opinion of Reinhart, Boerner, Van Deuren, Norris & Rieselbach s.c.


       8  Opinion of Davis & Kuelthau, S.C.

    10.1  Lease between the Bank (formerly State Bank, Hales Corners) and Hales
          Corners Development Corporation (10708 West Janesville Road, Hales
          Corners, Wisconsin). (2)

    10.2  Lease between the Bank (formerly State Bank, Hales Corners) and Hales
          Corners Development Corporation (576W17655 Janesville Road, Muskego,
          Wisconsin). (3)

    10.3  Lease between the Bank (formerly Edgewood Bank) and
          Edgewood Plaza Joint Venture (4811 South 76th Street, Greenfield,
          Wisconsin). (3)

    10.6  Lease between the Bank (formerly University National Bank) and
          Northeast Corporate Center (7020 North Port Washington Road,
          Milwaukee, Wisconsin). (3)

    10.7  Deferred Compensation Agreement between Registrant and Jerome
          J. Holz dated December 6, 1980. (3)

   10.10  Employee Stock Ownership Plan and Employee Stock
          Ownership Trust Agreement. (4)

   10.13  Lease between the Bank (formerly University National Bank) and
          Downer Investments (2650 North Downer Avenue, Milwaukee,
          Wisconsin) (5)

   10.14  Agreement and Plan of Reorganization between Registrant and
          Eastbrook State Bank, dated January 22, 1992, as amended and restated.
          (6)

   10.15 Branch Purchase and Assumption Agreement between Eastbrook State Bank and North Shore Bank, FSB, dated December 29, 1992. (1)

      13 Registrant's Annual Report to security holders for the fiscal year ended December 31, 1994.*

      22  Subsidiaries of Registrant. (8)

    23.1  Consent of Ernst & Young LLP.

    23.2  Consent of Davis & Kuelthau, S.C.

    23.3  Consent of Robert W. Baird & Co., Incorporated

      24  Power of Attorney (included on signature page to Registration
          Statement)

      27  Financial Data Schedule

    99.1  State Financial Services Corporation 1990 Stock Option/Stock
          Appreciation Rights and Restricted Stock Plan for Key Officers and
          Employees, as amended on March 10, 1993. (1)

    99.2  State Financial Services Corporation 1990 Director Stock Option
          Plan, as amended March 10, 1993. (1)

    99.3  State Financial Services Corporation Supplemental Executive
          Retirement Plan for Michael J. Falbo effective November 22, 1994. (8)

    99.4  Registrant's Proxy Statement relating to its Annual Meeting of
          Shareholders held on April 26, 1995.*

    99.5  Registrant's Annual Report on Form 10-K for the year ended December
          31, 1994.*

    99.6  Registrant's quarterly report on Form 10-Q for the quarter ended
          March 31, 1995.*

    99.7  Form of Proxy Card for Special Meeting of Waterford Bancshares, Inc.*
- --------------------------------------------------------------------------------
   (1)    Incorporated by reference from Registrant's annual report on
          Form l0-K for the fiscal year ended December 31, 1992.

   (2) Incorporated by reference from Registrant's registration statement on Form S-1, Registration Number 33-31517 (the "Form S-1")
          (dated October 11, 1989).

   (3)    Incorporated by reference from Amendment No. 1 to the Form S-1,
          (dated December 6, 1989).

   (4)    Incorporated by reference from Amendment No. 2 to the Form S-1
          (dated March 6, 1989).

   (5) Incorporated by reference from Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1991.

   (6)    Incorporated by reference from Exhibit 2.1 to Amendment No. 3 to
          Registrant's registration statement on Form S-4, Registration
          Number 33-46280, dated May 3, 1992.

   (7) Incorporated by reference from Registrant's annual report on Form 10-K for the fiscal year ended December 31, 1993.

   (8) Incorporated by reference from Registrant's annual report on form 10-K for the fiscal year ended December 31, 1994.

    *     Previously Filed.

ITEM 22.  UNDERTAKINGS.
     (a)  Undertakings Pursuant to Item 512 of Regulation S-K.
          (a)  The undersigned Registrant hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement
          (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                    (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as emended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          (g) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public re-offering of the securities registered hereunder through use of a Prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such Re-offering Prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed to be underwriters, in addition to the information called for by the other items of the applicable form.

               (2) The registrant undertakes that every Prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with the re-offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment for the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Additional Undertakings Pursuant to Item 22 of Form S-4.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing of Form S-4 and has duly caused this Amendment No. 2 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hales Corners, Wisconsin on the 18th day of July, 1995.


STATE FINANCIAL SERVICES CORPORATION

     By:  /s/  Michael J. Falbo
          ------------------------------------
               Michael J. Falbo, President and
                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Michael J. Falbo as his or her attorney in fact, to sign and to file any amendments, including post effective amendments, to this Registration Statement.

PRINCIPAL EXECUTIVE OFFICERS


       *                     Chairman of the Board and Vice     July 18, 1995
- ------------------           President
Jerome J. Holz



/s/ Michael J. Falbo         President and Chief Executive      July 18, 1995
- ---------------------        Officer
Michael J. Falbo



       *                     Vice President, Controller, and    July 18, 1995
- ------------------------     Chief Financial Officer
Michael A. Reindl



DIRECTORS


       *                     Director                           July 18, 1995
- ------------------------
Jerome J. Holz



/s/ Michael J. Falbo         Director                           July 18, 1995
- ------------------------
Michael J. Falbo



       *                     Director                           July 18, 1995
- ------------------------
Richard A. Horn



       *                     Director                           July 18, 1995
- ------------------------
Barbara E. Holz-Weis



       *                     Director                           July 18, 1995
- ------------------------
Robert R. Spitzer



       *                     Director                           July 18, 1995
- ------------------------
David M. Stamm



* By: /s/ Michael J. Falbo
      ----------------------
      Michael J. Falbo,
      Attorney in Fact